Execution Copy

                            ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

                           AGWAY ENERGY PRODUCTS, LLC,

                          AGWAY ENERGY SERVICES, INC.,

                         AGWAY ENERGY SERVICES PA, INC.,

      AGWAY, INC. (solely for purposes of Sections 2.5(b), 7.13 and 7.19),

                                       AND

                             SUBURBAN PROPANE, L.P.

                          Dated as of November 10, 2003




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                                TABLE OF CONTENTS

                                                                            Page


Article I         DEFINITIONS.................................................1

         1.1      Certain Definitions.........................................1

         1.2      Terms Defined Elsewhere in this Agreement...................9

         1.3      Other Definitional and Interpretive Matters................11

Article II        PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES.....12

         2.1      Purchase and Sale of Assets................................12

         2.2      Excluded Assets............................................15

         2.3      Assumption of Liabilities..................................16

         2.4      Excluded Liabilities.......................................17

         2.5      Further Conveyances and Assumptions; Consent of
                    Third Parties............................................18

         2.6      Bulk Sales Laws............................................19

         2.7      Purchase Price Allocation..................................19

Article III       CONSIDERATION..............................................20

         3.1      Consideration..............................................20

         3.2      Purchase Price Deposit.....................................20

         3.3      Payment of Purchase Price; Funding of Certain Escrows;
                    Non-Competition Payments.................................21

         3.4      Working Capital Adjustment.................................21

         3.5      Accounts Receivable Credit Balance Adjustment..............23

Article IV        CLOSING AND TERMINATION....................................26

         4.1      Closing Date...............................................26

         4.2      Deliveries by Sellers......................................26

         4.3      Deliveries by Purchaser....................................27

         4.4      Termination of Agreement...................................28

         4.5      Procedure Upon Termination.................................29

         4.6      Effect of Termination......................................30

         4.7      Expense Reimbursement and Break-Up Fee.....................30

Article V         REPRESENTATIONS AND WARRANTIES OF SELLERS..................31

         5.1      Organization and Good Standing.............................31



                                        i
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                                TABLE OF CONTENTS
                                  (continued)
                                                                            Page

         5.2      Authorization of Agreement.................................31

         5.3      Conflicts; Consents of Third Parties.......................32

         5.4      Financial Statements.......................................32

         5.5      No Undisclosed Liabilities.................................33

         5.6      Purchased Assets...........................................33

         5.7      Absence of Certain Developments............................34

         5.8      Taxes......................................................34

         5.9      Real Property..............................................35

         5.10     Tangible Personal Property.................................36

         5.11     Intellectual Property......................................36

         5.12     Material Contracts.........................................36

         5.13     Employee Benefits..........................................37

         5.14     Labor......................................................38

         5.15     Litigation.................................................38

         5.16     Compliance with Laws; Permits..............................39

         5.17     Environmental Matters......................................39

         5.18     Financial Advisors.........................................40

         5.19     Accounts Receivable........................................40

         5.20     Inventory..................................................40

         5.21     Significant Suppliers......................................40

         5.22     Insurance..................................................41

         5.23     Absence of Certain Business Practices......................41

         5.24     No Other Representations or Warranties; Schedules..........41

Article VI        REPRESENTATIONS AND WARRANTIES OF PURCHASER................42

         6.1      Organization and Good Standing.............................42

         6.2      Authorization of Agreement.................................42

         6.3      Conflicts; Consents of Third Parties.......................43

         6.4      Litigation.................................................43

         6.5      Financial Advisors.........................................43



                                       ii
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                                TABLE OF CONTENTS
                                  (continued)

                                                                            Page

         6.6      Financial Capability.......................................43

         6.7      Condition of the Business..................................44

Article VII       COVENANTS..................................................44

         7.1      Access to Information......................................44

         7.2      Conduct of the Business Pending the Closing................45

         7.3      Consents...................................................47

         7.4      Regulatory Approvals.......................................47

         7.5      Alternative Transaction....................................48

         7.6      Further Assurances.........................................49

         7.7      Confidentiality............................................49

         7.8      Preservation of Records....................................50

         7.9      Publicity..................................................50

         7.10     Contacts with Suppliers and Customers......................50

         7.11     Bonds......................................................50

         7.12     Supplementation and Amendment of Schedules.................50

         7.14     Agway Name.................................................51

         7.16     Industrial Site Recovery Act...............................52

         7.17     Tax Clearance Certificates; Reserve for Taxes..............53

         7.18     Formation of LLC...........................................53

         7.19     Assumption, Assignment and Transfer by Agway...............53

         7.20     Conveyance of Title........................................53

Article VIII      EMPLOYEES AND EMPLOYEE BENEFITS............................54

         8.1      Employment.................................................54

         8.2      Employee Benefits..........................................54

Article IX        CONDITIONS TO CLOSING......................................56

         9.1      Conditions Precedent to Obligations of Purchaser...........56

         9.2      Conditions Precedent to Obligations of Sellers.............57

         9.3      Conditions Precedent to Obligations of Purchaser and
                    Sellers..................................................57

         9.4      Frustration of Closing Conditions..........................58



                                       iii
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                                TABLE OF CONTENTS
                                  (continued)

                                                                            Page

Article X         INDEMNIFICATION............................................58

         10.1     Survival of Representations and Warranties.................58

         10.2     Indemnification by Sellers.................................58

         10.3     Indemnification by Purchaser...............................59

         10.4     Indemnification Procedures.................................60

         10.5     Certain Limitations on Indemnification.....................61

         10.6     Calculation of Losses......................................63

         10.7     Characterization of Indemnity Payments.....................63

         10.8     No Consequential Damages...................................64

         10.9     Exclusive Remedy...........................................64

         10.10    Environmental Liabilities and the Environmental Indemnity
                    Escrow Fund..............................................64

Article XI        MISCELLANEOUS..............................................67

         11.1     Payment of Sales, Use or Similar Taxes.....................67

         11.2     Insurance..................................................68

         11.3     Expenses...................................................68

         11.4     Injunctive Relief..........................................68

         11.5     Submission to Jurisdiction; Consent to Service of Process..69

         11.6     Waiver of Right to Trial by Jury...........................69

         11.7     Entire Agreement; Amendments and Waivers...................69

         11.8     Governing Law..............................................70

         11.9     Notices....................................................70

         11.10    Severability...............................................70

         11.11    Binding Effect; Assignment.................................71

         11.12    Non-Recourse...............................................71

         11.13    Counterparts...............................................71


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                                TABLE OF CONTENTS
                                  (continued)


Schedules

1.1(a)            Knowledge of Sellers
1.1(b)            Purchased Contracts
1.1(c)            Excluded Contracts
1.1(d)            Intellectual Property Licenses Granted to Third Parties
2.1(m)            Automotive Parts
2.1(n)            Bulk Plant Equipment
2.2(d)            Excluded Intellectual Property
2.2(i)            Surety Bonds
2.5(c)            Receipt of Benefit of Contracts
3.4(b)(i)         Agreed Principles
3.4(b)(ii)        Average Working Capital
5.3(a)            Conflicts
5.3(b)            Consents
5.5               Undisclosed Liabilities
5.6               Exceptions to Good Title
5.7               Absence of Certain Developments
5.8               Taxes
5.9(a)            Real Property
5.9(b)            Highways
5.9(g)            Casualties and Condemnations
5.10              Tangible Personal Property
5.11              Intellectual Property
5.12(a)           Material Contracts Related to Former Real Property
5.12(b)           Defaults
5.13(a)           Employee Benefits
5.13(c)           Qualified Plans
5.13(e)           Continuing Benefits
5.13(f)           Maintenance of Employee Benefit Plans
5.13(g)           Increases and Acceleration of Employee Benefits
5.14(a)           Labor and Collective Bargaining Agreement
5.14(b)           Labor
5.14(c)           Delinquent Payments to Transferred Employees
5.15              Litigation
5.16(a)           Violation of Laws
5.16(b)           Default of Permits
5.16(c)           Notice of Violation of Laws
5.17              Environmental Matters
5.18              Financial Advisors
5.21              Significant Suppliers
5.22              Insurance


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                                TABLE OF CONTENTS
                                  (continued)


5.23              Absence of Certain Business Practices
6.3               No Conflicts
6.5               Purchaser's Financial Advisors
7.2               Exceptions to Conduct of Business
7.17              Tax Clearance Certificates
7.19              Agway, Inc. Purchased Contracts
8.1               Exceptions to Compensation
8.2(e)(i)         Incentive and Severance Plans
8.2(e)(ii)        Executives
9.1(d)            Consent to Assignment of Material Contracts
9.3(e)            Consents

Exhibits

A                 Approval Order
B                 Bidding Procedures Order
C                 Purchase Price Deposit Escrow Agreement
D                 General Escrow Agreement
E                 Bill of Sale
F                 Assignment and Assumption Agreement
G                 Sellers' Non-Competition
H                 Transition Services Agreement
I                 Compensation Order
J                 Environmental Indemnity Escrow Agreement
K                 Power of Attorney

                            ASSET PURCHASE AGREEMENT


     ASSET PURCHASE AGREEMENT, dated as of November 10, 2003 (this "Agreement"), by and among Agway Energy Products, LLC, a Delaware limited liability company ("Energy LLC"), Agway Energy Services, Inc., a Delaware corporation ("Energy Services, Inc."), and Agway Energy Services PA, Inc., a Delaware corporation ("Services PA") (each a "Seller", collectively, "Sellers"), Suburban Propane, L.P., a Delaware limited partnership ("Purchaser") and Agway, Inc., a Delaware Corporation ("Agway"), solely for purposes of Sections 2.5(b), 7.13 and 7.19.

                              W I T N E S S E T H:

     WHEREAS, Agway, the parent of Sellers, commenced a case (the "Bankruptcy Case") under chapter 11 of title 11 of the United States Code, 11 U.S.C. Sections 101 et seq. (the "Bankruptcy Code"), on October 1, 2002, by filing voluntary petitions with the United States Bankruptcy Court for the Northern District of New York;

     WHEREAS, Sellers presently conduct the Business;

     WHEREAS, Sellers desire to sell, transfer and assign to Purchaser, and Purchaser desires to acquire and assume from Sellers, all of the Purchased Assets (as defined in Section 2.1) and Assumed Liabilities (as defined in
Section 2.3), all as more specifically provided herein;

     WHEREAS, certain terms used in this Agreement are defined in Section 1.1 and;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

                                   ARTICLE I

                                   DEFINITIONS

     1.1 Certain Definitions.

     For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

     "Affiliate" means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

     "Agway" means Agway, Inc., a Delaware corporation and debtor-in-possession.

     "Approval Order" means the order of the Bankruptcy Court, in the form attached hereto as Exhibit A which, among other things, authorizes Agway to cause Sellers to enter into this Agreement and otherwise approves this Agreement and all of the terms and conditions hereof and the transactions contemplated hereunder.

     "Bankruptcy Court" means the United States Bankruptcy Court for the Northern District of New York or any other court having jurisdiction over the Bankruptcy Case from time to time.

     "Bidding Procedures Hearing" means the hearing at which the Bankruptcy Court considers the approval of the Bidding Procedures and entry of the Bidding Procedures Order.

     "Bidding Procedures Motion" means the motion or motions to be filed by Agway, in form and substance reasonably acceptable to Purchaser and Sellers, seeking entry of the Bidding Procedure Order.

     "Bidding Procedures Order" means the order of the Bankruptcy Court, in the form attached hereto as Exhibit B, that, among other things, (i) approves the payment of the Expense Reimbursement and Break-Up Fee on the terms and conditions set forth in Section 4.7 hereof, and (ii) establishes a date by which bids for Alternative Transactions must be submitted by bidders and establishes procedures for the auction process.

     "Business" means the businesses of Sellers as currently or heretofore conducted.

     "Business Day" means any day of the year on which national banking institutions in New York are open to the public for conducting business and are not required or authorized to close.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Contract" means any contract, indenture, note, bond, lease or other written agreement.

     "Credit Balance Escrow Deposit" means the sum of Ten Million Dollars ($10,000,000).

     "Credit Balance Escrow Fund" means the Credit Balance Escrow Deposit together with all interest or income actually earned thereon pursuant to the Indemnity Escrow Agreement.

     "Customer Installations" means each installation of equipment owned by Sellers on the premises of its customers, and shall include all tanks, regulators, meters, fittings, tubings and any other related equipment.

     "Documents" means all files, documents, instruments, papers, books, reports, records, tapes, microfilms, photographs, letters, budgets, forecasts, ledgers, business records (to the extent requested by Purchaser), journals, title policies, customer lists and files, regulatory filings, operating data and plans, technical documentation (design specifications, functional requirements, operating instructions, logic manuals, flow charts, etc.), user documentation (installation guides, user manuals, training materials, release notes, working papers, etc.), marketing documentation (sales brochures, flyers, pamphlets, web pages, etc.), and other similar materials related primarily to the Business and the Purchased Assets in each case whether or not in electronic form.

     "Employee" means all individuals, as of the date hereof, who are employed by Sellers in connection with the Business, together with individuals who are hired in respect of the Business after the date hereof and prior to the Closing.

     "Environmental Law" means any foreign, federal, state or local statute, regulation, ordinance, or rule of common law relating to the protection of human health and safety or the environment including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C.ss. 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App.ss. 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C.ss. 6901 et seq.), the Clean Water Act (33 U.S.C.ss. 1251 et seq.), the Clean Air Act (42 U.S.C.ss. 7401 et seq.) the Toxic Substances Control Act (15 U.S.C.ss. 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C.ss. 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. ss. 651 et seq.), and the regulations promulgated pursuant thereto.

     "Environmental Indemnity Escrow Agreement" means the Environmental Indemnity Escrow Agreement to be dated as of the Closing Date by and among Sellers, Purchaser and the Escrow Agent substantially in the form of Exhibit J hereto.

     "Environmental Indemnity Escrow Deposit" means the sum of Fifteen Million Dollars ($15,000,000).

     "Environmental Indemnity Escrow Fund" means the Environmental Indemnity Escrow Deposit together with any and all interest or income actually earned thereon pursuant to the Environmental Indemnity Escrow Agreement.

     "ERISA" means the Employment Retirement Income Security Act of 1974, as amended.

     "Escrow Agent" means National City Bank in its capacity as Escrow Agent under each of the Purchase Price Deposit Escrow Agreement, the General Escrow Agreement, and the Environmental Indemnity Escrow Agreement.

     "Excluded Contracts" means the Contracts listed on Schedule 1.1(c).

     "FCC Licenses" means Sellers' licenses granted by the United States Federal Communications Commission with respect to radio dispatch equipment of Sellers.

     "Former Real Property Liabilities" means all Liabilities of Sellers arising out or in connection with (i) the real property formerly owned by any Seller located in Macungie, Pennsylvania and which is a subject of the Amended and Restated Asset Purchase Agreement, by and between Buckeye Terminal, LLC and Energy LLC, dated as of June 30, 2000, (ii) the real property formerly owned or leased by any Seller located in Freedom, Pennsylvania and Pittston, Pennsylvania and which is a subject of the Purchase Agreement, by and between Agway Petroleum Corp. and Scranton-Altoona Terminals Corp., dated as of August 7, 1997 and (iii) any Liabilities of any Seller under the agreements referred to in clauses (i) and (ii) above for matters other than indemnification with respect to environmental Liabilities.

     "Furniture and Equipment" means all furniture, fixtures, furnishings, equipment, tools, machinery, vehicles, leasehold improvements, tanks, and other tangible personal property owned or used by Sellers in the conduct of the Business, wherever located and including all such artwork, desks, chairs, tables, Hardware, copiers, telephone lines and numbers, telecopy machines and other telecommunication equipment, cubicles and miscellaneous office furnishings and supplies.

     "GAAP" means generally accepted accounting principles in the United States as of the date hereof.

     "General Escrow Agreement" means the General Escrow Agreement to be dated as of the Closing Date by and among Sellers, Purchaser and the Escrow Agent substantially in the form of Exhibit D hereto.

     "General Indemnity Escrow Deposit" means the sum of Four Million Dollars ($4,000,000).

     "General Indemnity Escrow Fund" means the General Indemnity Escrow Deposit together with all interest or income actually earned thereon pursuant to the General Escrow Agreement.

     "Governmental Body" or "Governmental Bodies" means any one or more governments or governmental or regulatory bodies thereof, or political subdivisions thereof, whether foreign, federal, state, or local, or any one or more agencies, instrumentalities or authorities thereof, or any one or more courts or arbitrators (public or private).

     "Hardware" means any and all computer and computer-related hardware, including, but not limited to, computers, file servers, facsimile servers, scanners, color printers, laser printers and networks.

     "Hazardous Material" means any substance, material or waste which is regulated by any Government Body including, without limitation, petroleum and its by-products, asbestos, and any material or substance which is defined as a "hazardous waste," "hazardous substance," "hazardous material," "restricted hazardous waste," "industrial waste," "solid waste," "contaminant," "pollutant," "toxic waste" or "toxic substance" under any provision of Environmental Law.

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "Indebtedness" of any Person means, without duplication, (i) the principal of and premium (if any) in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the Ordinary Course of Business); (iii) all obligations of such Person under leases required to be capitalized in accordance with GAAP; (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction; (v) all obligations of the type referred to in clauses (i) through (iv) of other Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and
(vi) all obligations of the type referred to in clauses (i) through (v) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).

     "Intellectual Property Licenses" means (i) any grant to a third Person of any right to use any of the Purchased Intellectual Property owned by any Seller, and (ii) any grant to Sellers of a right to use a third Person's intellectual property rights which is necessary for the use of any Purchased Intellectual Property which is not owned by any Seller.

     "Inventory" means (i) Sellers' inventory of appliances owned by Sellers and located at Sellers' Properties at the opening of business on the Closing Date;
(ii) Sellers' inventory of Products owned by Sellers at the opening of business on the Closing Date, wherever located including, at one of Sellers' Properties or on the premises of one of the active customers of Sellers or in transit; and
(iii) Sellers' inventory of tanks, parts and fittings owned by Sellers and located at one of Sellers' Properties or in transit at the opening of business on the Closing Date.

     "IRS" means the Internal Revenue Service.

     "ISRA" means the Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et. seq., and the regulations promulgated thereunder and any amendments and successors thereto.

     "Knowledge of Sellers" means the actual knowledge after reasonable due inquiry of those Persons with respect to Sellers as identified on Schedule 1.1(a) hereto.

     "Law" means any federal, state, local or foreign law, statute, code, ordinance, rule or regulation.

     "Legal Proceeding" means any judicial, administrative or arbitral actions, suits or proceedings (public or private) by or before a Governmental Body.

     "Liability" or "Liabilities" means any debt, liability or obligation (whether direct or indirect, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due), and including all costs and expenses relating thereto.

     "Lien" means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude or transfer restriction under any shareholder or similar agreement.

     "Material Adverse Effect" means (i) a material adverse effect on the Business, assets, properties, results of operations or financial condition of Sellers (taken as a whole), or (ii) a material adverse effect on the ability of Sellers to consummate the transactions contemplated by this Agreement, other than an effect resulting from an Excluded Matter. "Excluded Matter" means any one or more of the following: (i) the effect of any change in the United States or foreign economies or securities or financial markets in general, unless such events materially and adversely affect the Business; (ii) the effect of any change that generally affects any industry in which any Seller operates; (iii) the effect of any change arising in connection with earthquakes, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof, unless such events materially and adversely affect the Business; (iv) the effect of any action taken by Purchaser or its Affiliates with respect to the transactions contemplated hereby or with respect to Sellers, including their respective employees; (v) the effect of any changes in applicable Laws or accounting rules; or (vi) any effect resulting from the public announcement of this Agreement, compliance with terms of this Agreement or the consummation of the transactions contemplated by this Agreement.

     "Order" means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Body.

     "Ordinary Course of Business" means the ordinary and usual course of normal day-to-day operations of the Business through the date hereof consistent with past practice.

     "Permits" means any approvals, authorizations, consents, licenses, permits or certificates of a Governmental Body.

     "Permitted Exceptions" means (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance which have been made available to Purchaser by Seller; (ii) statutory liens for current Taxes, assessments or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings provided an appropriate reserve is established therefor; (iii) mechanics', carriers', workers', repairers' and similar

Liens arising or incurred in the Ordinary Course of Business; (iv) zoning, entitlement and other land use and environmental regulations by any Governmental Body provided that such regulations have not been violated; (v) title of a lessor under a capital or operating lease; (vi) any licenses to intellectual property of Sellers that have been granted by Sellers to third parties set forth in Schedule 1.1(d); and (vii) such other imperfections in title, charges, easements, restrictions and encumbrances which would not have a Material Adverse Effect or impair Purchaser's ability to continue to utilize Sellers' Properties in their present manner in any material respect.

     "Person" means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

     "Products" means any and all products developed, manufactured, marketed, leased or sold by Sellers.

     "Purchase Price Deposit" means the sum of Ten Million Five Hundred Thousand Dollars ($10,500,000).

     "Purchase Price Deposit Escrow Agreement" means the Purchase Price Deposit Escrow Agreement of even date herewith by and among Sellers, Purchaser and the Escrow Agent in substantially the form of Exhibit C hereto.

     "Purchase Price Deposit Escrow Fund" means the Purchase Price Deposit together with any and all interest or income actually earned thereon pursuant to the Purchase Price Escrow Agreement.

     "Purchased Contracts" means all Contracts related to the Business to which any of Sellers are parties or otherwise bound as set forth on Schedule 1.1(b), other than Excluded Contracts.

     "Purchased Intellectual Property" means all intellectual property rights owned by Sellers, but excluding the Excluded Intellectual Property, that are used by Sellers in connection with, arising from, or in respect of, the Business as follows: (i) all patents and applications therefor, including continuations, divisionals, continuations-in-part, or reissue patent applications and patents issuing thereon (collectively, "Patents"), (ii) all trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain name registrations and corporate names and general intangibles of a like nature, including, all of Sellers' rights, title and interest to use the "AGWAY" name as a trade name and service name solely in connection with the Business and in accordance with and subject to Section 7.14, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof, (collectively, "Marks"), (iii) copyrights and registrations and applications therefor and works of authorship, and mask work rights, in each case used primarily in connection with the Business, (collectively, "Copyrights") and (iv) all Software and Technology of Sellers used in connection with the Business.

     "Release" means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.

     "Remedial Action" means all actions required by any Environmental Laws to
(i) clean up, remove, treat or in any other way address any Hazardous Material;
(ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care; or (iv) to correct a condition of non-compliance with Environmental Laws.

     "Sale Motion" means the motion or motions to be filed by Agway, in form and substance reasonably acceptable to Purchaser and Sellers, seeking entry of the Approval Order.

     "Software" means, except to the extent generally available for purchase from a third Person, any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, filmwork, development tools, templates, menus, buttons and icons, and (iv) all documentation including user manuals and other training documentation related to any of the foregoing.

     "Tangible Property" means the Purchased Assets which are tangible property and transferred to Purchaser pursuant to Sections 2.1(b), 2.1(e), 2.1(j), 2.1(l) and 2.1(n).

     "Tax Authority" means any state or local government, or agency, instrumentality or employee thereof, charged with the administration of any law or regulation relating to Taxes.

     "Tax Return" means all returns, declarations, reports, estimates, information returns and statements required to be filed in respect of any Taxes.

     "Taxes" means (i) all federal, state, local or foreign taxes, charges, or other assessments, including, without limitation, all net income, gross receipts, capital, sales, use, motor fuel, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes and (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Tax Authority in connection with any item described in clause (i).

     "Technology" means, collectively, all designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all related technology, that are used in, incorporated in, embodied in, displayed by or relate to, or are used or useful in the design, development, reproduction, maintenance or modification of, any of the Products.

     "WARN" means the Worker Adjustment and Retraining Notification Act of 1988, as amended.

     1.2 Terms Defined Elsewhere in this Agreement. For purposes of this Agreement, the following terms have meanings set forth in the sections indicated:

   Term                                                   Section
   ----                                                   -------

   Accounting Referee                                     2.7(b)(ii)
   Actual Heating Degree Days                             3.5(b)
   Agreed Principles                                      3.4(a)
   Allocation Objection Notice                            2.7(b)(i)
   Allocation Response Period                             2.7(b)(i)
   Allocation Schedule                                    2.7(b)
   Alternative Transaction                                7.5
   Antitrust Laws                                         7.4(b)
   Audited Year-End Financial Statements                  5.4
   Automotive Equipment                                   2.1(m)
   Average Heating Day Degrees                            3.5(b)
   Average Net Working Capital                            3.4(a)
   Asset Basis                                            2.7(a)
   Assumed Liabilities                                    2.3
   Balance Sheet                                          5.4
   Balance Sheet Date                                     5.4
   Bankruptcy Case                                        Recitals
   Bankruptcy Code                                        Recitals
   Bonds                                                  2.2(i)
   Break-Up Fee                                           4.7(a)
   Budget Price                                           3.5(b)
   Burn Rate                                              3.5(b)
   Cash Settlement of Credit Balances                     3.5(a)
   Closing                                                4.1
   Closing Date                                           4.1
   Closing Date Balance Sheet                             3.4(a)
   Closing Statement                                      3.4(a)
   Closing Working Capital                                3.4(a)
   COBRA                                                  5.13(e)
   Confidentiality Agreement                              7.7
   Copyrights                                             1.1 (in Purchased
                                                          Intellectual Property

   Term                                                   Section
   ----                                                   -------

                                                          definition)
   Credit Balance Settlement Statement                    3.5(a)
   Deductible                                             10.5(b)(ii)
   De Minimis                                             10.5(b)(i)
   Employee Benefit Cap                                   8.2(e)
   Employee Benefit Plans                                 5.13(a)
   Energy LLC                                             Recitals
   Energy Services, Inc.                                  Recitals
   Environmental Liabilities                              0
   Equity                                                 7.5
   ERISA Affiliate                                        5.13(a)
   Estimated Closing Working Capital                      3.4(a)
   Excluded Assets                                        2.2
   Excluded Bonus Amounts                                 8.2(e)
   Excluded Intellectual Property                         2.2(d)
   Excluded Liabilities                                   2.4
   Expenses                                               10.3(a)(iii)
   Expense Reimbursement                                  4.7(b)
   Final Cash Settlement of Credit Balances               3.5(f)
   Final Unaudited Interim Financial Statements           5.4
   Final Working Capital                                  3.4(f)
   Financial Statements                                   5.4
   Heating Degree Day                                     3.5(b)
   Heating Degree Day Deficit                             3.5(b)
   Initial Unaudited Interim Financial Statements         5.4
   ISRA Closing Compliance                                7.16(a)(ii)
   Leased Real Property                                   5.9(a)
   LNA                                                    7.16(a)(i)
   LLC I                                                  7.18
   LLC II                                                 7.18
   Losses                                                 10.2(a)(i)
   Marks                                                  1.1 (in Purchased
                                                          Intellectual Property
                                                          definition)
   Material Contract                                      5.12
   Minimum Guarantee                                      8.2(a)
   Multiemployer Plans                                    5.13(a)
   Multiple Employer Plans                                5.13(a)
   Net Working Capital                                    3.4(a)
   NJDEP                                                  7.16(a)
   Number of Budget Program Customers at Closing          3.5(b)
   Other AGWAY Marks                                      7.14(b)(v)

   Term                                                   Section
   ----                                                   -------

   Owned Properties                                       5.9
   Patents                                                1.1 (in Purchased
                                                          Intellectual Property
                                                          definition)
   Pension Plans                                          5.13(b)
   Pre-Closing Breaches of Purchased Contracts            2.4(i)
   Pre-Existing Hazardous Materials                       10.10(a)
   Property                                               10.10(a)
   Purchased Assets                                       2.1
   Purchase Price                                         3.1
   Purchaser                                              Recitals
   Purchaser Documents                                    6.2
   Purchaser Indemnified Parties                          10.2(a)
   Purchaser Plans                                        8.2(a)
   Qualified Plans                                        5.13(c)
   Real Property Lease                                    5.9
   Remediation                                            10.10(a)
   Remediation Agreement                                  7.16(a)(ii)
   Revised Statements                                     2.7
   Securities Act                                         7.1
   Seller Group                                           7.5
   Seller Indemnified Parties                             10.3(a)
   Sellers                                                Recitals
   Sellers Documents                                      5.2
   Sellers' Non-Competition Agreement                     4.2(g)
   Sellers' Policies                                      10.10(e)(i)
   Sellers' Property                                      5.9
   Services PA                                            Recitals
   Significant Suppliers                                  5.21
   Survival Period                                        10.1
   State Tax Liabilities                                  7.17
   Tax Clearance Certificates                             7.17
   Tax Escrow                                             10.5(b)(iii)
   Termination Date                                       4.4(a)
   Title IV Plans                                         5.13(a)
   Transferred Employees                                  8.1(a)
   Unaudited Year-End Financial Statements                5.4
   Unresolved Claims                                      10.7
   Warm Weather Adjustment                                3.5(a)

     1.3 Other Definitional and Interpretive Matters

     (a) Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

     Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

     Dollars. Any reference in this Agreement to $ means U.S. dollars.

     Exhibits/Schedules. The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any matter or item disclosed on one schedule shall be deemed to have been disclosed on each other schedule to the extent that disclosure of such matter or item is manifest or obvious from a reading of the schedules as a whole. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

     Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

     Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any "Section" are to the corresponding Section of this Agreement unless otherwise specified.

     Herein. The words such as "herein," "hereinafter," "hereof," and "hereunder" refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

     Including. The word "including" or any variation thereof means "including, without limitation" and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

     (b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

                                   ARTICLE II

             PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES

     2.1 Purchase and Sale of Assets. On the terms and subject to the conditions set forth in this Agreement, at the Closing Purchaser shall purchase, acquire and accept from Sellers, and Sellers shall sell, transfer, assign, convey and deliver to Purchaser all of Sellers' right, title and interest in, to and under the Purchased Assets free and clear of all Liens of Agway's creditors. "Purchased Assets" shall mean the following assets of Sellers (but excluding the Excluded Assets) as of the Closing:

     (a) all accounts receivable of Sellers other than any accounts receivable arising out of or in connection with any Excluded Contract;

     (b) subject to Section 7.18, all Inventory used in connection with the Business;

     (c) all security deposits (including for rent, electricity, telephone and utilities) and all prepaid charges and expenses of Sellers other than (i) any customer security or other deposits and (ii) any security or other deposits, prepaid charges or expenses paid in connection with or relating to any Excluded Assets;

     (d) all rights, titles and interest of Sellers in and to each Owned Property and Real Property Lease, together, subject to Section 7.18, with all improvements, fixtures and other appurtenances thereto and rights in respect thereof as well as all condemnation awards, or insurance proceeds received or the right to receive insurance proceeds in connection with Owned Property or Leased Real Property condemned or as to which a casualty loss has occurred on or after the date hereof as and to the extent provided in Section 11.2;

     (e) subject to Section 7.18, the Furniture and Equipment (including each Seller's interest as lessee in any leases with respect to the foregoing);

     (f) the Purchased Intellectual Property other than the Excluded Intellectual Property;

     (g) the Purchased Contracts and all rights under any oral agreements that Seller has with those of its customers as to whom it has no written contracts, together with all security and guarantees in favor of Seller relating thereto other than customer security or other deposits;

     (h) all Documents that are used in, held for use in or intended to be used in, or that arise out of, the Business, including Documents relating to Products, services, marketing, advertising, promotional materials, Purchased Intellectual Property, personnel files for Transferred Employees and all files, customer files, vendor lists, referral lists and documents (including credit information), books, records, literature and correspondence, whether or not physically located on any of the premises referred to in clause (d) above, but excluding (i) personnel files for Employees of Sellers who are not Transferred Employees, (ii) such files as may be required under applicable Law regarding privacy, (iii) Documents which any Seller is not permitted to transfer pursuant to any contractual confidentiality obligation owed to any third party, and (iv) any Documents primarily related to or are required to realize the benefits of any Excluded Assets;

     (i) each of Sellers' Business as a going concern and all franchises and Permits used by Sellers in the Business (to the extent assignable);

     (j) subject to Section 7.18, all supplies owned by Sellers;

     (k) all rights of Sellers under non-disclosure or confidentiality, non-compete, or non-solicitation agreements with employees and agents of Sellers or with third parties to the extent relating to the Business or the Purchased Assets (or any portion thereof);

     (l) subject to Section 7.18, the Customer Installations;

     (m) the motor vehicles and replacement parts owned by Sellers as set forth on Schedule 2.1(m) (collectively, the "Automotive Equipment");

     (n) subject to Section 7.18, the bulk plant equipment set forth on Schedule 2.1(n);

     (o) all of Sellers' books and records pertaining to the customers and Purchased Contracts on the Closing Date, except general ledgers, tax returns, and related correspondence;

     (p) all of Sellers' rights, title and interests to use the Agway trade name and service name solely in connection with the Business and in accordance with and subject to Section 7.14;

     (q) the right to bill and receive payment for Products shipped or delivered by Sellers and services performed by Sellers but unbilled or unpaid as of the Closing;

     (r) the right to receive and retain correspondences related to the Business;

     (s) all rights of Sellers under or pursuant to all warranties, representations and guarantees made by suppliers, manufacturers and contractors to the extent relating to Products sold, or services provided, to Sellers or to the extent affecting any Purchased Assets other than any warranties, representations and guarantees pertaining to any Excluded Assets or Excluded Liability;

     (t) fax and telephone numbers of Sellers (including the call center);

     (u) all of the membership interests in LLC I (and the assets of LLC I which include all of the membership interests in LLC II);

     (v) FCC Licenses;

     (w) all goodwill and other intangible assets associated with the Business, including customer and supplier lists and the goodwill associated with the Purchased Intellectual Property; and

     (x) the "agwayenergy.com" domain name registration.

     2.2 Excluded Assets. The Purchased Assets shall not include any of Sellers' right, title or interest in or to the following Sellers' assets, properties, interests and rights in or to any of the following (collectively, the "Excluded Assets"):

     (a) all cash, cash equivalents, bank deposits or similar cash items of Sellers;

     (b) all (i) customer security or other deposits and (ii) security or other deposits and prepaid charges or expenses of Sellers paid in connection with or relating to any Excluded Assets;

     (c) the Excluded Contracts, including any personal property subject to any Excluded Contract and any accounts receivable arising out of or in connection with any Excluded Contract;

     (d) any intellectual property rights of Sellers set forth on Schedule 2.2(d) (the "Excluded Intellectual Property");

     (e) the "agway.com" domain name registration and the right to use "agway.com" as a domain name or otherwise;

     (f) any (i) confidential personnel and medical records pertaining to any Employee; (ii) other books and records that Sellers are required by Law to retain or that Sellers determine are necessary or advisable to retain, including, without limitation, Tax Returns, financial statements, and corporate or other entity filings; provided, however, that Purchaser shall have the right to make copies of any portions of such retained books and records that relate to the Business or any of the Purchased Assets; (iii) any information management systems of Sellers, other than those used or held for use primarily in the conduct of the Business; (iv) minute books, articles or certificates of incorporation, by-laws, limited liability company certificates or articles of formation, limited liability company operating agreements, all amendments thereto, stock ledgers and stock certificates of Sellers; (v) documents relating to proposals to acquire the Business by Persons other than Purchaser; (vi) personnel files for Employees of Sellers who are not Transferred Employees;
(vii) such files as may be required under applicable Law regarding privacy;
(viii) Documents which any Seller is not permitted without prior written consent to transfer pursuant to any contractual confidentiality obligation owed to any third party; and (ix) any Documents primarily related to or are required to realize the benefits of any Excluded Assets;

     (g) any claim, right or interest of any Seller in or to any refund, rebate, abatement or other recovery for Taxes, together with any interest due thereon or penalty rebate arising therefrom, for any Tax period (or portion thereof) ending on or before the Closing Date;

     (h) all amounts owed by any Affiliate of Sellers other than accounts receivable arising in the Ordinary Course of Business in connection with the sale of Product;

     (i) other than condemnation awards received or to which Sellers shall be entitled in connection with the Owned Property or the Leased Real Property and insurance proceeds received or the right to insurance proceeds in connection with Owned Property or Leased Real Property condemned or as to which a casualty has occurred on or after the date hereof as and to the extent provided in
Section 11.2 and any recovery under any insurance policies as and to the extent provided in Section 10.10, all insurance policies or rights to proceeds thereof relating to the assets, properties, business or operations of any Seller; and any surety bonds issued on behalf of or at the request of any Seller and any surety bond for which any Seller or Agway has contractually committed to indemnify the surety as set forth on Schedule 2.2(i) (collectively, the "Bonds");

     (j) any rights, claims or causes of action of any Seller against third parties relating to assets, properties, business or operations of any Seller arising out of events occurring on or prior to the Closing Date other than against third party vendors in connection with any warranty claim related to an Assumed Liability and any recovery under any insurance policies and from third parties for claims and causes of action to the extent provided in Section 10.10(e); and

     (k) any weather insurance policy or derivative instrument or the right to proceeds thereof relating to the mitigation of the effect of warm weather.

     2.3 Assumption of Liabilities. On the terms and subject to the conditions set forth in this Agreement, at the Closing Purchaser shall assume, effective as of the Closing, and shall timely perform and discharge in accordance with their respective terms, the following Liabilities of Sellers (collectively, the "Assumed Liabilities"):

     (a) all Liabilities of Sellers under the Purchased Contracts to the extent Purchased Contracts are assigned to Purchaser or Purchaser receives the benefit thereof and is not an Excluded Liability;

     (b) all Liabilities arising in connection with customer security or other deposits (notwithstanding that such deposits constitute Excluded Assets);

     (c) all Liabilities arising from the sale of Products in the Ordinary Course of Business pursuant to product warranties, product returns and rebates;

     (d) all Liabilities arising in connection with Sellers' accounts receivable credit balances;

     (e) accounts payable incurred in the Ordinary Course of Business existing on the Closing Date (including, for the avoidance of doubt, (i) invoiced accounts payable and (ii) accrued but uninvoiced accounts payable);

     (f) 50% of all transfer taxes and all other Taxes applicable to the transfer of the Purchased Assets pursuant to this Agreement in accordance with
Section 11.1(a);

     (g) Liabilities with respect to the Employees, including Liabilities in excess of the Employee Benefit Cap, but only as and to the extent provided in
Article VIII; and

     (h) all Liabilities relating to amounts required to be paid by Purchaser hereunder.

     2.4 Excluded Liabilities. Purchaser will not assume or be liable for any Excluded Liabilities. "Excluded Liabilities" shall mean the following Liabilities of Sellers or Agway arising out of, relating to or otherwise in respect of the Business and all other Liabilities not specifically assumed by Purchaser pursuant to Section 2.3 hereof:

     (a) all Liabilities arising out of Excluded Contracts;

     (b) except as otherwise provided in Section 2.3(f), all Liabilities for Taxes (i) for all taxable periods in the case of any Sellers and any of their respective Affiliates, and in the case of Taxes relating to the Excluded Assets,
(ii) for all taxable periods (or portions thereof as provided in Section 11.1(b)) ending on or prior to (or, to the extent attributable to the portion of such period ending on the Closing Date, including) the Closing Date, in the case of Taxes relating to the Purchased Assets and (iii) under any Tax allocation, sharing or similar agreement (whether oral or written);

     (c) all Liabilities relating to amounts required to be paid by Sellers hereunder;

     (d) any Liability of Sellers with respect to any Indebtedness for borrowed money, indebtedness under any working capital facilities, and bank overdrafts;

     (e) any Liability of Sellers arising out of any threatened or pending litigation or other claim whether asserted or unasserted to the extent related to events occurring on or prior to the Closing Date;

     (f) any Liabilities of Sellers to any Affiliates or current or former stockholders or members of Sellers to the extent related to events occurring or existing on or prior to the Closing Date;

     (g) all Liabilities with respect to the Employees and Employee Benefit Plans, except as and to the extent provided in Article VIII;

     (h) any Liabilities arising out of any action or inaction by Sellers or any fact or set of facts giving rise to any Liability to or claim by any third party for personal injury or property damage that is asserted on or after the Closing as a result of or arising out of the Business or Sellers' alleged negligent, reckless or intentional acts or omissions prior to the Closing;

     (i) any Liability or obligation relating to any breach or default under any Purchased Contract occurring prior to the Closing ("Pre-Closing Breaches of Purchased Contracts");

     (j) any Liability or obligation relating to the violation of any Law that arises out of or results from any act, omission or occurrence of Sellers prior to Closing;

     (k) the Former Real Property Liabilities; and

     (l) any Liability or obligation of Sellers which results from any breach or default by Seller under this Agreement.

     2.5 Further Conveyances and Assumptions; Consent of Third Parties.

     (a) From time to time following the Closing, Sellers shall, or shall cause its Affiliates to, make available to Purchaser such non-confidential data in personnel records of Transferred Employees as is reasonably necessary for Purchaser to transition such employees into Purchaser's records.

     (b) From time to time following the Closing, Sellers, Agway and Purchaser shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and acquaintances and such other instruments, and shall take such further actions, as may be reasonably necessary or appropriate to assure fully to Purchaser and its respective successors or assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to Purchaser under this Agreement and the Sellers Documents and to assure fully to Sellers and its Affiliates and their successors and assigns, the assumption of the liabilities and obligations intended to be assumed by Purchaser under this Agreement and the Sellers Documents, and to otherwise make effective the transactions contemplated hereby and thereby.

     (c) Nothing in this Agreement nor the consummation of the transactions contemplated hereby shall be construed as an attempt or agreement to assign any Purchased Asset, including any Contract, Permit, certificate, approval, authorization or other right, which by its terms or by Law is nonassignable without the consent of a third party or a Governmental Body or is cancelable by a third party in the event of an assignment ("Nonassignable Assets") unless and until such consent shall have been obtained. With respect to Material Contracts or Permits that are material for the Business as a going concern after the Closing Date, Sellers shall, and shall cause their Affiliates to, use their commercially reasonable efforts to cooperate with Purchaser at its request for up to 180 days following the Closing Date in endeavoring to obtain such consents promptly;

provided, however, that such efforts shall not require any Seller or any of their Affiliates to incur any expenses or Liabilities or provide any financial accommodation or to remain secondarily or contingently liable for any Assumed Liability or to initiate any litigation or legal proceedings to obtain any such consent. If any such consent is not obtained, or if any attempt at an assignment thereof would be ineffective or would affect the rights of Sellers thereunder so that Purchaser would not in fact receive all such rights, Sellers shall cooperate, at no expense to Sellers, with Purchaser to provide Purchaser with the economic benefits under such Purchased Asset, Contract, Permit, certificate, approval, authorization or other right. including, without limitation, the Purchased Contracts set forth on Schedule 2.5(c), provided that no Seller shall be obligated to continue as a going concern. Purchaser and Sellers, at no additional expense to Purchaser, shall use their respective commercially reasonable efforts to obtain, or cause to be obtained, any consent, substitution, approval or amendment required to novate all Liabilities under any and all Purchased Contracts or other Liabilities that constitute Assumed Liabilities or to obtain in writing the unconditional release of Sellers and their Affiliates so that, in any such case, Purchaser shall be solely responsible for such Liabilities.

     2.6 Bulk Sales Laws. Purchaser hereby waives compliance by Sellers with the requirements and provisions of any "bulk-transfer" Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Purchaser.

     2.7 Purchase Price Allocation.

     (a) Purchaser and Sellers agree that, for Purchaser's and Sellers' respective federal, state and local income tax purposes, the Purchase Price and the Assumed Liabilities (the "Asset Basis") shall be allocated among the Purchased Assets and Sellers' Non-Competition Agreement as set forth in Allocation Schedule (as provided below) and in a manner consistent with Section 1060 of the Code and the regulations thereunder.

     (b) Within a reasonable period of time following the Closing, but in no event later than forty five (45) days following the Closing Date, Purchaser shall prepare and deliver to Sellers a schedule (an "Allocation Schedule") allocating the Asset Basis among the Purchased Assets and the Sellers' Non-Competition Agreement.

          (i) Sellers shall have a period of ten (10) days after the delivery of the Allocation Schedule (the "Allocation Response Period") to present in writing to Purchaser notice of any objections Sellers may have to the allocations set forth therein (an "Allocation Objections Notice"). Unless Sellers timely object, or as otherwise require by law, such Allocation Schedule shall be binding on the parties without further adjustment.

          (ii) If Sellers shall raise any objections within the Allocation Response Period, Purchaser and Sellers shall negotiate in good faith and use their commercially reasonable efforts to resolve such dispute. If the parties fail to agree within five (5) days after the delivery of the Allocation Objections Notice, then Purchaser shall submit the Allocation Schedule, including modifications, if any, that Purchaser chooses to make as a result of its negotiations with Sellers, to Deloitte & Touche or such other independent accounting firm mutually agreed upon by Sellers and Purchaser (the "Accounting Referee") for resolution by it. The disputed items shall be submitted to the Accounting Referee within five (5) days following such failure to agree. The determination of the Accounting Referee shall be final and binding on the parties and shall not be subject to appeal. The Accounting Referee shall render such decision and report to Seller and Purchaser in writing, specifying the reasons for its decision in reasonable detail, not later than thirty (30) days after the item has been referred to it. The costs, fees and expenses of the Accounting Referee shall be borne equally by Sellers (collectively) and Purchaser.

          (iii) For all Tax purposes, Purchaser and Sellers agree to report the transactions contemplated by this Agreement in a manner consistent with the terms of this Agreement and the Allocation Schedule as finally determined, and agree that, except as otherwise required by law, neither of them will take any position inconsistent therewith in any Tax Return. In addition, to the extent there are accounts receivable credit balances and deferred revenue on the balance sheet of Sellers as at the Closing Date, Sellers will recognize the value of such accounts as ordinary income on their Tax Returns as appropriate or required by law.

                                  ARTICLE III

                                  CONSIDERATION

     3.1 Consideration. The aggregate consideration for the Purchased Assets shall be (a) an amount in cash equal to Two Hundred Six Million Dollars ($206,000,000) (the "Purchase Price"), subject to adjustment as provided in Sections 3.4, 3.5, 11.1(b) and 11.2, and (b) the assumption of the Assumed Liabilities.

     3.2 Purchase Price Deposit. Upon the execution of this Agreement, Purchaser shall immediately deposit with the Escrow Agent under the Purchase Price Deposit Escrow Agreement the sum of Ten Million Five Hundred Thousand Dollars ($10,500,000) by wire transfer of immediately available funds. Upon the terms and subject to the conditions of the Purchase Price Deposit Escrow Agreement, the Purchase Price Deposit Escrowed Fund shall be distributed as follows:

     (a) if the Closing shall occur, the Purchase Price Deposit Escrowed Fund shall be applied towards the Purchase Price payable by Purchaser to Sellers pursuant to Section 3.3 hereof;

     (b) if this Agreement is terminated by Sellers pursuant to Section 4.4(f), the Purchase Price Deposit Escrowed Fund shall be delivered to Sellers; or

     (c) if this Agreement is terminated other than pursuant to Section 4.4(f), the Purchase Price Deposit Escrow Fund shall be delivered to Purchaser.

     3.3 Payment of Purchase Price; Funding of Certain Escrows; Non-Competition Payments.

     (a) On the Closing Date, Purchaser shall pay to Sellers, by wire transfer of immediately available funds to an account designated in writing by Sellers prior to the Closing, the Purchase Price, less (i) the amount of the Purchase Price Deposit Escrowed Fund and (ii) Twenty-Nine Million Dollars ($29,000,000), representing the sum of the amounts of the General Indemnity Escrow Deposit, the Environmental Indemnity Escrow Deposit and the Credit Balance Escrow Deposit.

     (b) On the Closing Date, Purchaser shall deliver to the Escrow Agent under the General Escrow Agreement, by wire transfer of immediately available funds, the amount of Four Million Dollars ($4,000,000), representing the sum of the amounts of General Indemnity Escrow Deposit.

     (c) On the Closing Date, Purchaser shall deliver to the Escrow Agent under the Environmental Indemnity Escrow Agreement, by wire transfer of immediately available funds, the amount of Fifteen Million Dollars ($15,000,000), representing the sum of the amounts of the Environmental Indemnity Escrow Deposit.

     (d) On the Closing Date, Purchaser shall deliver to the Escrow Agent under the General Escrow Agreement, by wire transfer of immediately available funds, the amount of Ten Million Dollars ($10,000,000), representing the sum of the amounts of the Credit Balance Escrow Deposit.

     3.4 Working Capital Adjustment.

     (a) At least 10 days prior to the Closing Date, Sellers shall deliver to Purchaser an estimate of the Closing Working Capital (the "Estimated Closing Working Capital"), which shall be reasonably acceptable to Purchaser.

     (b) As promptly as practicable, but no later than forty-five (45) days after the Closing Date, Purchaser shall cause to be prepared and delivered to Sellers the Closing Statement (as defined below) and a certificate based on such Closing Statement setting forth Purchaser's calculation of Closing Working Capital. The closing statement (the "Closing Statement") shall fairly present in all material respects the consolidated Net Working Capital of the Business as of the end of business on the Closing Date ("Closing Working Capital"). "Net Working Capital" means (i) the sum of (A) trade and other accounts receivable net of reserves, (B) Inventory, (C) Sellers' prepaid expenses and other current assets (excluding Taxes related accounts, sales and use Tax, property Tax, deferred income Tax and other Tax on Products and excluding any and all accounts representing derivative assets established under the provisions of Statement of Financial Accounting Standards No. 133 for derivative instruments and hedging activities), and (D) notes and lease receivables, reduced by, without duplication, (ii) the sum of (A) trade and other accounts payable of Sellers (including any customer security or other deposits but excluding Taxes related accounts, sales and use Tax, property Tax, deferred income Tax or other Tax on Products but excluding any and all accounts representing derivative liabilities established under the provisions of Statement of Financial Accounting Standards No. 133 for derivative instruments and hedging activities), (B) accounts receivable credit balances of Sellers and
(C) without duplication, deferred revenue of Sellers, in each case as determined in accordance with the accounting principles set forth on Schedule 3.4(b)(i) (the "Agreed Principles"). The preparation of the Closing Statement shall be for the sole purpose of determining the difference between the Net Working Capital on the Closing Date and the Average Net Working Capital. For purposes hereof, "Average Net Working Capital" shall mean the arithmetic average of Net Working Capital as of the conclusion of each calendar month during the 12-month period ending on August 31, 2003 as set forth on Schedule 3.4(b)(ii).

     (c) If Sellers disagree with Purchaser's calculation of Closing Working Capital delivered pursuant to Section 3.4(b), Sellers may, within fifteen (15) days after delivery of the Closing Statement, deliver a notice to Purchaser disagreeing with such calculation and setting forth Sellers' calculation of such amount. Any such notice of disagreement shall specify those items or amounts as to which Sellers disagree, and Sellers shall be deemed to have agreed with all other items and amounts contained in the Closing Statement and the calculation of Closing Working Capital delivered pursuant to Section 3.4(b).

     (d) If a notice of disagreement shall be duly delivered pursuant to Section 3.4(c), Purchaser and Sellers shall, during the ten (10) days following such delivery, use their reasonable best efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the amount of Closing Working Capital, which amount shall not be less than the amount thereof shown in Purchaser's calculation delivered pursuant to Section 3.4(b) nor more than the amount thereof shown in Sellers' calculation delivered pursuant to
Section 3.4(c). If during such period, Purchaser and Sellers are unable to reach such agreement, they shall promptly thereafter cause the Accounting Referee to review this Agreement and the disputed items or amounts for the purpose of calculating Closing Working Capital (it being understood that in making such calculation, the Accounting Referee shall be functioning as an expert and not as an arbitrator). In making such calculation, the Accounting Referee shall consider only those items or amounts in the Closing Statement and Sellers' calculation of Closing Working Capital as to which Sellers has disagreed. The Accounting Referee shall deliver to Purchaser and Sellers, as promptly as practicable (but in any case no later than thirty (30) days from the date of engagement of the Accounting Referee), a report setting forth such calculation. Such report shall be final and binding upon Purchaser and Sellers. The cost of such review and report shall be borne equally by Purchaser and Sellers.

     (e) Purchaser and Sellers shall, and shall cause their respective representatives to, cooperate and assist in the preparation of the Closing Statement and the calculation of Closing Working Capital and in the conduct of the review referred to in this Section 3.4, including, without limitation, the making available to the extent necessary of books, records, work papers and personnel.

     (f) If the Final Working Capital exceeds the Average Net Working Capital, Purchaser shall pay to Sellers, in the manner and with interest as provided in
Section 3.4(g), the amount of such excess and, if the Final Working Capital is less than the Average Net Working Capital, Sellers shall pay to Purchaser, as an adjustment to the Purchase Price, in the manner and with interest as provided in
Section 3.4(g), the amount of such deficiency. "Final Working Capital" means Closing Working Capital (i) as shown in Purchaser's calculation delivered pursuant to Section 3.4(b) if no notice of disagreement with respect thereto is duly delivered pursuant to Section 3.4(c); or (ii) if such a notice of disagreement is delivered, (A) as agreed by Purchaser and Sellers pursuant to
Section 3.4(d) or (B) in the absence of such agreement, as shown in the Accounting Referee's calculation delivered pursuant to Section 3.4(d).

     (g) Any payment pursuant to Section 3.4(f) shall be made at a mutually convenient time and place within three (3) Business Days after Final Working Capital has been determined by wire transfer by Purchaser or Sellers, as the case may be, of immediately available funds to the account of such other party as may be designated in writing by such other party. The amount of any payment to be made pursuant to this Section 3.4 shall bear interest from and including the Closing Date to but excluding the date of payment at a rate per annum equal to the rate of interest published from time to time by the Wall Street Journal as the "prime rate" at large U.S. money center banks during the period from the Closing Date to the date of payment. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of three hundred sixty five (365) days and the actual number of days elapsed.

     3.5 Accounts Receivable Credit Balance Adjustment.

     (a) In the event that there is a Heating Degree Day Deficit (as defined below) that is greater than 2.0% of the Average Heating Degree Days (as defined below) for the period from September 15, 2003 through March 31, 2004, Purchaser shall be entitled to receive from the Credit Balance Escrow Fund the amount of the Warm Weather Adjustment (but shall not be entitled to receive the amount, if any, by which the Warm Weather Adjustment exceeds the amount of the Credit Balance Escrow Fund). For purposes hereof:

     "Warm Weather Adjustment" = (Heating Degree Day Deficit * Burn Rate * Budget Price * Number of Budget Program Customers at Closing) * (number of days between April 1, 2003 and the Closing Date / 365)

     As soon as practicable after March 31, 2004, but no later than April 15, 2004, Purchaser shall calculate the Warm Weather Adjustment, and deliver to Sellers the Accounts Receivable Credit Balance Settlement Statement based thereon (the "Credit Balances Settlement Statement") and a certificate based on such Credit Balance Settlement

Statement setting forth Purchaser's calculation of any disbursement of all or a portion of the Credit Balance Escrow Fund to Purchaser (the "Cash Settlement of Credit Balances"). No payment shall be made out of the Credit Balance Escrow Fund to Purchaser unless there is a Heating Degree Day Deficit of greater than 2.0% of the Average Heating Degree Days.

     (b) For purposes of this Section 3.5 the following terms shall have the following meanings:

          (i) "Average Heating Degree Days" means 6,084.

          (ii) "Actual Heating Degree Days" means the average of the cumulative heating degree days recorded at each of Sellers' 89 separate Heating Degree Day monitors across its marketing territory from September 15, 2003 through March 31, 2004.

          (iii) "Heating Degree Day Deficit" means Average Heating Degree Days minus Actual Heating Degree Days, which in any event shall be no less than zero.

          (iv) "Burn Rate" means 0.120 gallons per Heating Degree Day.

          (v) "Budget Price" means $1.399 per gallon.

          (vi) "Number of Budget Program Customers at Closing" means the number of customers at Closing as set forth on a certificate delivered by Sellers to Purchaser at the Closing, which certificate shall be reasonably acceptable to Purchaser.

     (c) If Sellers disagree with Purchaser's calculation of Credit Balance Settlement Statement delivered pursuant to Section 3.5(a), Sellers may, within ten (10) Business Days after delivery of the Credit Balance Settlement Statement, deliver a notice to Purchaser disagreeing with such calculation and setting forth Sellers' calculation of such amount. Any such notice of disagreement shall specify those items or amounts as to which Sellers disagree, and Sellers shall be deemed to have agreed with all other items and amounts contained in the Credit Balance Settlement Statement and the calculation of the Credit Balance Settlement Statement delivered pursuant to Section 3.5(a). Purchaser shall provide or make available to Sellers such information as they may reasonably request to verify the information contained in the "Credit Balance Settlement Statement" including, without limitation, providing Sellers with information concerning the cumulative heating degree days recorded at each of Sellers' 89 separate heating degree day monitors across its marketing territory for each month subsequent to the Closing Date through March 31, 2004 within 15 days after the conclusion of each such month.

     (d) If a notice of disagreement shall be duly delivered pursuant to Section 3.5(c), Purchaser and Sellers shall, during the ten (10) days following such delivery, use their reasonable best efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the amount of the Cash Settlement of Credit Balances, which amount shall not be more than the amount thereof shown in Purchaser's calculation delivered pursuant to Section 3.5(c) nor less than the amount thereof shown in Sellers' calculation delivered pursuant to Section 3.5(c). If during such period, Purchaser and Sellers are unable to reach such agreement, they shall promptly thereafter cause the Accounting Referee to review this Agreement and the disputed items or amounts for the purpose of calculating the Cash Settlement of Credit Balances (it being understood that in making such calculation, the Accounting Referee shall be functioning as an expert and not as an arbitrator). In making such calculation, the Accounting Referee shall consider only those items or amounts in the Credit Balance Settlement Statement and Sellers' calculation of Cash Settlement of Credit Balances as to which Sellers have disagreed. The Accounting Referee shall deliver to Purchaser and Sellers, as promptly as practicable (but in any case no later than thirty (30) days from the date of engagement of the Accounting Referee), a report setting forth such calculation. Such report shall be final and binding upon Purchaser and Sellers. The cost of such review and report shall be borne equally by Purchaser and Sellers.

     (e) Purchaser and Sellers shall, and shall cause their respective representatives to, cooperate and assist in the preparation of the Credit Balance Settlement Statement and the calculation of the Cash Settlement of Credit Balances and in the conduct of the review referred to in this Section 3.5, including, without limitation, the making available to the extent necessary of books, records, work papers and personnel.

     (f) The amount of the Final Cash Settlement of Credit Balances (as defined below), if any, shall be disbursed promptly from the Credit Balance Escrow Fund by the Escrow Agent to Purchaser, and, if there is any remaining Credit Balance Escrow Fund after any such disbursement to Purchaser, such remaining Credit Balance Escrow Fund shall be promptly disbursed to Sellers. In no event shall Seller be obligated to pay Purchaser more than the Credit Balance Escrow Fund, which is an absolute cap on Sellers' Liability with respect to the Cash Settlement of Credit Balances. "Final Cash Settlement of Credit Balances" means the Cash Settlement of Credit Balances (i) as shown in Purchaser's calculation delivered pursuant to Section 3.5(a) if no notice of disagreement with respect thereto is duly delivered pursuant to Section 3.5(c); or (ii) if such a notice of disagreement is delivered, (A) as agreed by Purchaser and Sellers pursuant to
Section 3.5(d) or (B) in the absence of such agreement, as shown in the Accounting Referee's calculation delivered pursuant to Section 3.5(d); provided, however, that in no event shall the Final Cash Settlement of Credit Balances be more than Purchaser's calculation of the Cash Settlement of Credit Balances delivered pursuant to Section 3.5(a) or less than Sellers' calculation of the Cash Settlement of Credit Balances delivered pursuant to Section 3.5(c).

                                   ARTICLE IV

                             CLOSING AND TERMINATION

     4.1 Closing Date. Subject to the satisfaction of the conditions set forth in Sections 9.1, 9.2 and 9.3 hereof (or the waiver thereof by the party entitled to waive that condition), the closing of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities provided for in Article II hereof (the "Closing") shall take place at the offices of Weil, Gotshal & Manges LLP located at 767 Fifth Avenue, New York, New York (or at such other place as the parties may designate in writing) at 10:00 a.m. (New York City time) on a date to be specified by the parties, which date shall be no later than the second Business Day after satisfaction or waiver of the conditions set forth in
Article IX (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), unless another time or date, or both, are agreed to in writing by the parties hereto. The date on which the Closing shall be held is referred to in this Agreement as the "Closing Date."

     4.2 Deliveries by Sellers. At the Closing, Sellers shall deliver to
Purchaser:

     (a) a duly executed bill of sale substantially in the form of Exhibit E hereto;

     (b) duly executed assignment and assumption agreement substantially in the form of Exhibit F hereto and duly executed assignments of the U.S. trademark registrations and applications included in the Purchased Intellectual Property, in a form suitable for recording in the U.S. trademark office, and general assignments of all other Purchased Intellectual Property;

     (c) the officer's certificate required to be delivered pursuant to Sections 9.1(a) and 9.1(b);

     (d) a certified copy of the Approval Order;

     (e) a duly executed counterpart signature page to the General Escrow Agreement;

     (f) a duly executed counterpart signature page to the Environmental Indemnity Escrow Agreement;

     (g) duly executed counterpart signature pages of Agway and Sellers to the Non-Competition Agreement, substantially in the form attached hereto as Exhibit G (the "Sellers' Non-Competition Agreement");

     (h) a duly executed counterpart signature page to the Transition Services Agreement, substantially in the form attached hereto as Exhibit H, provided that Purchaser may delete any of the services listed on Schedule A to the Transition Services

Agreement or Sellers may add certain additional transition services reasonably acceptable to Purchaser at any time up to ten (10) days prior to the Closing Date upon written notice to the other parties hereto;

     (i) a certified copy of the certificate of incorporation and/or certificate of formation for each of Sellers, as applicable;

     (j) a certificate of good standing for each of Sellers from the jurisdiction of organization of each such Seller and Vermont, Massachusetts, Pennsylvania, New Jersey and New York, each dated not later than thirty (30) days prior to the Closing Date;

     (k) a copy of the resolutions adopted by the board of directors or managers/management committee of each Seller, as applicable, approving and authorizing the closing of the transactions contemplated herein;

     (l) the ISRA Closing Compliance in accordance with Section 7.16;

     (m) affidavits, stating, under penalties of perjury, each Seller's United States taxpayer identification number and that such Seller is not a foreign person pursuant to Section 1445(b)(2) of the Code; and

     (n) all other instruments of conveyance and transfer, in form and substance reasonably acceptable to Purchaser, as may be necessary to convey the Purchased Assets to Purchaser, including, without limitation, all of Sellers' limited or special warranty deeds, affidavits of title (which shall not expand Sellers' Liability beyond that created hereunder), assignment and assumption agreements, and motor vehicle certificates of title.

     4.3 Deliveries by Purchaser. At the Closing, Purchaser shall deliver to
Sellers:

     (a) a duly executed assignment and assumption agreement substantially in the form attached hereto as Exhibit F hereto;

     (b) the amount payable to Sellers as provided in Section 3.3(a) hereof;

     (c) a duly executed counterpart signature page to the General Escrow Agreement;

     (d) a duly executed counterpart signature page to the Environmental Indemnity Agreement;

     (e) duly executed counterpart signature pages to the Sellers' Non-Competition Agreement;

     (f) a duly executed counterpart signature page to the Transition Services Agreement, substantially in the form attached hereto as Exhibit H;

     (g) the officer's certificate required to be delivered pursuant to Sections 9.2(a) and 9.2(b);

     (h) a certified copy of the certificate of partnership of Purchaser;

     (i) a certificate of good standing for Purchaser from the jurisdiction of its organization, dated not later than thirty (30) days prior to the Closing Date;

     (j) a copy of the resolutions adopted by the board of supervisors of Purchaser approving and authorizing the closing of the transactions contemplated herein; and

     (k) such other documents, instruments and certificates as Sellers may reasonably request.

     4.4 Termination of Agreement. This Agreement may be terminated prior to the Closing as follows:

     (a) by Purchaser or Sellers, if the Closing shall not have occurred by the close of business on or before the sixtieth (60th) day after the execution and delivery of this Agreement (the "Termination Date"); provided, however, that, if the Closing shall not have occurred due to the failure of the Bankruptcy Court to enter the Approval Order and if all other conditions to the respective obligations of the parties to close hereunder that are capable of being fulfilled by the Termination Date shall have been so fulfilled or waived, then no party may terminate this Agreement prior to thirty (30) days after the Termination Date; provided, further, that if the Closing shall not have occurred on or before the Termination Date due to a material breach of any representations, warranties, covenants or agreements contained in this Agreement by Purchaser or Sellers, then the breaching party may not terminate this Agreement pursuant to this Section 4.4(a);

     (b) by mutual written consent of Sellers and Purchaser;

     (c) by Purchaser, if any of the conditions to the obligations of Purchaser set forth in Sections 9.1 and 9.3 shall have become incapable of fulfillment other than as a result of a breach by Purchaser of any covenant or agreement contained in this Agreement, and such condition is not waived by Purchaser;

     (d) by Sellers, if any condition to the obligations of Sellers set forth in Sections 9.2 and 9.3 shall have become incapable of fulfillment other than as a result of a breach by any Seller of any covenant or agreement contained in this Agreement, and such condition is not waived by Sellers;

     (e) by Purchaser, if there shall be a breach by any Seller of any representation or warranty, or any covenant or agreement contained in this Agreement which would result in a failure of a condition set forth in Section 9.1 or 9.3 and which breach cannot be cured or has not been cured by the earlier of (i) 20 Business Days after the giving of written notice by Purchaser to Sellers of such breach and (ii) the Termination Date;

     (f) by Sellers, if there shall be a breach by Purchaser of any representation or warranty, or any covenant or agreement contained in this Agreement which would result in a failure of a condition set forth in Section
9.2 or 9.3 and which breach cannot be cured or has not been cured by the earlier of (i) 20 Business Days after the giving of written notice by any Seller to Purchaser of such breach and (ii) the Termination Date;

     (g) by Sellers or Purchaser if there shall be in effect a final nonappealable Order of a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; it being agreed that the parties hereto shall promptly appeal any adverse determination which is not nonappealable (and pursue such appeal with reasonable diligence);

     (h) by Purchaser or Sellers, if Sellers accept an Alternative Transaction at the conclusion of the auction contemplated by the Bidding Procedures or the Bankruptcy Court approves an Alternative Transaction, subject to the limitations set forth in the Bidding Procedures Order and subject to Purchaser's right to payment of the Expense Reimbursement and Break-Up Fee in accordance with the provisions of Section 4.7;

     (i) by Purchaser, if the Audited Year-End Financial Statements or Final Unaudited Interim Financial Statements are not delivered to Purchaser at least three (3) Business Days prior to the Bidding Procedures Hearing or differ in any material and adverse respect, as determined in Purchaser's sole discretion, from the Unaudited Year-End Financial Statements or Initial Unaudited Interim Financial Statements, respectively; provided, however, Purchaser's termination right under this Section 4.4(i) shall expire and be of no further force or effect upon the earlier to occur of (i) 5:00 p.m. (Eastern time) on the third Business Day after Purchaser's receipt of the Audited Year-End Financial Statements and (ii) 9:00 a.m. (Eastern time) on the date of the Bidding Procedures Hearing; or

     (j) by Purchaser in accordance with Section 7.13.

     4.5 Procedure Upon Termination. In the event of termination and abandonment by Purchaser or Sellers, or both, pursuant to Section 4.4 hereof, written notice thereof shall forthwith be given to the other party or parties, and this Agreement shall terminate, and the purchase of the Assets hereunder shall be abandoned, without further action by Purchaser or Sellers. If this Agreement is terminated as provided herein each party shall redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same.

     4.6 Effect of Termination.

     (a) In the event that this Agreement is terminated in accordance with
Section 4.4, then each of the parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to Purchaser or Sellers; provided, however, that the obligations of the parties set forth in Section 4.7 and 11.3 through 11.13 hereof shall survive any such termination and shall be enforceable hereunder.

     (b) Nothing in this Section 4.6 shall relieve Purchaser or Sellers of any liability for a breach of this Agreement prior to the date of termination. The damages recoverable by the non-breaching party shall include all attorneys' fees reasonably incurred by such party in connection with the transactions contemplated hereby.

     (c) The Confidentiality Agreement shall survive any termination of this Agreement and nothing in this Section 4.6 shall relieve Purchaser or Sellers of their obligations under the Confidentiality Agreement. If this Agreement is terminated in accordance with Section 4.4, Purchaser agrees that the prohibition in the Confidentiality Agreement restricting Purchaser's ability to solicit any employee of any Seller to join the employ of Purchaser or any if its Affiliates shall be extended to a period of two (2) years from the date of this Agreement.

     4.7 Expense Reimbursement and Break-Up Fee.

     (a) If this Agreement is terminated by Purchaser or Sellers pursuant to
Section 4.4(h) and, an Alternative Transaction is consummated, then on the next Business Day following the consummation of the Alternative Transaction, Sellers shall pay to Purchaser a break-up fee in an amount equal to $5,000,000 (the "Break-Up Fee").

     (b) If (i) Purchaser terminates this Agreement pursuant to the provisions of Section 4.4(e), or (ii) Sellers accept an Alternative Transaction at the conclusion of the auction contemplated by the Bidding Procedures Order or the Bankruptcy Court approves an Alternative Transaction, Sellers shall reimburse Purchaser for the amount of its out-of-pocket costs and expenses in connection with the preparation, negotiation, execution and delivery of this Agreement (including, without limitation, those costs and expenses incurred in connection with its due diligence activities relating thereto but not including any financing fees or borrowing costs incurred by Purchaser) in amount up to (but not in excess of) $3,675,000 (the "Expense Reimbursement") within five (5) days after Purchaser's demand therefor accompanied by reasonable and customary documentation thereof.

     (c) The Expense Reimbursement and the Break-up Fee shall be payable to Purchaser in cash, by wire transfer of immediately available funds to an account designated in writing by Purchaser. Upon payment of the Break-Up Fee and

Expense Reimbursement, in each case as required by this Agreement, Sellers shall be deemed fully released and discharged from any liability or obligation arising under or resulting from this Agreement (other than those provisions of this Agreement that survive termination as set forth in Section 4.6). Sellers' obligations under this Section 4.7 to pay the Break-Up Fee and Expense Reimbursement shall survive termination of the Agreement.

                                    ARTICLE V

                    REPRESENTATIONS AND WARRANTIES OF SELLERS

     Sellers, jointly and severally, hereby represent and warrant to Purchaser that:

     5.1 Organization and Good Standing. Each of Sellers is a company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now conducted. Each of Sellers is duly qualified or authorized to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not have a Material Adverse Effect.

     5.2 Authorization of Agreement. Each Seller has all requisite power, authority and legal capacity to execute and deliver this Agreement and each Seller has all requisite power, authority and legal capacity to execute and deliver each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by Sellers in connection with the consummation of the transactions contemplated by this Agreement (the "Sellers Documents"), to perform their respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Sellers Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of each Seller. This Agreement has been, and each of the Sellers Documents will be at or prior to the Closing, duly and validly executed and delivered by each Seller which is a party thereto and (assuming the due authorization, execution and delivery by the other parties hereto and thereto, the entry of the Approval Order, and, with respect to Sellers' obligations under Section 4.7, the entry of the Bidding Procedures Order) this Agreement constitutes, and each of the Sellers Documents when so executed and delivered will constitute, legal, valid and binding obligations of Sellers enforceable against Sellers in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

     5.3 Conflicts; Consents of Third Parties.

     (a) Except as set forth on Schedule 5.3(a), none of the execution and delivery by Sellers of this Agreement or by Sellers of the Sellers Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by Sellers with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or give rise to any obligation of Sellers to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under any provision of (i) the certificate of incorporation and bylaws, certificate of formation and operating agreement or comparable organizational documents of any Seller; (ii) any Contract or Permit to which any Sellers are a party or by which any of the properties or assets of any Seller are bound; (iii) any Order of any court, Governmental Body or arbitrator applicable to any Seller or any of the properties or assets of any Seller as of the date hereof; or (iv) any applicable Law, other than, in the case of clauses (ii), (iii) and (iv), such conflicts, violations, defaults, terminations, cancellations or accelerations that would not have a Material Adverse Effect.

     (b) Except as set forth on Schedule 5.3(b), no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of any Seller in connection with the execution and delivery of this Agreement or the Sellers Documents, the compliance by any Seller with any of the provisions hereof or thereof, the consummation of the transactions contemplated hereby or the taking by any Seller of any other action contemplated hereby, except for (i) compliance with the applicable requirements of the HSR Act, (ii) the entry of the Approval Order, (iii) the entry of the Bidding Procedures Order with respect to Sellers' obligations under Section 4.7, and (iv) for such other consents, waivers, approvals, Orders, Permits, authorizations, declarations, filings and notifications, the failure of which to be obtained or made would not have a Material Adverse Effect.

     5.4 Financial Statements. Sellers have delivered to Purchaser copies of (i) the unaudited combined statements of financial position of Sellers as at June 30, 2003 and June 30, 2002 and the related unaudited combined statements of operations and changes in member's equity, combined statements of comprehensive income and combined statements of cash flow of Sellers for the years ended June 30, 2003, June 30, 2002 and June 30, 2001 (the "Unaudited Year-End Financial Statements") and (ii) the initial unaudited combined statements of financial position of Sellers as at September 30 , 2003 and the related unaudited combined statements of operations and changes in member's equity, combined statements of comprehensive income and combined statements of cash flow of Sellers for the three-month period then ended (the "Initial Unaudited Interim Financial Statements"). As contemplated by Section 4.4(i), Sellers intend to deliver to Purchaser on or before three (3) Business Days prior to the Bidding Procedures Hearing, copies of (i) the audited combined statements of financial position of Sellers as at June 30, 2003 and June 30, 2002 and the related audited combined statements of operations and changes in member's equity, combined statements of comprehensive income and combined statements of cash flow of Sellers for the years ended June 30, 2003, June 30, 2002 and June 30, 2001 (the "Audited Year-End Financial Statements") and (ii) the final unaudited combined statements of financial position of Sellers as at September 30 , 2003 and the related unaudited combined statements of operations and changes in member's equity, combined statements of comprehensive income and combined statements of cash flow of Sellers for the three-month period then ended (the "Final Unaudited Interim Financial Statements" and, together with the Unaudited Year-End Financial Statements, the Audited Year-End Financial Statements and the Initial Unaudited Interim Financial Statements, referred to herein as the "Financial Statements"). Each of the Financial Statements has been prepared in accordance with GAAP consistently applied without modification of the accounting principles used in the preparation thereof throughout the periods presented and presents fairly in all material respects the consolidated financial position, results of operations and cash flows of Sellers as at the dates and for the periods indicated therein, subject to normal year-end adjustments and the absence of complete notes in the case of the Unaudited Interim Financial Statements.

     For the purposes hereof, the combined statements of financial position of Sellers as at June 30, 2003 that constitute a part of the Unaudited Year-End Financial Statements is referred to as the "Balance Sheet"; provided, however, that from and after Sellers' delivery of the Audited Year-End Financial Statements to Purchaser as contemplated by Section 4.4(i), the combined statements of financial position of Sellers as at June 30, 2003 that constitute a part of the Audited Year-End Financial Statements shall thereafter constitute the "Balance Sheet" for purposes hereof. June 30, 2003 is referred to as the "Balance Sheet Date."

     5.5 No Undisclosed Liabilities. Except as set forth on Schedule 5.5, none of Sellers has any material Liabilities of any kind that would have been required to be reflected in, reserved against or otherwise described in the Balance Sheet or the notes thereto in accordance with GAAP other than (i) Liabilities incurred in the Ordinary Course of Business since the Balance Sheet Date that would not have a Material Adverse Effect, (ii) Liabilities incurred in connection with the transactions contemplated hereby, and (iii) Excluded Liabilities.

     5.6 Purchased Assets. Except as set forth in Schedule 5.6, Sellers own and have good title to each of the Purchased Assets other than as to Owned Property, which is represented and warranted to under Section 5.9, which, as of the Closing, will be free and clear of all Liens other than Permitted Exceptions. The Purchased Assets constitute all of the assets necessary to operate the Business consistent with past practice. All of the Automotive Equipment listed on Schedule 2.1(m) is in good operating condition and is in all material respects capable of being used without the present need for repairs or replacement except in the Ordinary Course of Business. All material Furniture and Equipment is in good working order reasonable and ordinary wear and tear excepted.

     5.7 Absence of Certain Developments. Except as expressly contemplated by this Agreement or as set forth on Schedule 5.7, since the Balance Sheet Date (i) Sellers have conducted the Business only in the Ordinary Course of Business and
(ii) there has not been any event, change, occurrence or circumstance that has had a Material Adverse Effect.

     5.8 Taxes. Except as set forth on Schedule 5.8:

     (a) All federal, state and local income and franchise and all other material Tax Returns required to be filed by or with respect to Sellers or the Purchased Assets have been timely filed with the appropriate Tax Authorities in all jurisdictions in which such Tax Returns are required to be filed (taking into account any extension of time to file granted or to be obtained on behalf of Sellers) and such Tax Returns are true, correct and complete in all material respects; and (ii) all material Taxes due and payable by or with respect to Sellers or the Purchased Assets, whether or not shown on such Tax Returns have been timely paid in full.

     (b) No Seller is a Foreign Person within the meaning of Section 1445 of the Code.

     (c) All material Taxes required to be withheld by Sellers have been withheld and have been (or will be) duly and timely paid to the proper Tax Authority.

     (d) No written agreement or other document extending, or having the effect of extending, the period of assessment or collection of any material Taxes of any Seller is still in effect with any Tax Authority.

     (e) No deficiencies with respect to material Taxes of any Seller have been asserted in writing by any Tax Authority that have not been fully paid.

     (f) There are no audits or investigations by any Tax Authority of any Sellers in progress with respect to any material Tax and no written notice has been received that a Tax Authority intends to commence any such audit or investigation.

     (g) No claim has been made in writing within the past 5 years by a Tax Authority in a jurisdiction where any of Sellers does not file Tax Returns that it is or may be subject in that jurisdiction to a material Tax.

     (h) There are no Liens on any of the Purchased Assets that arose in connection with any failure (or alleged failure) to pay any Tax, except for Permitted Exceptions.

     (i) None of Sellers is a party to any Tax allocation, indemnity or sharing agreement or arrangement with respect to a material Tax that could apply to the Purchased Assets after the Closing Date.

     5.9 Real Property.

     (a) Schedule 5.9(a) sets forth a complete list of (i) all real property and interests in real property owned in fee by Sellers (individually, an "Owned Property" and collectively, the "Owned Properties"), and (ii) all real property and interests in real property leased (collectively, the "Leased Real Property") by Sellers (individually, a "Real Property Lease" and collectively, the "Real Property Leases") and, together with the Owned Properties, being referred to herein individually as a "Sellers' Property" and collectively as the "Sellers' Properties") as lessee or lessor. Sellers have good, valid and marketable fee title to all Owned Property, free and clear of all Liens of any nature whatsoever except (A) Liens set forth on Schedule 5.9(a) and (B) Permitted Exceptions. Sellers have an enforceable leasehold interest under each of the Real Property Leases, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). No Seller has received any written notice of any default or event that with notice or lapse of time, or both, would constitute a default by any Seller under any of the Real Property Leases.

     (b) To the Knowledge of Sellers or except as set forth on Schedule 5.9(b), there are no Federal, State or local plans to change the highway or road system in the vicinity of the Owned Properties or to restrict or change access from any such highway or road to the Owned Properties or of any pending or threatened condemnation of the Owned Properties or any part thereof or of any plans for improvements which might result in a special assessment against the Owned Properties.

     (c) Sellers have received no notices of violations of law or municipal ordinances, Environmental Laws, or other orders or requirements issued by any Governmental Body or department with respect to the Owned Properties or the Leased Real Property.

     (d) Sellers have not received any notice from the holder of any mortgage on the Owned Properties or any insurance company insuring the Owned Properties requiring repairs, alterations or maintenance to be done on the Owned Properties. Any such notice received by Sellers prior to the Closing shall be complied with by Sellers prior to the Closing.

     (e) There are no actions, suits or proceedings pending or, to the Knowledge or Sellers, threatened, against or affecting Sellers or the Owned Properties or the Leased Real Property, at law or in equity, before any federal, state, municipal or governmental department, commission, board, bureau, agency or instrumentality which, if determined adversely to Sellers, would in any way affect the Owned Properties, the Leased Real Property or the operation thereof.

     (f) To the Knowledge of Sellers, without independent inquiry, the Owned Properties and the Leased Real Property and the present use and condition thereof do not violate any applicable deed restrictions or other covenants, restrictions or agreements, site plan approvals, zoning or subdivision regulations applicable to the Owned Properties or the Leased Real Property.

     (g) There have been no material casualties or condemnations with respect to Sellers' Properties within the past twelve months, except as set forth on
Schedule 5.9(g).

     (h) No rent required to be paid by any Seller under each of the Leased Real Property Leases is past due, except where any Seller has a bona fide dispute with the lessor under such Real Property Lease.

     5.10 Tangible Personal Property. Schedule 5.10 sets forth all leases of personal property ("Personal Property Leases") involving annual payments in excess of $5,000 relating to personal property used by any Seller in the Business or to which any Sellers are a party or by which the properties or assets of any Sellers are bound. Sellers have an enforceable leasehold interest under each of the Personal Property Leases under which it is a lessee, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). To the Knowledge of Sellers, no Seller has received any written notice of any default or event that with notice or lapse of time or both would constitute a default by any Seller under any of the Personal Property Leases.

     5.11 Intellectual Property. Schedule 5.11 sets forth an accurate and complete list of all material Purchased Intellectual Property. Except as disclosed in Schedule 5.11, Sellers own or possess licenses or other rights to use all material Purchased Intellectual Property, except as would not have a Material Adverse Effect. Except as set forth on Schedule 5.11, to the Knowledge of Sellers, (i) the Purchased Intellectual Property are not the subject of any challenge received by Sellers in writing, except as would not have a Material Adverse Effect and (ii) none of Sellers has received any written notice of any default or any event that with notice or lapse of time, or both, would constitute a default under any Purchased Intellectual Property license to which any Seller is a party or by which it is bound, nor, to the Knowledge of Sellers, is there a basis for any such default. Notwithstanding any other provisions of this Agreement, Sellers make no representations or warranties regarding the current or future value of the Purchased Intellectual Property, which is conveyed to and accepted by Purchaser pursuant to this Agreement "AS IS."

     5.12 Material Contracts.

     (a) Schedule 1.1(b) includes all of the material Contracts of Sellers (not including the Excluded Contracts) related to the Business or by which the Purchased Assets may be bound or affected (collectively, the "Material Contracts"). Except as set forth on Schedule 5.12(a), none of the Material Contracts relate to any formerly owned real property or formerly leased real property of Sellers that is not an Owned Property or Leased Real Property.

     (b) Except as set forth on Schedule 5.12(b), each of the Material Contracts is in full force and effect and is the legal, valid and binding obligation of Sellers, enforceable against them in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity), except where the failure to be so in full force and effect, legal, valid and binding or enforceable would not have a Material Adverse Effect. Except as set forth on
Schedule 5.12(b), none of Sellers are in material default under any Material Contract that would result in termination of any such Material Contract or have received any written notice of any default or event that with notice or lapse of time or both would constitute a default by any Seller under any Material Contract.

     5.13 Employee Benefits.

     (a) Schedule 5.13(a) lists: (i) all material "employee benefit plans", as defined in Section 3(3) of ERISA, and all other material employee benefit arrangements or payroll practices, including, without limitation, bonus plans, consulting or other compensation agreements, incentive, equity or equity-based compensation, or deferred compensation arrangements, stock purchase, severance pay, sick leave, vacation pay, salary continuation, disability, hospitalization, medical insurance, life insurance, scholarship programs maintained by Sellers or to which Sellers contributed or are obligated to contribute thereunder for current or former employees of Sellers (the "Employee Benefit Plans"), and (ii) all "employee pension plans", as defined in Section 3(2) of ERISA, subject to Title IV of ERISA or Section 412 of the Code, maintained by Sellers and any trade or business (whether or not incorporated) which are or have ever been under common control, or which are or have ever been treated as a single employer, with Sellers under Section 414(b), (c), (m) or (o) of the Code ("ERISA Affiliate") or to which Sellers and any ERISA Affiliate contributed or has ever been obligated to contribute thereunder (the "Title IV Plans"). None of the Title IV Plans is a multiemployer plan as defined in Section 3(37) of ERISA ("Multiemployer Plan"), or has been subject to Sections 4063 or 4064 of ERISA.

     (b) True, correct and complete copies of the following documents, with respect to each of the Employee Benefit Plans and Title IV Plans (as applicable), have been made available to Purchaser (A) any plans and related trust documents, and all amendments thereto, (B) the most recent Forms 5500 for the past three (3) years and schedules thereto, (C) the most recent financial statements and actuarial valuations for the past three (3) years, (D) the most recent IRS determination letter, (E) the most recent summary plan descriptions (including letters or other documents updating such descriptions) and (F) written descriptions of all non-written agreements relating to the Employee Benefit Plans and Title IV Plans (collectively, the "Pension Plans").

     (c) Except as set forth on Schedule 5.13(c), each of the Employee Benefit Plans and Title IV Plans intended to qualify under Section 401 of the Code ("Qualified Plans") has been determined by the IRS to be so qualified, and, to the

Knowledge of Sellers, nothing has occurred with respect to the operation of any such plan which could reasonably be expected to result in the revocation of such favorable determination.

     (d) All contributions and premiums required by law or by the terms of any Employee Benefit Plan or Title IV Plan or any agreement relating thereto have been timely made (taking into account any waivers granted with respect thereto) to any funds or trusts established thereunder or in connection therewith in all material respects.

     (e) Except as set forth on Schedule 5.13(e), none of the Employee Benefit Plans which are "welfare benefit plans" within the meaning of Section 3(1) of ERISA provide for continuing benefits or coverage for any participant or any beneficiary of a participant post-termination of employment except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA").

     (f) Except as set forth on Schedule 5.13(f), each of the Employee Benefit Plans and Title IV Plans has been maintained, in all material respects, in accordance with its terms and all provisions of applicable Law, including but not limited to ERISA and the Code.

     (g) Except as set forth on Schedule 5.13(g), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any employee of any Seller; (ii) increase any benefits otherwise payable under any Employee Benefit Plan or Title IV Plan; or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

     5.14 Labor.

     (a) Except as set forth on Schedule 5.14(a), none of Sellers is a party to any labor or collective bargaining agreement.

     (b) Except as set forth on Schedule 5.14(b) there are no (i) strikes, work stoppages, slowdowns, lockouts or arbitrations or (ii) material grievances or other labor disputes pending or, to the Knowledge of Sellers, threatened against or involving any Seller, except as would not have a Material Adverse Effect. There are no unfair labor practice charges, grievances or complaints pending or, to the Knowledge of Sellers, threatened by or on behalf of any employee or group of employees of Sellers, except as would not have a Material Adverse Effect.

     (c) Except as set forth on Schedule 5.14(c), Sellers are not delinquent in payments to any Transferred Employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for Sellers as of the date hereof or amounts required to be reimbursed to the Transferred Employees.

     5.15 Litigation. Except as set forth in Schedule 5.15, there are no Legal Proceedings pending or, to the Knowledge of Sellers, threatened against any Seller before any Governmental Body, which, if adversely determined, would have a Material Adverse Effect.

     5.16 Compliance with Laws; Permits.

     (a) Except as set forth on Schedule 5.16(a), Sellers are in compliance with all Laws of any Governmental Body applicable to their respective operations or assets or the Business, except where the failure to be in compliance would not have a Material Adverse Effect and except with respect to Environmental Laws, which are represented and warranted to in Section 5.17. Except as set forth on
Schedule 5.16(a), none of Sellers has received any written notice of or been charged with the violation of any Laws, except where such violation would not have a Material Adverse Effect.

     (b) Sellers currently have all material Permits which are required for the operation of the Business at each of Sellers' Properties as presently conducted. Except as set forth on Schedule 5.16(b), none of Sellers is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of any Permit to which it is a party, except where such default or violation would not have a Material Adverse Effect and except with respect to Environmental Laws, which are represented and warranted to in Section 5.17.

     (c) Except as set forth on Schedule 5.16(c) and except with respect to Environmental Laws, which are represented and warranted to in Section 5.17, Sellers, within the previous five (5) years, have not received, and to the Knowledge of Sellers there is no basis for any Seller to receive a notice of any violation or alleged violation of any applicable statutes, ordinances, orders, rules, and regulations promulgated by any U.S. federal, state, municipal, non-U.S. or other Governmental Body which apply to the conduct of its business.

     5.17 Environmental Matters. Except as set forth on Schedule 5.17 hereto and except in each case as would not have a Material Adverse Effect:

     (a) the operations of each Seller are in compliance with all applicable Environmental Laws and all material Permits issued pursuant to Environmental Laws or otherwise;

     (b) each Seller has obtained all material Permits required under all applicable Environmental Laws necessary to operate its business and shall provide Purchaser with a list of all such Permits prior to Closing;

     (c) none of Sellers is the subject of any outstanding written order or Contract with any governmental authority or person respecting (i) Environmental Laws, (ii) Remedial Action or (iii) any Release or threatened Release of a Hazardous Material;

     (d) none of Sellers has received any written communication alleging either or both that any Seller may be in violation of any Environmental Laws, or any

Permit issued pursuant to Environmental Laws, or may have any liability under any Environmental Laws;

     (e) to the Knowledge of Sellers, there are no investigations of the Business, or currently or previously owned, operated or leased property of any Seller or of any property to which any Seller sent Hazardous Materials for disposal pending or threatened which would reasonably be expected to result in the imposition of any material liability pursuant to any Environmental Laws;

     (f) there are no Hazardous Materials on, at, under or migrating from any of Sellers' Properties except as in material compliance with Environmental Laws; and

     (g) the representations and warranties contained in this Section 5.17 are the sole and exclusive representations and warranties of Sellers with respect to environmental matters.

     5.18 Financial Advisors. Except as set forth on Schedule 5.18, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for any Seller in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment from Purchaser in respect thereof.

     5.19 Accounts Receivable. All of Sellers' accounts receivable arising since the Balance Sheet Date arose from bona fide transactions in the Ordinary Course of Business, and the goods and services involved have been sold, delivered and performed to the account obligors, and no further filings (with Governmental Bodies, insurers or others) are required to be made, no further goods are required to be provided and no further services are required to be rendered in order to complete the sales and fully render the services and to entitle Sellers to collect the accounts receivable in full. Except as set forth on Schedule 5.19, no accounts receivable have been assigned or pledged to any other Person, firm or corporation, and, except only to the extent fully reserved against as set forth in the Balance Sheet, no defense or set-off to any such account has been asserted by the account obligor or exists.

     5.20 Inventory. As of the Closing Date, the Inventory shall consist of items of a quality, condition and quantity consistent with normal seasonally adjusted Inventory levels of Sellers and be usable and saleable in the ordinary and usual course of business for the purposes for which intended. Each Seller's Inventory is valued on its books of account in accordance with GAAP (on an average cost basis) at the lower of cost or market, and the value of obsolete materials, materials below standard quality and slow-moving materials have been written down in accordance with GAAP, net of amounts due to/from exchange partners.

     5.21 Significant Suppliers. Schedule 5.21 sets forth the 10 principal suppliers of each Seller during the fiscal year ended June 30, 2003 ("Significant Suppliers"), together with the dollar amount of Products purchased by such Seller from each such supplier during each such period. Except as otherwise set forth in Schedule 5.21, Sellers maintain good relations with all Significant Suppliers, as well as with governments, partners, financing sources and other parties with whom Sellers have significant relations, and no such party has canceled, terminated or, to the Knowledge of Sellers, made any threat to any Seller to cancel or otherwise terminate its relationship with such Seller or to materially decrease its services or supplies to such Sellers or its direct or indirect purchase or usage of the Products or services of such Seller. Schedule 1.1(b) includes all material written agreements, arrangements and understandings between Sellers and the Significant Suppliers.

     5.22 Insurance. Schedule 5.22 hereto is a complete and correct list of all insurance policies (including, without limitation, fire, liability, product liability, workers' compensation and vehicular) presently in effect that relate to Sellers or their respective properties, all of which have been in full force and effect from and after the inception date(s) set forth on Schedule 5.22. Such policies are sufficient for compliance by Sellers with all applicable material Laws and all Material Contracts. Except as set forth on Schedule 5.22, none of the insurance carriers, to the Knowledge of Sellers, has indicated to any of Sellers an intention to cancel any such policy or to materially increase any insurance premiums (including workers' compensation premiums). Except as set forth on Schedule 5.22, during the prior two (2) years, all notices required to have been given by Sellers to any insurance company have been timely and duly given, and no insurance company has asserted that any claim by or against Seller is not covered by the applicable policy relating to such claim.

     5.23 Absence of Certain Business Practices. To the Knowledge of Seller or except as set forth on Schedule 5.23, neither Sellers nor any other Affiliate of Sellers has (a) received, directly or indirectly, any rebates, payments, commissions, promotional allowances or any other economic benefits, regardless of their nature or type, from any customer, supplier, employee or agent of any customer or supplier; or (b) directly or indirectly given or agreed to give any money, gift or similar benefit to any customer, supplier, employee or agent of any customer or supplier, any official or employee of any government (domestic or foreign), or any political party or candidate for office (domestic or foreign), or other Person who was, is or may be in a position to help or hinder the business of Sellers (or assist Sellers in connection with any actual or proposed transaction), in each case which (i) may subject any such Sellers to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) if not given in the past, may have had an adverse effect on the assets, business, operations or prospects of any such Sellers, or (iii) if not continued in the future, may adversely affect the assets, business, operations or prospects of any such Sellers.

     5.24 No Other Representations or Warranties; Schedules. Except for the representations and warranties contained in this Article V (as modified by the Schedules hereto), neither Sellers nor any other Person makes any other express or implied representation or warranty with respect to Sellers, the Business, the Purchased Assets, the Assumed Liabilities or the transactions contemplated by this Agreement, and Sellers disclaim any other representations or warranties, whether made by Sellers, any Affiliate of Sellers or any of their respective officers, directors, employees, agents or representatives. Except for the representations and warranties contained in
Article V hereof (as modified by the Schedules hereto), Sellers (i) expressly disclaim and negate any representation or warranty, expressed or implied, at common law, by statute, or otherwise, relating to the condition of the Purchased Assets (including any implied or expressed warranty of merchantability or fitness for a particular purpose, or of conformity to models or samples of materials) and (ii) hereby disclaim all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Purchaser or its Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to Purchaser by any director, officer, employee, agent, consultant, or representative of Sellers or any of their Affiliates). Sellers makes no representations or warranties to Purchaser regarding the probable success or profitability of the Business. The disclosure of any matter or item in any schedule hereto shall not be deemed to constitute an acknowledgment that any such matter is required to be disclosed.

                                   ARTICLE VI

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser hereby represents and warrants to Sellers that:

     6.1 Organization and Good Standing. Purchaser is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now conducted.

     6.2 Authorization of Agreement. Purchaser has full power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Purchaser in connection with the consummation of the transactions contemplated hereby and thereby (the "Purchaser Documents"), and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Purchaser of this Agreement and each Purchaser Document have been duly authorized by all necessary action on behalf of Purchaser. This Agreement has been, and each Purchaser Document will be at or prior to the Closing, duly executed and delivered by Purchaser and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Purchaser Document when so executed and delivered will constitute, legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

     6.3 Conflicts; Consents of Third Parties.

     (a) Except as set forth on Schedule 6.3, none of the execution and delivery by Purchaser of this Agreement and of Purchaser Documents, the consummation of the transactions contemplated hereby or thereby, or the compliance by Purchaser with any of the provisions hereof or thereof will (i) conflict with, or result in a violation of, any provision of the certificate of limited partnership or limited partnership agreement of Purchaser, (ii) conflict with, violate, result in the breach of, or constitute a default under, or result in the termination, cancellation or acceleration (whether after the filing of notice or lapse of time or both) of any material right or obligation of Purchaser under, any Contract or Permit to which Purchaser is a party or by which Purchaser or its properties or assets are bound or (iii) violate any statute, rule, regulation or Order of any Governmental Body applicable to Purchaser or any of the properties or assets of Purchaser or (iv) any applicable Law, except, in the case of clauses (ii), (iii) and (iv), for such violations, breaches, defaults, terminations, cancellations or accelerations as would not have a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement.

     (b) No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Purchaser in connection with the execution and delivery of this Agreement or Purchaser Documents, the compliance by Purchaser with any of the provisions hereof or thereof, the consummation of the transactions contemplated hereby or the taking by Purchaser of any other action contemplated hereby, or for Purchaser to conduct the Business, except for compliance with the applicable requirements of the HSR Act.

     6.4 Litigation. There are no Legal Proceedings pending or, to the knowledge of Purchaser, threatened against Purchaser, or to which Purchaser is otherwise a party before any Governmental Body, which are reasonably likely to prohibit or restrain the ability of Purchaser to enter into this Agreement, or which, if adversely determined, would reasonably be expected to have a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement or to consummate the transactions hereby. Purchaser is not subject to any Order of any Governmental Body except to the extent the same would not reasonably be expected to have a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

     6.5 Financial Advisors. Except as set forth on Schedule 6.5, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for Purchaser in connection with the transactions contemplated by this Agreement and no person is entitled to any fee or commission or like payment in respect thereof.

     6.6 Financial Capability. Purchaser (i) at the Closing will have, sufficient funds available to pay the Purchase Price and any expenses incurred by Purchaser in connection with the transactions contemplated by this Agreement, (ii) at the Closing will have, the resources and capabilities (financial or otherwise) to perform its obligations hereunder, and (iii) has not incurred any obligation, commitment, restriction or Liability of any kind, which would impair or adversely affect such resources and capabilities.

     6.7 Condition of the Business. Notwithstanding anything contained in this Agreement to the contrary, Purchaser acknowledges and agrees that Sellers are not making any representations or warranties whatsoever, express or implied, beyond those expressly given by Sellers in Article V hereof (as modified by the Schedules hereto), and Purchaser acknowledges and agrees that, except for the representations and warranties contained therein, the Purchased Assets and the Business are being transferred on a "where is" and, as to condition, "as is" basis. Any claims Purchaser may have for breach of representation or warranty shall be based solely on the representations and warranties of Sellers set forth in Article V hereof (as modified by the Schedules hereto as supplemented or amended). Purchaser further represents that no Seller nor any of their Affiliates nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding any Seller, the Business or the transactions contemplated by this Agreement not expressly set forth in this Agreement, and none of Sellers, any of their Affiliates or any other Person will have or be subject to any Liability to Purchaser or any other Person resulting from the distribution to Purchaser or its representatives or Purchaser's use of, any such information, including any confidential memoranda distributed on behalf of Sellers relating to the Business or other publication or data room information provided to Purchaser or its representatives, or any other document or information in any form provided to Purchaser or its representatives in connection with the sale of the Business and the transactions contemplated hereby.

                                   ARTICLE VII

                                    COVENANTS

     7.1 Access to Information. Sellers agree that, prior to the Closing Date, Purchaser or its lenders shall be entitled, through its officers, employees and representatives (including, without limitation, their respective legal advisors and accountants), to make such investigation of the properties, businesses and operations of the Business and such examination of the books and records of the Business, the Purchased Assets and the Assumed Liabilities as they reasonably request and to make extracts and copies of such books and records, and, prior to and after the Closing Date, Sellers shall use commercially reasonable efforts to furnish Purchaser and its representatives with such financial, business and operating data of Sellers as may be required or reasonably requested by Purchaser for inclusion in, or in connection with, any private placement memoranda or filings with the U.S. Securities and Exchange Commission and registration statement (including, without limitation, any prospectus supplement) of Purchaser under the Securities Act of 1933, as amended (the "Securities Act"), filed contemporaneously with the transactions contemplated hereby or within sixty (60) days thereafter, including, without limitation, using reasonable commercial efforts to furnish Purchaser, at Sellers' expense, with financial statements of Sellers complying with Regulation S-X under the Securities Act and using reasonable commercial efforts to cause Sellers' certified public accountants to provide their opinion, consents for the inclusion thereof in any such registration statement and comfort letters that are customary for registration statements or private placement memoranda. Any such investigation and examination shall be conducted during regular business hours upon reasonable advance notice and under reasonable circumstances and shall be subject to restrictions under applicable Law. Sellers shall cause the officers, employees, consultants, agents, accountants, attorneys and other representatives of Sellers to cooperate with Purchaser or its lenders and Purchaser's or its lenders' representatives in connection with such investigation and examination, and Purchaser or its lenders and their respective representatives shall cooperate with Sellers and its representatives and shall use their reasonable efforts to minimize any disruption to the Business. Notwithstanding anything herein to the contrary, no such investigation or examination shall be permitted to the extent that it would require any Seller to disclose information subject to attorney-client privilege or conflict with any confidentiality obligations to which any Sellers are bound. Sellers shall use commercially reasonable efforts to provide to Purchaser a list of the FCC Licenses as soon as practicable.

     7.2 Conduct of the Business Pending the Closing.

     (a) Prior to the Closing, except (i) as set forth on Schedule 7.2, (ii) as required by applicable Law, (iii) as otherwise contemplated by this Agreement or
(iv) with the prior written consent of Purchaser (which consent shall not be unreasonably withheld or delayed), Sellers shall:

          (i) conduct the Business only in the Ordinary Course of Business and in compliance with applicable Law;

          (ii) use their commercially reasonable efforts to (A) preserve the present business operations, organization and goodwill of the Business, (B) preserve the present relationships with customers and suppliers of the Business, and (C) maintain its insurance policies with respect to the Business and the Purchased Assets; and

          (iii) act in accordance with the Bankruptcy Court's compensation order attached hereto as Exhibit I.

     (b) Except (i) as set forth on Schedule 7.2, (ii) as required by applicable Law, (iii) as otherwise contemplated by this Agreement or (iv) with the prior written consent of Purchaser (which consent shall not be unreasonably withheld or delayed with respect to subsections (i), (iv) and (xii) below), Sellers shall not, solely as it relates to the Business:

          (i) make or rescind any material election relating to Taxes, settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, or except as may be required by applicable Law or GAAP, make any material change to any of their methods of accounting or methods of reporting income or deductions for Tax or accounting practice or policy from those employed in the preparation of its most recent Tax Returns;

          (ii) subject any of the Purchased Assets to any Lien outside of the Ordinary Course of Business, except for Permitted Exceptions;

          (iii) acquire any material properties or assets that would be Purchased Assets or sell, assign, license, transfer, convey, lease or otherwise dispose of any of the Purchased Assets;

          (iv) make any material change, whether written or oral, to any Material Contract with any of the suppliers or customers/licensees of Sellers;

          (v) delay payment of any accrued expense, trade payable or other liability of Sellers beyond its due date or the date when such liability would have been paid in the Ordinary Course of Business other than in respect of any cash expense, trade payable or liability being contested by Sellers in good faith;

          (vi) allow Sellers' Inventory to vary in any material respect from the levels customarily maintained;

          (vii) engage in any one or more material activities or transactions outside the Ordinary Course of Business;

          (viii) enter into or agree to enter into any merger or consolidation with, any corporation or other entity;

          (ix) cancel or compromise any debt or claim or waive or release any material right of any Seller that constitutes a Purchased Asset except in the Ordinary Course of Business;

          (x) enter into any commitment for capital expenditures in excess of $500,000 for all commitments in the aggregate;

          (xi) enter into, modify or terminate any labor or collective bargaining agreement to which Sellers or their Employees are a party, or, through negotiation or otherwise, make any commitment or incur any liability to any labor organization;

          (xii) alter, amend or terminate any existing Real Property Lease or enter into any lease or contract affecting any of Sellers' Properties;

          (xiii) accelerate collection of any notes or accounts receivable of Sellers in advance of their regular due dates or the dates when they would have been collected in the Ordinary Course of Business;

          (xiv) enter into any transaction or make any commitment which would likely result in any of the representations, warranties or covenants of Sellers contained in this Agreement not being true and correct after the occurrence of such transaction or event; or

          (xv) agree to do anything prohibited by this Section 7.2.

     7.3 Consents. Sellers shall use their commercially reasonable efforts, and Purchaser shall cooperate with Sellers, to obtain at the earliest practicable date all consents and approvals required to consummate the transactions contemplated by this Agreement, including, without limitation, the consents and approvals referred to in Section 5.3(b) hereof; provided, however, that Sellers shall not be obligated to pay any consideration therefor to any third party from whom consent or approval is requested or to initiate any litigation or legal proceedings to obtain any such consent or approval.

     7.4 Regulatory Approvals.

     (a) Purchaser and Sellers (if necessary) shall (a) make or cause to be made all filings required of each of them or any of their respective subsidiaries or Affiliates under the HSR Act or other Antitrust Laws with respect to the transactions contemplated hereby as promptly as practicable and, in any event, within five (5) days after the date the Bidding Procedures Order are approved by the Bankruptcy Court in the case of all filings required under the HSR Act and within four weeks in the case of all other filings required by other Antitrust Laws, (b) comply at the earliest practicable date with any request under the HSR Act or other Antitrust Laws for additional information, documents, or other materials received by each of them or any of their respective subsidiaries from the FTC, the Antitrust Division or any other Governmental Body in respect of such filings or such transactions, and (c) cooperate with each other in connection with any such filing and in connection with resolving any investigation or other inquiry of any of the FTC, the Antitrust Division or other Governmental Body under any Antitrust Laws with respect to any such filing or any such transaction. Each such party shall use reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to any applicable law in connection with the transactions contemplated by this Agreement. Each such party shall promptly inform the other parties hereto of any oral communication with, and provide copies of written communications with, any Governmental Body regarding any such filings or any such transaction. No party hereto shall independently participate in any formal meeting with any Governmental Body in respect of any such filings, investigation, or other inquiry without giving the other parties hereto prior notice of the meeting and, to the extent permitted by such Governmental Body, the opportunity to attend and/or participate.

     (b) Purchaser and Sellers shall use their best efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement. Each of Purchaser and Sellers shall use their best efforts to resolve such objections, if any, as may be asserted by any Governmental Body with respect to the transactions contemplated by this Agreement under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other United States federal or state or foreign statutes, rules, regulations, orders, decrees, administrative or judicial doctrines or other laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, the "Antitrust Laws"); provided that Purchaser as a condition to the resolution of any of such obligations shall not be obligated to dispose or otherwise divest itself of any of its assets. In connection therewith, if any Legal Proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as in violation of any Antitrust Law, each of Purchaser and Sellers shall cooperate and use its best efforts to contest and resist any such Legal Proceeding, and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, or restricts consummation of the transactions contemplated by this Agreement, including by pursuing all reasonable avenues of administrative and judicial appeal and all available legislative action, unless, by mutual agreement, Purchaser and Sellers decide that litigation is not in their respective best interests.

     7.5 Alternative Transaction. From the date hereof (and any prior time) and until the conclusion of the auction contemplated by the Bidding Procedures, Sellers are permitted to cause their representatives and Affiliates (together with Sellers, the "Seller Group") to initiate contact with, solicit or encourage submission of any inquiries, proposals or offers by, any Person (in addition to Purchaser and its Affiliates, agents and representatives) in connection with any sale or other disposition of equity securities of Sellers ("Equity") or all or substantially all of the assets of any or all of Sellers or engaging in a public offering of the Equity or all or substantially all of the assets of any or all of Sellers (or of another security derived from the Equity) of any or all of Sellers (an "Alternative Transaction"), and nothing herein shall prohibit Seller Group from responding to requests for information regarding an Alternative Transaction or otherwise facilitating the auction process contemplated by the Bidding Procedures Order. Purchaser acknowledges and agrees that until the earlier of (x) the entry by the Bankruptcy Court of the Approval Order and (y) the termination of this Agreement in accordance with its terms, the Seller Group shall be permitted to pursue Alternative Transactions, including, but not limited to, supplying information relating to Sellers or the Equity to prospective purchasers of the Equity or all or substantially all of the assets of any or all of Sellers or prospective underwriters or purchasers of the Equity or all or substantially all of the assets of any or all of Sellers in a public offering. None of the Seller Group shall have any liability to Purchaser, either under or relating to this Agreement or any applicable Law, by virtue of entering into or seeking Bankruptcy Court approval of such a definitive agreement for an Alternative Transaction pursuant to this

Section 7.5; provided, that Purchaser is paid any Expense Reimbursement and Break-Up Fee that may be payable pursuant to Section 4.7 at the time provided for therein.

     7.6 Further Assurances. Each of Sellers and Purchaser shall use its commercially reasonable efforts to (i) take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement.

     7.7 Confidentiality.

     (a) Purchaser acknowledges that the information provided to it in connection with this Agreement and the transactions contemplated hereby is subject to the terms of the confidentiality agreement between Sellers' representative, executed on May 9, 2003 on behalf of Sellers, and Purchaser, executed by Purchaser on April 25, 2003 (the "Confidentiality Agreement"), the terms of which are incorporated herein by reference, provided that Purchaser may include such financial information and other information Purchaser reasonably determines is required to be disclosed by the rules and regulations of the U.S. Securities and Exchange Commission in Purchaser's filings with the U.S. Securities and Exchange Commission or in any private placement memoranda and to its lenders, underwriters and rating agencies. Effective upon, and only upon, the Closing Date, the Confidentiality Agreement shall terminate with respect to information relating solely to the Business or otherwise included in the Purchased Assets; provided, however, that Purchaser acknowledges that any and all other Confidential Information provided to it by Sellers, their Affiliates or their representatives concerning Sellers shall remain subject to the terms and conditions of the Confidentiality Agreement after the Closing Date. Notwithstanding the foregoing, the Confidentiality Agreement shall not apply to information contained in this Agreement or the Exhibits and Schedules attached hereto or as to matters which are part of the Bankruptcy Court record or otherwise known to the general public.

     (b) Notwithstanding anything to the contrary set forth herein or in any other agreement to which the parties hereto are parties or by which they are bound, the obligations of confidentiality contained herein and therein, as they relate to the transactions described in this Agreement, shall not apply to the Tax structure or Tax treatment of the transactions described in this Agreement, and each party hereto (and any employee, representative, or agent of any party hereto) may disclose to any and all persons, without limitation of any kind, the Tax structure and Tax treatment of the transactions described in this Agreement and all materials of any kind (including opinions or other tax analysis) that are provided to such party relating to such Tax treatment and Tax structure; provided, however, that such disclosure shall not include the name (or other identifying information not relevant to the Tax structure or Tax treatment) of any person and shall not include information for which nondisclosure is reasonably necessary in order to comply with applicable securities laws.

     7.8 Preservation of Records. Sellers and Purchaser agree that each of them shall preserve and keep the records (including work papers and electronic files associated with Tax Returns regarding sale, use, excise and Product) held by it or their Affiliates relating to the Business for a period of seven (7) years from the Closing Date and shall make such records and personnel available to the other as may be reasonably required by such party in connection with, among other things, any insurance claims by, legal proceedings or tax audits against or governmental investigations of Sellers or Purchaser or any of their Affiliates or in order to enable Sellers or Purchaser to comply with their respective obligations under this Agreement and each other agreement, document or instrument contemplated hereby or thereby. In the event Sellers or Purchaser wishes to destroy such records prior or after that time, such party shall first give ninety (90) days prior written notice to the other and such other party shall have the right at its option and expense, upon prior written notice given to such party within that ninety (90) day period, to take possession of the records within one hundred and eighty (180) days after the date of such notice.

     7.9 Publicity. Neither Sellers nor Purchaser shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other party hereto, which approval will not be unreasonably withheld or delayed, unless, in the sole judgment of Purchaser or Sellers, disclosure is otherwise required by applicable Law or by the applicable rules of any stock exchange on which Purchaser or Sellers lists securities, provided that the party intending to make such release shall use its best efforts consistent with such applicable Law to consult with the other party with respect to the text thereof.

     7.10 Contacts with Suppliers and Customers. Notwithstanding anything to the contrary contained herein, prior to the Closing, (i) without the prior written consent of Sellers, which may be withheld for any reason, Purchaser shall not contact any customers of the Business, and (ii) Purchaser shall not contact any suppliers to the Business without the prior written consent of Sellers, which consent shall not be unreasonably withheld or delayed.

     7.11 Bonds. Sellers and Agway shall continue to maintain the Bonds issued on behalf of or at the request of any Seller that are in effect on the Closing Date until such time as Purchaser, using its reasonable best efforts, causes Purchaser's surety to replace the Bonds. In the event that an obligee under any of the Bonds makes a claim thereunder as a result of Purchaser's breach or alleged breach of any of the Bonds' provisions, Purchaser shall promptly indemnify and hold harmless any Seller or Agway from any such surety's demand for indemnification under such surety indemnification agreement.

     7.12 Supplementation and Amendment of Schedules. From time to time prior to the Closing, Sellers shall have the right to, or will upon the reasonable request of Purchaser, supplement or amend the Schedules with respect to any matter hereafter arising or discovered after the delivery of the Schedules pursuant to this Agreement that, if existing or known at, or occurring prior to, the date of this Agreement, would have been required to be set forth or described in such Schedules. No such supplement or amendment shall have any effect on the satisfaction of the condition to closing set forth in Section 9.1(a); provided, however, if the Closing shall occur, then Purchaser shall be deemed to have waived any right or claim pursuant to the terms of this Agreement or otherwise, including pursuant to Article X hereof, with respect to any and all matters disclosed pursuant to any such supplement or amendment at or prior to the Closing.

     7.13 Bidding Procedures. Within five (5) days after the execution and delivery of this Agreement, Agway shall file the Bidding Procedures Motion and the Sale Motion with the Bankruptcy Court. If the Bidding Procedures Order and the Approval Order, as entered, do not conform to Exhibits A and B hereto, respectively, Purchaser shall have one (1) Business Day after Purchaser's receipt of notification of the entry of each such order to notify Sellers in writing that Purchaser elects, in its sole discretion, to terminate this Agreement.

     7.14 Agway Name.

     (a) Within thirty (30) days following the Closing, each Seller shall file a certificate of amendment of such Seller's certificate of incorporation or certificate of formation, as the case may be, with the Secretary of State of Delaware, changing its corporate or limited liability company name, as the case may be, to remove any reference to the name "Agway", or any similar name or derivative thereof.

     (b) Notwithstanding any other provisions of this Agreement, Purchaser acknowledges and agrees that:

          (i) Sellers are conveying exclusively to Purchaser all of their rights, title and interests to use the "AGWAY" name as a trade name or service name and any related Marks solely in connection with the Business, such rights, title and interests being limited to the use of the "AGWAY" name as part of a trade name or service name in connection with the Business such that the trade name or service name must include an additional term describing or indicating the Business or a part of the Business in which the entity is involved (e.g., "AGWAY ENERGY," AGWAY PROPANE," "AGWAY OIL");

          (ii) Sellers shall not grant, and has not granted, the rights conveyed to Purchaser pursuant to Section 7.14(b)(i) to any Person other than Purchaser;

          (iii) Purchaser agrees not to use, directly or indirectly, the AGWAY name outside of the Business and to use the AGWAY name within the Business only as permitted pursuant to this Section 7.14;

          (iv) this Agreement does not grant Purchaser any right to use, and Purchaser shall not use, the trade name or service name "AGWAY", or any similar name or derivative thereof, by itself (without regard to whether a type of entity designation is used with the AGWAY name) for a business or entity formed and/or operated by or for Purchaser in connection with the Business;

          (v) Agway owns, and nothing in this Agreement transfers to or grants to Purchaser any right, title or interest in or to, the AGWAY name, or any similar name or derivative thereof, including any trademark and service mark registrations for the AGWAY mark, in connection with any business, products, and/or services outside of the Business (the "Other AGWAY Marks");

          (vi) the Other AGWAY Marks are not part of the Purchased Intellectual Property; and

          (vii) Agway has licensed, and nothing contained in this Agreement limits Agway's right to license, third parties to use the Other AGWAY Marks.

     (c) Purchaser acknowledges that Agway intends to transfer to third parties some or all of the Other AGWAY Marks, including any trademark and service mark registrations of the Other AGWAY Marks; and Purchaser hereby releases Agway and Sellers from any and all liability in connection with any transfer or transfers of the Other AGWAY Marks.

     7.15 Retention of Funds. From and after the Closing until (i) Sellers shall have paid to Purchaser any amounts owed to Purchaser pursuant to Section 3.4(f) or (ii) it shall have been determined pursuant to Section 3.4 that no amounts are owed by Sellers to Purchaser thereunder, Sellers shall retain an amount of funds equal to the greater of (A) $1,000,000 and (B) 125% of the amount, if any, by which Average Net Working Capital exceeds Estimated Closing Working Capital, and upon the written request of Purchaser, which may be made no more often than every thirty (30) days, Sellers shall provide Purchaser with reasonable evidence that such funds have been retained.

     7.16 Industrial Site Recovery Act.

     (a) As a condition precedent to Purchaser's obligation to close, Sellers shall have received from the New Jersey Department of Environmental Protection ("NJDEP"), pursuant to ISRA, for all of Sellers' Properties located in New
Jersey:

          (i) a letter from NJDEP indicating that ISRA does not apply to this transaction for each such property ("LNA") or

          (ii) a remediation agreement to permit closing to occur prior to ISRA compliance pursuant to N.J.S.A 13:1K-9 which shall be acceptable to Purchaser and shall name Purchaser as the ordered party ("Remediation Agreement") for any of Sellers' Properties located in New Jersey for which an LNA is not available (the receipt of either documents referred to in clauses (i) and (ii) shall herein be referred to as "ISRA Closing Compliance") and Sellers shall have delivered a copy thereof to Purchaser.

     (b) From and after Closing, Purchaser shall comply with Sellers' ISRA obligations arising from the transactions contemplated herein. Purchaser shall cooperate with Sellers and shall provide Sellers with access to the facilities at reasonable times in order for Sellers to accomplish any actions required by the State of New Jersey to the extent Purchaser is not complying with such obligations.

     7.17 Tax Clearance Certificates; Reserve for Taxes. Prior to the Closing, Sellers shall file an application for a tax clearance certificate from each of the Tax Authorities listed on Schedule 7.17 (collectively, the Tax Clearance Certificates") releasing Sellers from all Liability for all Taxes listed on
Schedule 7.17 owed to such jurisdictions through the Closing Date (collectively, the "State Tax Liabilities"), it being understood that it is neither a condition to Closing or covenant of Sellers that any Tax Clearance Certificates be received. Sellers shall reserve not of less than $900,000 of cash, which shall be used solely for the purpose of paying State Tax Liabilities until the earlier to occur of (i) receipt by Seller of such Tax Clearance Certificates and (ii) 15 months following the Closing Date. Sellers shall provide to Purchaser any Tax Clearance Certificates it receives.

     7.18 Formation of LLC. Notwithstanding anything else contained herein, in order to facilitate the transfer at Closing to Purchaser of the Purchased Assets that are Tangible Property, prior to the Closing, Sellers shall transfer all of such Tangible Property to a newly formed single member limited liability company ("LLC I"), which shall in turn transfer all of the Tangible Property that are non-propane assets to a second limited liability company (LLC II"), which shall be wholly owned by LLC I (it being understood that membership interests in LLC I and LLC II are Purchased Assets).

     7.19 Assumption, Assignment and Transfer by Agway. At Closing and pursuant to Section 365 of the Bankruptcy Code, and subject to Bankruptcy Court approval, Agway shall assume and assign to Purchaser those Purchased Contracts to which Agway is a party, which Purchased Contracts are listed on Schedule 7.19. At Closing and pursuant to Section 363 of the Bankruptcy Code, and subject to Bankruptcy Court approval, Agway shall sell, transfer, assign, convey and deliver to Purchaser all of Agway's right, title and interest in and to those Owned Properties that Agway owns.

     7.20 Conveyance of Title. Notwithstanding anything else provided herein, title to any titled Purchased Asset shall be conveyed to Purchaser only upon the certificate of title relating to any such titled Purchased Assets having been executed by the relevant Seller and delivered to Purchaser, which may occur after the Closing. To the extent such transfer of title occurs after the Closing, Sellers shall deliver powers of attorney relating to the execution of the certificates of title to each of the titled Purchased Assets in form and substance reasonably acceptable to Purchaser and Sellers authorizing the execution of such certificates of title on behalf of Sellers. Such powers of attorney shall appoint an employee of Purchaser. In the event that any such power attorneys lapse under applicable law, Sellers agree to promptly execute replacement powers of attorney upon the request of Purchaser. Purchaser and Sellers acknowledge that any such delay in the transfer of title is necessary to facilitate the orderly transfer of title.



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

                                  ARTICLE VIII

                         EMPLOYEES AND EMPLOYEE BENEFITS

     8.1 Employment.

     (a) Transferred Employees. At least ten (10) days prior to the Closing, Purchaser shall deliver, in writing, an offer of employment to the Chief Operating Officer, all field employees, including the general managers, and any other Employee that Purchaser identifies prior to Closing as critical to Purchaser's operation of the Business, with such employment to commence immediately following the Closing, and Purchaser shall deliver to Sellers at least ten (10) days prior to the Closing a list of those Employees to whom Purchaser is offering employment. Except as set forth on Schedule 8.1, which may be amended up to ten (10) days prior to the Closing, each such offer of employment shall be at the same salary or hourly wage rate and position in effect immediately prior to the Closing. Such individuals who accept such offer by the Closing Date are hereinafter referred to as the "Transferred Employees."

     (b) Standard Procedure. Pursuant to the "Standard Procedure" provided in
Section 5 of Revenue Procedure 96-60, 1996-2 C.B. 399, (i) Purchaser and Sellers shall report on a predecessor/successor basis as set forth therein, (ii) Sellers will not be relieved from filing a Form W-2 or Form 1099 with respect to any Transferred Employees or independent contractor, as the case may be, and (iii) Purchaser will undertake to file (or cause to be filed) a Form W-2 for each such Transferred Employee with respect to the portion of the year during which such Employees are employed by Purchaser that includes the Closing Date, excluding the portion of such year that such Employee was employed by Sellers.

     8.2 Employee Benefits.

     (a) Purchaser shall provide employee benefits to the Transferred Employees which are substantially similar to those provided by Purchaser to similarly situated active employees of Purchaser including, without limitation, with respect to severance, vacations and incentive compensation. For purposes of eligibility, vesting and rate of vacation accrual or severance pay, if applicable, but not benefit accrual for any other purpose, under the employee benefit plans of Purchaser providing benefits to Transferred Employees (the "Purchaser Plans"), Purchaser shall credit each Transferred Employee with his or her years of service with Sellers and any predecessor entities, to the same extent as such Transferred Employee was entitled immediately prior to the Closing to credit for such service under any similar Employee Benefit Plan. For the purpose of determining incentive compensation (not including any retention compensation set forth as "Minimum Guarantee" on Schedule 8.2(e)(ii)) the ("Minimum Guarantee")), for any Transferred Employee under Purchaser's compensation plans, Purchaser shall take into account his or her performance since July 1, 2003, the commencement of Sellers' current fiscal year. Purchaser shall accept a trust to trust transfer of assets and liabilities from Sellers' Savings Plan to Purchaser's Savings Plan of the account attributable to

Transferred Employees, at each Transferred Employee's option. Such trust to trust transfer shall be made in cash and notes representing participant loans in accordance with the requirements of Section 414(l) of the Code, as soon as reasonably practicable after the Closing Date.

     (b) Notwithstanding subsection (a) above, with respect to Purchaser's group health plans, Purchaser shall as of the Closing Date either establish group health plans for the Transferred Employees that are substantially similar to those that such Employees participated in immediately prior to Closing, or shall enroll the Transferred Employees in the Purchaser Plans which cover similarly situated employees of Purchaser. Any group health plan of Purchaser shall take into account employment with any Seller for purposes of determining eligibility to participate. Transferred Employees shall participate without any waiting periods, without evidence of insurability, and without application of pre-existing physical or mental condition limitations except to the extent applicable under such similar Employee Benefit Plans. Purchaser shall count claims arising during the calendar year on or prior to the effective date of coverage for purposes of satisfying deductibles, out-of-pocket maximums, and all other similar limitations under the welfare plans of Purchaser. Sellers shall provide Purchaser with schedules as of the Closing Date in such form as is mutually convenient to the parties, and update such schedules immediately thereafter, which reflect the deductibles satisfied, amounts credited toward out-of-pocket maximums and any other similar limitations as of the Closing Date.

     (c) Nothing contained in this Article VIII or elsewhere in this Agreement shall be construed to prevent the termination of employment of any individual Transferred Employee or any change in the employee benefits available to any individual Transferred Employee provided such change applies to similarly situated employees of Purchaser.

     (d) Accrued Vacation. Except as required by applicable Law, Purchaser shall be responsible for all Liabilities with respect to Transferred Employees attributable to their accrued and unused vacation, sick days and personal days earned with Sellers through the Closing Date.

     (e) With respect to Employees that are not Transferred Employees, Sellers shall be responsible for all Liabilities under applicable law or the terms of Sellers' Employee Benefit Plans, including all Liabilities arising under WARN or Sellers' employee pension benefit plans and Sellers' Liability to provide continued group health coverage under Part 6, Subtitle A of Title I of ERISA or
Section 4980B of the Code, except as provided below. To the extent Sellers' Liability to such Employees under any severance arrangement, or on account of incentive compensation under the plans set forth on Schedule 8.2(e)(i) or accrued and unused vacation, exceeds an aggregate amount of Five Million Dollars ($5,000,000) (the "Employee Benefit Cap"), Purchaser shall assume such Liability in excess of the Employee Benefit Cap; provided that Sellers shall be solely responsible for all Liabilities related to severance and incentive compensation that represents a Minimum Guarantee (the "Excluded Bonus Amounts") of Sellers' executives who are not Transferred Employees who are set forth on Schedule 8.2(e)(ii), and provided, further, any such Liabilities related to the Excluded Bonus Amounts shall not be applied to the Employee Benefit Cap. Purchaser shall assume all Liabilities in respect of incentive compensation of Transferred Employees under Sellers' plans accrued, earned and unpaid for during Sellers' current fiscal year through the Closing Date (and, to the extent so accrued and earned, Purchaser shall have no additional obligation to provide incentive compensation under Section 8.2(a) hereof for such period); provided, however, that Sellers shall pay the Minimum Guarantee directly to the applicable Transferred Employees and Purchaser shall promptly reimburse Sellers therefor but not with respect to any matching payments under Sellers' or Agway's pension or other employee benefit plans.

                                   ARTICLE IX

                              CONDITIONS TO CLOSING

     9.1 Conditions Precedent to Obligations of Purchaser. The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Purchaser in whole or in part to the extent permitted by applicable Law):

     (a) The representations and warranties of Sellers set forth in this Agreement qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, at and as if made on the Closing, except to the extent such representations and warranties relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date), and Purchaser shall have received a certificate signed by an authorized officer of Sellers, dated the Closing Date, to the foregoing effect;

     (b) Sellers shall have performed and complied in all material respects with all obligations and agreements required in this Agreement to be performed or complied with by it prior to the Closing Date, and Purchaser shall have received a certificate signed by an authorized officer of Sellers, dated the Closing Date, to the foregoing effect;

     (c) there have been no facts or circumstances that give rise to a Material Adverse Effect on the Business;

     (d) any required consent to the assignment of the Contracts set forth on
Schedule 9.1(d) shall have been obtained or such Contracts shall have been assumed and assigned to Purchaser in accordance with Section 7.19; and

     (e) Sellers shall have delivered, or caused to be delivered, to Purchaser all items set forth in Section 4.2.



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

     9.2 Conditions Precedent to Obligations of Sellers. The obligations of Sellers to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by Sellers in whole or in part to the extent permitted by applicable Law):

     (a) The representations and warranties of Purchaser set forth in this Agreement qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, at and as if made on the Closing, except to the extent such representations and warranties relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date), and Sellers shall have received a certificate signed by an authorized officer of Purchaser, dated the Closing Date, to the foregoing effect;

     (b) Purchaser shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date, and Sellers shall have received a certificate signed by an authorized officer of Purchaser, dated the Closing Date, to the foregoing effect;

     (c) evidence of the wire transfer referred to in Section 3.3 hereof; and

     (d) Purchaser shall have delivered, or caused to be delivered, to Sellers the items set forth in Section 4.3.

     9.3 Conditions Precedent to Obligations of Purchaser and Sellers. The respective obligations of Purchaser and Sellers to consummate the transactions contemplated by this Agreement are subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Purchaser and Sellers in whole or in part to the extent permitted by applicable Law):

     (a) there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

     (b) the Bankruptcy Court shall have entered the Bidding Procedures Order;

     (c) the Bankruptcy Court shall have entered the Approval Order within forty
(40) days after the date that the Bankruptcy Court approves the Bidding Procedures Order and any stay period applicable to the Approval Order shall have expired or shall have been waived by the Bankruptcy Court;

     (d) the waiting period applicable to the transactions contemplated by this Agreement under the HSR Act shall have expired or early termination shall have been granted; and

     (e) the consents, waivers, approvals or other authorizations listed on
Schedule 9.3(e) shall have been obtained or otherwise satisfied.

     9.4 Frustration of Closing Conditions. Neither Sellers nor Purchaser may rely on the failure of any condition set forth in Section 9.1, 9.2 or 9.3, as the case may be, if such failure was caused by such party's failure to comply with any provision of this Agreement.

                                   ARTICLE X

                                 INDEMNIFICATION

     10.1 Survival of Representations and Warranties. The representations and warranties of the parties contained in this Agreement shall survive the Closing through and including the date that is fifteen (15) months after the Closing Date (other than representations and warranties set forth in Sections 5.8 and 5.17, each of which shall survive through and including the three (3) year anniversary of the Closing Date) (as applicable, the "Survival Period"); provided, however, that any obligations to indemnify and hold harmless shall not terminate with respect to any Losses as to which the Person to be indemnified shall have given notice to the indemnifying party in accordance with Section 10.4(a) before the termination of the applicable Survival Period.

     10.2 Indemnification by Sellers.

     (a) Subject to Sections 7.12, 10.1, 10.5 and 10.10 hereof, Sellers hereby agree to indemnify and hold Purchaser and its directors, officers, employees, Affiliates, agents, successors and permitted assigns (collectively, the "Purchaser Indemnified Parties") harmless from and against:

          (i) any and all losses, liabilities, obligations, damages, costs and expenses (individually, a "Loss" and, collectively, "Losses") based upon, attributable to or resulting from the breach of any representation or warranty of any Seller set forth in Article V hereof, or any representation or warranty contained in any certificate delivered by or on behalf of any Seller pursuant to this Agreement;

          (ii) any and all Losses based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of any Seller under this Agreement;

          (iii) any and all Losses based upon or arising directly from any Excluded Asset, any Excluded Liability (other than any Liabilities arising from or in connection with the failure to qualify or re-qualify any portable propane tanks of Sellers installed at a customer's location in compliance with DOT Regulations), State Tax Liabilities or any Pre-Closing Breaches of Purchased Contracts; and

          (iv) any and all notices, actions, suits, proceedings, claims, demands, assessments, judgments, costs, penalties and expenses, including attorneys' and other professionals' fees and disbursements (collectively, "Expenses") incident to the foregoing matters referred to clauses (i) through (iii);

     provided, however, that Sellers' obligations to indemnify and hold harmless with respect to the Losses referred to in clauses (ii) and (iii) above shall terminate fifteen (15) months after the Closing Date except with respect to any Losses as to which the Purchaser Indemnified Parties shall have given notice to Sellers in accordance with Section 10.4(a) before the expiration of such period and, provided, further, that neither the immediately preceding provision nor Section 10.9 shall preclude Sellers from challenging any claim asserting that it is liable for an Excluded Liability following the expiration of such period other than with respect to any Environmental Liabilities, for which Purchasers' sole and exclusive recourse against any Seller shall be pursuant to Section 10.10.

     (b) Purchaser acknowledges and agrees that Sellers shall not have any liability under any provision of this Agreement for any Loss to the extent that such Loss relates to action taken by Purchaser or any other Person (other than Sellers in breach of this Agreement) after the Closing Date. Purchaser shall take and shall cause its Affiliates to take all reasonable steps to mitigate any Loss upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach which gives rise to the Loss.

     (c) The parties hereto acknowledge and agree that the General Indemnity Escrow Fund and the Environmental Indemnity Escrow Fund have been created for the purpose and as the sole and exclusive source of satisfying Sellers' obligations to indemnify and hold harmless the Purchaser Indemnified Parties in accordance with this Section 10.2(a)(i), Section 10.5 and Section 10.10, respectively, except as otherwise expressly provided herein.

     10.3 Indemnification by Purchaser.

     (a) Subject to Sections 10.1 and 10.5, Purchaser hereby agrees to indemnify and hold Sellers and its directors, officers, employees, Affiliates, agents, successors and permitted assigns (collectively, the "Seller Indemnified Parties") harmless from and against:

          (i) any and all Losses based upon, attributable to or resulting from the breach of any representation or warranty of Purchaser set forth in
     Article VI hereof, or any representation or warranty contained in any certificate delivered by or on behalf of Purchaser pursuant to this Agreement;

          (ii) any and all Losses based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of Purchaser under this Agreement;

          (iii) any and all Losses based upon or arising directly out of any Assumed Liability;

          (iv) all Losses based upon or arising directly out of any Purchaser's operation of the Business after the Closing Date; and

          (v) any and all Expenses incident to the foregoing.

     (b) Sellers shall take and cause its Affiliates to take all reasonable steps to mitigate any Loss upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach which gives rise to the Loss.

     10.4 Indemnification Procedures.

     (a) If any of the Persons to be indemnified under this Article X has suffered or incurred any Loss (regardless of any limitations provided in Section
10.5 hereof), the indemnified party shall so notify the party from whom indemnification is sought promptly in writing describing such Loss, the amount or estimated amount thereof, if known or reasonably capable of estimation, and the method of computation of such Loss, all with reasonable particularity and containing a reference to the provisions of this Agreement or any other agreement, instrument or certificate delivered pursuant hereto in respect of which such Loss shall have occurred. If any action at Law or suit in equity is instituted by or against a third party with respect to which the indemnified party intends to claim any Loss under this Article X, the indemnified party shall promptly notify the indemnifying party of such action or suit and tender to the indemnifying party the defense of such action or suit. A failure by the indemnified party to give notice and to tender the defense of the action or suit in a timely manner pursuant to this Section 10.4 shall not limit the obligations of the indemnifying party under this Article X, except (i) to the extent such indemnifying party is prejudiced thereby, (ii) to the extent expenses are incurred during the period in which notice was not provided and (iii) as provided by Section 10.1.

     (b) If any claim, demand or liability is asserted by any third party against any Person entitled to indemnification hereunder, the indemnifying party shall be entitled to assume control of the defense of any actions or proceedings brought against the indemnified party in respect of matters embraced by the indemnity and thereafter shall not be liable for the expenses of the indemnified party. If the indemnifying party fails to assume the defense of any such matter within thirty (30) days after request by the indemnified party to assume such defense, the indemnified party may assume control of the defense of the claim. In all cases, the party without the right to control the defense of the indemnifiable claim may participate in the defense at its own expense.


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

Notwithstanding anything in this Section 10.4 to the contrary, neither the indemnifying party nor the indemnified party shall, without the written consent of the other party, settle or compromise any indemnifiable claim or permit a default or consent to entry of any judgment unless the claimant and such party provide to such other party an unqualified release from all liability in respect of the indemnifiable claim. Notwithstanding the foregoing, if a settlement offer solely for money damages is made by the applicable third party claimant, and the indemnifying party notifies the indemnified party in writing of the indemnifying party's willingness to accept the settlement offer and, subject to the limitations of Sections 10.5, 10.6, and 10.7, pay the amount called for by such offer, and the indemnified party declines to accept such offer, the indemnified party may continue to contest such indemnifiable claim, free of any participation by the indemnifying party, and the amount of any ultimate liability with respect to such indemnifiable claim that the indemnifying party has an obligation to pay hereunder shall be limited to the lesser of (A) the amount of the settlement offer that the indemnified party declined to accept plus the Losses of the indemnified party relating to such indemnifiable claim through the date of its rejection of the settlement offer or (B) the aggregate Losses of the indemnified party with respect to such indemnifiable claim. If the indemnifying party makes any payment on any indemnifiable claim, the indemnifying party shall be subrogated, to the extent of such payment, to all rights and remedies of the indemnified party to any insurance benefits or other claims of the indemnified party with respect to such indemnifiable claim.

     10.5 Certain Limitations on Indemnification.

     (a) Notwithstanding anything herein to the contrary, any Person making an indemnification claim under Section 10.2(a)(i) or 10.3(a)(i) must give notice to the indemnifying party of any such indemnification claim in writing in reasonable detail prior to the expiration of the applicable Survival Period. Any indemnification claim not made on or prior to that date will be irrevocably and unconditionally released and waived.

     (b) Notwithstanding anything herein to the contrary, an indemnifying party shall not have any liability under Section 10.2(a)(i) or 10.3(a)(i) (as applicable):

          (i) with respect to any individual claim (or group of related claims of the same Person having, in each case, substantially similar factual or legal basis) for the breach of a representation or warranty, unless and until the Losses claimed exceed $15,000 (the "De Minimis Amount");

          (ii) unless and until the amount of the Losses to the indemnified parties finally determined to arise thereunder based upon, related to or resulting from the breach of all representations and warranties exceeds, in the aggregate $1,000,000 (the "Deductible"), disregarding any individual claim that does not exceed the De Minimis Amount, at which time such Losses shall be recoverable from the first dollar of Loss; and



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

          (iii) with respect to any Losses of Purchaser that arise under or are based upon, related to or resulting from the breach by any Seller of any representation and warranty (including Section 5.8) set forth in this Agreement other than Section 5.17 and 10.10, Purchaser's only recourse shall be shall be the General Indemnity Escrow Fund, which shall serve as a cap on all such Losses (such that Sellers shall have no liability to Purchaser in excess of the funds held in such escrow) and shall remain in escrow until fifteen (15) months after the Closing Date, with any remaining funds in excess of $500,000 (such $500,000, the "Tax Escrow") being disbursed to Sellers on the date that is fifteen (15) months after the Closing Date; provided, however, that if Purchaser has one or more claims pending in respect of (i) the breach of any representation or warranty other than those contained in Section 5.17 or (ii) any other Losses for which Sellers are required to indemnify Purchaser for pursuant to Section
     10.2 on the date that is fifteen (15) months after the Closing Date, a portion of any remaining General Indemnity Escrow Fund (not including the Tax Escrow) equal to the reasonable amount of such claims (or, if the reasonable amount of such claims exceeds the amount of the remaining General Indemnity Escrow Fund, the remaining amount of such funds) shall be retained by the Escrow Agent pending the resolution thereof. The Tax Escrow shall remain in escrow until the third (3rd) anniversary of the Closing Date to serve as the source of indemnification of Purchaser with respect to any Losses that arise under or are based upon, related to or resulting from the breach of any representation and warranty set forth in Section 5.8, with any remaining General Indemnity Escrow Fund being disbursed to Sellers on the third (3rd) anniversary of the Closing Date; provided, however, that if Purchaser has one or more claims pending in respect of the breach of any representation or warranty contained in Section 5.8 on the third (3rd) anniversary of the Closing Date, a portion of any remaining Tax Escrow equal to the reasonable amount of such claims (or, if the reasonable amount of such claims exceeds the amount of the remaining Tax Escrow, the remaining amount of such funds) shall be retained by the Escrow Agent pending the resolution thereof. This Section 10.5(b)(iii) shall not in any way limit the amount or time period for which Purchaser shall be entitled to be indemnified by Sellers under Section 10.2 with respect to State Tax Liabilities.

     (c) No representation or warranty of Sellers contained herein shall be deemed untrue or incorrect, and Sellers shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event of which (a) it is manifestly evident that such fact, circumstance or event is disclosed in response to another representation or warranty contained in this Agreement or (b) Purchaser is aware as of the Closing Date.

     (d) Purchaser shall not make any claim for indemnification under this
Article X in respect of any Losses that is taken into account in the calculation of any adjustment to the Purchase Price pursuant to Section 3.4 and in respect of any of Sellers' representation or warranty regarding Inventory to the extent taken into account in the calculation of any adjustment to the Purchase Price pursuant to Section 3.4.

     10.6 Calculation of Losses.

     (a) The amount of any Losses for which indemnification is provided under this Article X shall be net of any amounts actually recovered or recoverable by the indemnified party under insurance policies or otherwise with respect to such Losses (net of any Tax or expenses incurred in connection with such recovery).

     (b) If the amount of any Loss for which indemnification is provided under this Article X gives rise to a currently realizable Tax benefit (as defined below) to the Indemnified Party making the claim, then the indemnity claim shall be (i) increased to take account of any net Tax cost incurred by the indemnified party arising from the receipt of indemnity payments hereunder (grossed up for such increase) and (ii) reduced to take account of any net Tax benefit realized by the indemnified party arising from the incurrence or payment of any such Loss. To the extent such indemnity claim does not give rise to a currently realizable Tax benefit, if the amount with respect to which any indemnity claim is made gives rise to a subsequently realized Tax benefit to the indemnified party that made the claim, such indemnified party shall refund to the indemnifying party the amount of such Tax benefit (with and including any gross-up payment made pursuant to this Section 10.6 with respect to such Tax benefit) when, as and if realized (it being understood that such indemnified party shall use its reasonable efforts to realize such Tax benefit). For purposes of this Section 10.6, a "Tax benefit" means an amount by which the Tax liability of the party (or group of corporations including the party) is actually reduced (including by deduction, reduction of income by virtue of increased tax basis or otherwise, entitlement to refund, credit or otherwise) plus any related interest received from the relevant Tax Authority. In computing the amount of any such Tax cost or Tax benefit, the indemnified party shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt of any indemnity payment hereunder or the incurrence or payment of any indemnified Loss. For purposes of this Section 10.6, a Tax benefit is "currently realizable" to the extent that such Tax benefit can be realized in the current taxable period or year or in any Tax Return with respect thereto (including through a carryback to a prior taxable period) or in any taxable period or year prior to the date of the indemnity claim. The amount of any increase, reduction or payment hereunder shall be adjusted to reflect any final determination (which shall include the execution of Form 870-AD or successor form) with respect to the indemnified party's liability for Taxes, and payments between the parties to this Agreement to reflect such adjustment shall be made if necessary. Any indemnity payment under this Article X shall be treated as an adjustment to the value of the asset upon which the underlying claim was based, unless a final determination (which shall include the execution of a Form 870-AD or successor form) with respect to the indemnified party or any of its Affiliates causes any such payment not to be treated as an adjustment to the value of the asset for United States federal income tax purposes.

     10.7 Characterization of Indemnity Payments. Sellers and Purchaser agree to treat any indemnity payment made pursuant to this Article X as an adjustment to the Purchase Price for federal, state, local and foreign income tax purposes.



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

     10.8 No Consequential Damages. Notwithstanding anything to the contrary elsewhere in this Agreement, no party (or any of its Affiliates) shall, in any event, be liable to any other party (or any of its Affiliates) for any consequential, incidental, special or punitive damages of such other party (or any of its Affiliates), including loss of future revenue, income or profits, diminution of value or loss of business reputation or opportunity relating to the breach or alleged breach hereof.

     10.9 Exclusive Remedy. Subject to Section 11.4 hereof and except for common law fraud in the inducement under which a common law court would abrogate this Agreement and except as otherwise provided in Section 10.10, the sole and exclusive remedy of Sellers and Purchaser for any breach or inaccuracy, or alleged breach or inaccuracy, of any representation, warranty, covenant or agreement made by Sellers or Purchaser shall be indemnification in accordance with this Article X, which indemnification obligation shall be effective solely upon the Closing. Subject to the exceptions set forth in the immediately preceding sentence, in furtherance of the foregoing, the parties hereby waive, to the fullest extent permitted by applicable Law, any and all other rights, claims and causes of action (including rights of contributions, if any) known or unknown, foreseen or unforeseen, which exist or may arise in the future, that it may have against Sellers or any of its Affiliates, or Purchaser or any of its Affiliates, as the case may be, arising under or based upon any federal, state or local Law (including any such Law relating to environmental matters or arising under or based upon any securities Law, common Law or otherwise).

     10.10 Environmental Liabilities and the Environmental Indemnity Escrow
Fund.

     (a) As used herein the following terms shall have the following meanings:

     "Property" shall mean any property currently or formerly owned, leased or used by any Seller.

     "Remediation" shall mean all reasonably necessary actions to investigate, monitor and/or cleanup, including, without limitation, the preliminary assessment, site investigation, remedial investigation, remedial selection and remedial action, in accordance with Environmental Laws.

     "Pre-Existing Hazardous Materials" shall mean Hazardous Materials Released prior to the Closing, including any migration or dispersal of such Hazardous Materials.

     (b) Purchaser shall be entitled to payment from the Environmental Indemnity Escrow Fund pursuant to the Environmental Indemnity Escrow Agreement for all Losses of Purchaser arising from: (i) the presence of Pre-Existing Hazardous Materials on, at, under or migrating from the Property, including, without limitation, all costs of Remediation of Hazardous Materials on, at, under or migrating from any Property pursuant to Environmental Laws including Remediation of Sellers' Properties to standards under Environmental Laws applicable to non-residential use, whether such

Remediation is voluntary or involuntary; (ii) any violation of Environmental Laws that occurred prior to the Closing Date by any Seller or for which any Seller has Liability; (iii) compliance with Environmental Laws at any property to which any Seller sent materials for disposal or for which Seller has Liability under Environmental Laws arising from an occurrence prior to the Closing Date; and (iv) any and all Losses based upon, attributed to, or resulting from a breach of Sections 5.17 or 7.16, (i) through (iv) collectively "Environmental Liabilities". In the event that any of Sellers' Properties are subject to ISRA, Purchaser may fund any financial assurance required by ISRA from the Environmental Indemnity Escrow Fund as provided in the Environmental Indemnity Escrow Agreement.

     (c) With respect to any Environmental Liabilities that arise under or are based upon, related to or resulting from Section 10.10, other than as set forth in Sections 10.10(d) and (e), Purchaser's exclusive recourse shall be the Environmental Indemnity Escrow Fund, which shall serve as an absolute cap on all such Losses (such that Sellers shall have no liability to Purchaser in excess of the funds held in such escrow) and, subject to the terms of the Environmental Escrow Agreement, shall remain in escrow until the third (3rd) anniversary of the Closing Date, with any remaining Environmental Indemnity Escrow Fund being disbursed to Sellers on the third (3rd) anniversary of the Closing Date; provided, however, that if Purchaser has one or more claims pending in respect to Losses under Section 10.10 on the third (3rd) anniversary of the Closing Date, a portion of any remaining Environmental Indemnity Escrow Fund equal to the reasonable amount of such claims (or, if the reasonable amount of such claims exceeds the amount of the remaining Environmental Indemnity Escrow Fund, the remaining amount of such funds) shall be retained by the Escrow Agent pending the resolution thereof. Notwithstanding anything contained in this Agreement to the contrary, Purchaser's right to recovery from the Environmental Indemnity Escrow Fund, including for breaches of the representations and covenants, set forth at Sections 5.17 and 7.16, shall not be subject to Section 7.12, Section 10.2(b) and Sections 10.4 through 10.7 of this Agreement.

     (d) In furtherance of the foregoing and subject to Section 10.10(b) and
(e), Purchaser hereby waives, to the fullest extent permitted by applicable Law, any and all other rights, claims and causes of action (including rights of contributions, if any) known or unknown, foreseen or unforeseen, which exist or may arise in the future, that it may have against Sellers or any of their Affiliates, arising under or based upon any Environmental Laws; provided, however, that the foregoing shall not apply to those rights, claims and causes of action for Environmental Liabilities (i) for which Sellers have received notice prior to the Closing Date that relate to any property other than any Owned Property or Leased Real Property or (ii) to the extent coverage may be available under Sellers' Policies pursuant to this Section 10.10, in which case the provisions contained in Section 10.10(e)(vii) shall apply.

     (e) Sellers shall make available to Purchaser at premises of Sellers copies and evidence of general liability insurance policies, excess liability insurance policies and environmental liability policies ("Sellers' Policies") that are in Sellers' possession or control and that were in effect at any time prior to the Closing Date. Purchaser may at Purchaser's expense make and retain photocopies of Sellers' Policies.

          (ii) To the extent Purchaser's Environmental Liabilities exceed, or are estimated to exceed, in the aggregate, the amount of the Environmental Indemnity Escrow Deposit, Purchaser shall have the right to file claims under Sellers' Policies to recover Environmental Liabilities and shall have the right to pursue any rights, claims and causes of action of any Seller against third parties, other than the Sellers.

          (iii) In the event that Purchaser's Environmental Liabilities exceed or are estimated to exceed the amount of the Environmental Indemnity Escrow Deposit, Purchaser shall provide Sellers with written notice thereof pursuant to Section 11.9 hereof and Sellers shall cooperate with Purchaser, with respect to recovery of Purchaser's Environmental Liabilities pursuant to Sellers' Policies and any rights, claims and causes of action against any third party, which cooperation shall include using Sellers' commercially reasonable efforts to supply relevant documents and information and permitting Purchaser, at Purchaser's discretion, to pursue at Purchaser's expense such insurance coverage or rights, claims, or causes of action against third parties in the name of any Seller. Within thirty
     (30) days of Sellers' receipt of Purchasers' notice pursuant to this
     Section 10.10(e)(iii), Sellers shall provide Purchaser with written notice of Sellers' representative for the purpose of cooperation pursuant to this
     Section 10.10(e). In the event that Sellers (i) do not provide such notice within thirty (30) days of Sellers' receipt of Purchaser's notice pursuant to this Section 10.10(e) or (ii) in the event Sellers fail to continue to diligently cooperate with Purchaser as provided herein after thirty (30) days written notice and opportunity to cure, Purchaser shall be deemed to be granted an irrevocable power of attorney to pursue such insurance and any rights, claims and causes of action pursuant to the Power of Attorney, substantially in the form attached hereto as Exhibit K, which shall be executed at the Closing but shall not be exercised by Purchaser unless and until the occurrence of (i) or (ii) in this sentence.

          (iv) In the event Purchaser is successful in obtaining coverage under Sellers' Policies pursuant to this Section 10.10(e), and in the event Sellers are unable to recover, in part or in full, for other Seller liabilities under Sellers' Policies as a result of payment of such insurance proceeds to Purchaser, Purchaser agrees to indemnify and defend Sellers for the unrecovered amount to the extent of such insurance proceeds received by Purchaser.

          (v) Purchaser shall be solely responsible, and shall indemnify and hold Sellers harmless, for its own costs and all costs incurred by Sellers or Sellers' representative in complying with Purchaser's requests for information in connection with Purchaser's filing of claims under Sellers' Policies or any demands, claims, or causes of action asserted by Purchaser against any insurer or any third party in the name of any Seller.

          (vi) Nothing in this Agreement shall prohibit Sellers from filing claims against Sellers' Policies or prosecuting and settling such claims without the prior consent of Purchaser, provided that Sellers shall provide notice to Purchaser of any such claims and settlement and provided that Sellers shall do nothing to impair Purchaser's rights under this Section 10.10(e), including, without limitation, by waiving or releasing such rights in any settlement entered into by Sellers; provided, however, that to the extent Sellers' recovery depletes coverage limits under Sellers' Policies, that depletion shall not be deemed such a waiver or release of Purchaser's rights.

          (vii) As a condition of payment to Purchasers of proceeds from Sellers' Policies, Purchaser shall irrevocably waive, to the fullest extent permitted by applicable Law, any and all rights, claims and causes of action (including rights of contributions, if any) known or unknown, foreseen or unforeseen, which exist or may arise in the future, that it may have against Sellers or any of their Affiliates, arising under or based upon any federal, state or local Law, including any Environmental Laws, relating to the same event or series of events giving rise to the claim for which insurance proceeds are obtained. In the event Purchasers are unsuccessful in obtaining proceeds from Sellers' Policies for a claim, Purchaser shall irrevocably waive, to the fullest extent permitted by applicable Law, subject to Section 10.10(d)(i) any and all rights, claims and causes of action (including rights of contributions, if any) known or unknown, foreseen or unforeseen, which exist or may arise in the future, that it may have against Sellers or any of their Affiliates, arising under or based upon any federal, state or local Law, including any Environmental Laws, relating to the same event or series of events giving rise to the claim.

          (viii) Sellers make no representation or warranty regarding whether and to what extent coverage under Sellers' Policies may exist or whether and to what extent third-party claims may exist. Nothing in this Agreement shall make Sellers liable to Purchaser for any provision of self insurance, copayment, or deductible under any Sellers' Policies. Subject to Section 10.10(e)(vi), nothing in this Agreement shall make Sellers liable to Purchaser for any defenses to coverage asserted by any insurer or any third party.

                                   ARTICLE XI

                                  MISCELLANEOUS

     11.1 Payment of Sales, Use or Similar Taxes.

     (a) Each of Purchaser on one hand and Sellers on the other hand shall be responsible for (and shall indemnify and hold harmless the other and their respective directors, officers, employees, Affiliates, agents, successors and permitted assigns against) 50% of any sales Taxes applicable to the Purchased Assets and for all other applicable sales, use, stamp, documentary, filing, recording, transfer or similar fees or

Taxes or governmental charges (including real property transfer taxes, UCC-3 filing fees, FAA, ICC, DOT, real estate and motor vehicle registration, title recording or filing fees and other amounts payable in respect of transfer filings) in connection with the sale of the Purchased Assets contemplated by this Agreement (other than Taxes measured by or with respect to income (including capital gains) imposed on Sellers or its Affiliates). Sellers shall file all necessary documents (including all Tax Returns) with respect to all such amounts in a timely manner.

     (b) For purposes of clause (b) of the definition of Excluded Liabilities, in the case of a taxable period that includes the Closing Date, Taxes relating to the Purchased Assets shall be allocated to the periods before and after the Closing Date as follows: (i) in the case of Taxes such as property Taxes, such Taxes shall be allocated to periods before and after the Closing Date on a per diem basis and the Purchase Price adjusted accordingly and (ii) in the case of Taxes based on net or gross income, or transactional taxes such as sales Taxes, the portion of such Taxes allocable to the period before the Closing Date shall be computed on the assumption that the taxable period ended on the Closing Date.

     11.2 Insurance. If on or after the date hereof and on or prior to the Closing Date any of the Purchased Assets are damaged by fire or other casualty, Purchaser shall be entitled to the receipt of any insurance proceeds received or the right to receive insurance proceeds in connection therewith, and Purchaser shall be entitled to any condemnation awards, or insurance proceeds received or the right to receive insurance proceeds in connection with any Owned Property or Leased Real Property condemned or to which a casualty has occurred on or after the date hereof and on or prior to the Closing Date if the Closing occurs, and Purchaser shall receive a credit against the cash portion of the Purchase Price of an amount equal to the deductible or retention amount of the insurance policy maintained by the applicable Seller covering such occurrence.

     11.3 Expenses. Except as otherwise provided in this Agreement, each of Sellers and Purchaser shall bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby. Purchaser shall bear the filing fees associated with the HSR Act filings.

     11.4 Injunctive Relief. Damages at law may be an inadequate remedy for the breach of any of the covenants, promises and agreements contained in this Agreement, and, accordingly, any party hereto shall be entitled to injunctive relief with respect to any such breach, including without limitation specific performance of such covenants, promises or agreements or an order enjoining a party from any threatened, or from the continuation of any actual, breach of the covenants, promises or agreements contained in this Agreement. The rights set forth in this Section 11.4 shall be in addition to any other rights which a Party may have at law or in equity pursuant to this Agreement.

     11.5 Submission to Jurisdiction; Consent to Service of Process.

     (a) Without limiting any party's right to appeal any order of the Bankruptcy Court, (i) the Bankruptcy Court shall retain exclusive jurisdiction to enforce the terms of this Agreement and to decide any claims or disputes which may arise or result from, or be connected with, this Agreement, any breach or default hereunder, or the transactions contemplated hereby, and (ii) any and all proceedings related to the foregoing shall be filed and maintained only in the Bankruptcy Court, and the parties hereby consent to and submit to the jurisdiction and venue of the Bankruptcy Court and shall receive notices at such locations as indicated in Section 11.9 hereof; provided, however, that if the Bankruptcy Case has closed, the parties agree to unconditionally and irrevocably submit to the exclusive jurisdiction of the Commercial Division, Civil Branch of the Supreme Court of the State of New York sitting in New York County and any appellate court from any thereof, for the resolution of any such claim or dispute. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

     (b) Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 11.9.

     11.6 Waiver of Right to Trial by Jury. Each party to this Agreement waives any right to trial by jury in any action, matter or proceeding regarding this Agreement or any provision hereof.

     11.7 Entire Agreement; Amendments and Waivers. This Agreement (including the schedules and exhibits hereto) and the Confidentiality Agreement represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

     11.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and performed in such State.

     11.9 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent by facsimile (with written confirmation of transmission) or (iii) one Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):

         c/o Agway, Inc.
         PO Box 4933
         Syracuse, New York 13221
         Facsimile:  (315) 449-6435
         Attention:  Karen Ohliger

         With a copy to:

         Weil, Gotshal & Manges LLP
         767 Fifth Avenue
         New York, New York  10153
         Facsimile:  (212) 310-8007
         Attention:  David E. Zeltner, Esq.

         If to Purchaser, to:

         Suburban Propane, L.P.
         240 Route 10 West
         Whippany, New Jersey 07981
         Facsimile:  (973) 503-9184
         Attention:  Janice Meola, General Counsel

         With a copy to:

         Cole, Schotz, Meisel, Forman & Leonard, P.A.
         Court Plaza North
         25 Main Street
         Hackensack, New Jersey 07601
         Facsimile: (201) 678-6262
         Attention: Michael D. Sirota, Esq.

     11.10 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

     11.11 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement except as provided below. No assignment of this Agreement or of any rights or obligations hereunder may be made by either Sellers or Purchaser (by operation of law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void; provided, however, Purchaser may assign this Agreement and any or all rights or obligations hereunder (including, without limitation, Purchaser's rights to purchase the Purchased Assets (in whole or in part) or Purchaser's rights to seek indemnification hereunder) to any one or more Affiliates of Purchaser, but Purchaser shall be jointly and severally liable with such Affiliate or Affiliates in respect of the performance of Purchaser's obligations hereunder. No assignment of any obligations hereunder shall relieve the parties hereto of any such obligations. Upon any such permitted assignment, the references in this Agreement to Purchaser shall also apply to any such assignee unless the context otherwise requires.

     11.12 Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner or stockholder of Sellers shall have any liability for any obligations or liabilities of Sellers under this Agreement or the Sellers Documents of or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby.

     11.13 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

                [Remainder of this page intentionally left blank]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

                           SUBURBAN PROPANE, L.P.


                           By:
                               -------------------------------------
                                 Name:  Michael J. Dunn, Jr.
                                 Title:  Senior Vice President -
                                        Corporate Development


                           AGWAY ENERGY PRODUCTS, LLC


                           By:
                               -------------------------------------
                                 Name:  Michael R. Hopsicker
                                 Title:  President and Chief Executive Officer


                           AGWAY ENERGY SERVICES, INC.


                           By:
                               -------------------------------------
                                 Name:  Michael R. Hopsicker
                                 Title:  President and Chief Executive Officer

                           AGWAY ENERGY SERVICES PA, INC.


                           By:
                               -------------------------------------
                                 Name:  Michael R. Hopsicker
                                 Title:  President and Chief Executive Officer


                           AGWAY, INC., solely for purposes of Sections 2.5(b),
                           7.13 and 7.19


                           By:
                               -------------------------------------
                                 Name:  Michael R. Hopsicker
                                 Title:  Chief Executive Officer

                                                                       Exhibit A

                         UNITED STATES BANKRUPTCY COURT
                      FOR THE NORTHERN DISTRICT OF NEW YORK

-------------------------------------------
In re:                                    :    (Hon. Stephen D. Gerling)
                                          :
                                          :    Chapter 11
                                          :
AGWAY, INC.,                              :    Case No. 02-65872-6-SDG
                                          :
                Debtor-in-Possession.     :
                                          :
-------------------------------------------


          ORDER PURSUANT TO 11 U.S.C. ss.ss. 105, 363, 365 and 1146(c):
            (i) APPROVING ASSET PURCHASE AGREEMENT; (ii) AUTHORIZING
            THE DEBTOR TO (A) CAUSE AGWAY PRODUCTS, LLC, AGWAY ENERGY
               SERVICES, INC., AND AGWAY SERVICES PA, INC. TO SELL
       SUBSTANTIALLY ALL OF THEIR ASSETS, (B) TO ASSUME AND ASSIGN CERTAIN
                   EXECUTORY CONTRACTS AND UNEXPIRED LEASES,
                  AND (C) TO SELL CERTAIN PROPERTY TO SUBURBAN
               PROPANE, L.P. OR ITS DESIGNEE (OR TO THE SUCCESSFUL
                 BIDDER) AND (iii) GRANTING OTHER RELATED RELIEF

     Upon the motion (the "Motion") of Agway, Inc., ("Agway" or the "Debtor") filed with this Court on November __, 2003, pursuant to 11 U.S.C. ss.ss. 105, 363(b), (f), (m) and (n), 365 and 1146(c) for an Order authorizing the Debtor to cause Agway Products, LLC, Agway Energy Services, Inc., and Agway Services PA, Inc. (collectively, the "Sellers") to sell substantially all of their assets,
(b) assume and assign certain executory contracts and unexpired leases, and (c) sell certain real property (collectively, the "Purchased Assets") to Suburban Propane, L.P. or its designee ("Suburban") (or to the successful bidder), and granting other related relief; and it appearing that an Auction was held pursuant to this Court's order dated November __, 2003 (the "Procedures Order") and ________ having presented the highest and best bid for the Purchased Assets as more particularly identified in Schedule 2.1 of the Asset Purchase Agreement by and among Agway, the Sellers and _________ dated as of November __, 2003 (the "Agreement"), a true copy of which is attached hereto as Exhibit "A"; and upon the record of the sale hearing (the "Sale Hearing"); and it appearing that the relief sought by the Debtor is necessary and in the best interests of the Debtor, its creditors and estate and other parties in interest; and due deliberation having been had; and sufficient cause appearing therefor;

THE COURT HEREBY FINDS AND DETERMINES that:(1)

          A. On October 1, 2002 (the "Commencement Date"), the Debtor and five of its subsidiaries (collectively, the "Debtors") commenced voluntary cases under chapter 11 of Title 11, United States Code (the "Bankruptcy Code").

          B. Since the Commencement Date, the Debtors have continued in possession and management of their businesses and properties as debtors-in-possession pursuant to Sections 1107(a) and 1108 of the Bankruptcy Code.

          C. No trustee or examiner has been appointed in this case.

          D. The Debtor owns all of the equity interests in the Sellers.

          E. The Court has jurisdiction over the Motion pursuant to 28 U.S.C. ss.ss. 157 and 1334. This matter is a core proceeding pursuant to 28 U.S.C. ss. 157(b)(2)(A), (N) and (O). Venue of this case and the Motion in this District is proper under 28 U.S.C. ss.ss. 1408 and 1409.

          F. The statutory predicates for the relief sought in the Motion are Sections 105(a), 363(b), (f), (m) and (n), 365(a), (c) and (f), and 1146(c)
     of the Bankruptcy Code, and Fed. R. Bankr. P. 2002, 6004 and 9014.


----------

     1 Findings of fact shall be construed as conclusions of law and conclusions of law shall be construed as findings of fact when appropriate. See Fed. R. Bankr. P. 7052.

          G. All capitalized terms in this Order shall have the same definition as in the Agreement unless expressly stated otherwise.

          H. As evidenced by the certificate of service previously filed with the Court, and based on the representations of counsel at the Sale Hearing:
     (i) proper, timely, adequate and sufficient notice of the Motion and the Sale Hearing has been provided in accordance with the Procedures Order;
     (ii) such notice was good, sufficient and appropriate under the particular circumstances; and (iii) no other or further notice of the Motion, the Sale Hearing or the entry of this Order is or shall be required.

          I. A reasonable opportunity to object or be heard regarding the relief requested in the Motion has been afforded to all interested persons and entities.

          J. As evidenced by the record at the Sale Hearing, the Debtor and the Sellers have marketed the Purchased Assets and conducted the sale process in compliance with the Procedures Order, the Auction (as defined in the Procedures Order) was duly noticed and conducted in a noncollusive, fair, and good faith manner, and a reasonable opportunity was provided to any interested party to make a higher or better offer for the Purchased Assets.

          K. _________'s offer is memorialized in the Agreement, which provides for the sale and transfer of the Purchased Assets to _________. Such offer is the highest and best offer received for the assumption, assignment and sale of the Purchased Assets.


          L. The purchase price to be paid by __________ is fair and constitutes reasonably equivalent value and reasonable market value for the Purchased Assets.

          M. ___________ is a purchaser in good faith with respect to the Purchased Assets as that term is used in Section 363(m) of the Bankruptcy Code. The Agreement was negotiated, proposed and entered into by the parties in good faith, from arm's length bargaining positions and without collusion and, therefore, __________ is entitled to the protections of Section 363(m) of the Bankruptcy Code with respect to the Purchased Assets. Neither the Debtor nor ___________ has engaged in any conduct that would cause or permit the Agreement to be voided under Section 363(n) of the Bankruptcy Code.

          N. The Debtor has articulated compelling circumstances and sound business reasons for causing the Sellers to consummate the Agreement and to sell the Purchased Assets as set forth in the Motion outside of a plan of reorganization, and it is a reasonable exercise of the Debtor's business judgment to cause the Sellers to consummate the transactions contemplated by the Agreement.

          O. The Debtor has full corporate power and authority to cause the Sellers to execute the Agreement and all other documents contemplated thereby, and to sell the Purchased Assets to ____________.

          P. The Sellers are (and as to certain assets, Agway is) the sole and lawful owners of the Purchased Assets. The assumption, assignment and sale of the Purchased Assets to ___________ is and will be a legal, valid and effective transfer of the Purchased Assets, and will vest _________ with all right, title and interest in and to the Purchased Assets, free and clear of all liens, security interests, encumbrances, claims, and interests which have or could have been asserted by Agway or its creditors in connection with its chapter 11 case.

          Q. No consents or approvals, other than those expressly provided for in the Agreement or expressly set forth herein, are required for the Debtor or Sellers to consummate the transactions contemplated in the Agreement.

          R. Time is of the essence in closing the transaction and the Debtor, Sellers and _________ intend to close the assumption, assignment and sale of the Purchased Assets to _________ as soon as possible.

          S. Adequate assurance exists that __________ will fully perform all future obligations under the executory contracts and unexpired leases being assumed and assigned to __________ under the Agreement (collectively, the "Assigned Agreements").


     ACCORDINGLY, IT IS HEREBY ORDERED on this _____ day of December, 2003, as follows:

          1. The Motion is hereby granted. All objections to the Motion or the relief requested therein that have not been withdrawn, waived, or settled, and all reservations of rights included in such objections, are overruled on the merits and denied.

          2. The Agreement and all of the transactions contemplated thereby are approved.

          3. Pursuant to Section 363(b) of the Bankruptcy Code, the Debtor is authorized and directed to enter into, perform under, comply with, implement and to take all other action as is necessary to consummate the terms of the Agreement including, but not limited to, execute and deliver all additional agreements, instruments and documents that _________ deems necessary or appropriate to the performance of the obligations as contemplated by the Agreement, all without any further corporate authorization or Order of this Court.

          4. Pursuant to Sections 365(b), (c) and (f), the Debtors and the Sellers are hereby authorized to assume and assign the Assigned Agreements to __________. Any pre-Closing defaults under the Assigned Agreements shall be cured by the Debtor.

          5. Pursuant to Sections 105 and 363(f) of the Bankruptcy Code, the Purchased Assets shall be assigned, sold and transferred to __________ and, upon the Closing Date (as defined in the Agreement), shall be free and clear of all liens, security interests, encumbrances, claims and interests ("Liens and Claims") which have or could have been asserted by Agway or its creditors in Agway's Chapter 11 case, if any, with all such Liens and Claims of any kind or nature whatsoever to attach to the net proceeds that Agway realizes from the sale (after satisfaction of all of the Sellers' collective indebtedness) in the order of their priority, with the same validity, force and effect that they now have as against the Purchased Assets, subject to any claims and defenses the Debtor may possess with respect thereto.

          6. The assumption, assignment, sale and transfer of the Purchased Assets to ________ pursuant to the Agreement constitutes a legal, valid and effective transfer of the Purchased Assets and shall vest ________ with all right, title and interest of the Sellers in and to the Purchased Assets free and clear of all Liens and Claims which have or could have been asserted by Agway or its creditors in connection with its chapter 11 case.

          7. Pursuant to sections 105(a) and 1146(c) of the Bankruptcy Code, the transfer of the Purchased Assets is not subject to taxation under any federal, state, local, municipal or other law imposing or purporting to impose a stamp, transfer, recording or any other similar tax on any of the Debtor's transfers or conveyances of the Purchased Assets, which includes real estate, personal property, and any other assets.

          8. This Order and the Agreement shall be binding in all respects upon, and shall inure to the benefit of, Agway, its estate, its creditors and equity interest holders, the Sellers, and _________, and their respective affiliates, successors and permitted assigns including, without limitation, any chapter 11 or 7 trustee hereinafter appointed for the Debtor. Nothing contained in any chapter 11 plan confirmed in this case or in the order confirming any such chapter 11 plan shall conflict with or derogate from the provisions of the Agreement or this Order.

          9. Consummation of the Agreement and the transactions contemplated therein and thereby do not effect a de facto merger or consolidation of the Debtor and the Sellers with _________. ________ is not the alter ego of, a successor-in-interest to, or a continuation of the Debtor or the Sellers, and shall not be liable for the Debtor's and Sellers' debts and obligations, except as otherwise explicitly provided in the Agreement.

          10. All entities who may be in possession of some or all of the Purchased Assets to be conveyed to ___________ on the Closing Date are hereby directed to surrender possession of the Purchased Assets to __________ on the Closing Date.

          11. The Agreement is not a sub rosa chapter 11 plan for which approval has been sought without the protections that a disclosure statement would afford, and is not in violation of creditors' and equity security interest holders' voting rights.

          12. The purchase by _______ is a purchase in good faith for fair value within the meaning of Section 363(m) of the Bankruptcy Code, and _______ is entitled to the protection of Section 363(m) of the Bankruptcy Code if this Order or any authorization contained herein is reversed or modified on appeal. Accordingly, the reversal, modification or appeal of the authorization provided herein to consummate the Agreement and to sell the Purchased Assets shall not affect the validity of the assumption, assignment and sale of the Purchased Assets to _________, unless such authorization is duly stayed pending such appeal before the Closing Date.

          13. The sale approved by this Order is not subject to avoidance pursuant to Section 363(n) of the Bankruptcy Code. The consideration provided by __________ for the Purchased Assets under the Agreement constitutes reasonably equivalent value and fair consideration.


          14. On the Closing Date, each of the Debtor's creditors is authorized and directed to execute such documents and take all other actions as may be necessary to release its interest in the Purchased Assets, if any, as such interests may have been recorded or may otherwise exist.

          15. Regardless of whether the Debtor's creditors execute the releases set forth in the above paragraph, this Order (a) shall be effective as a determination that, on the Closing Date, all liens, claims, security interests and interests of any kind or nature whatsoever existing with respect to the Seller and the Purchased Assets prior to the Closing have been unconditionally released, discharged and terminated, and that the conveyances described herein have been effected, and (b) shall be binding upon and shall govern the acts of all entities including without limitation, all filing agents, filing officers, title agents, title companies, recorders of mortgages, recorders of deeds, registrars of deeds, administrative agencies, governmental departments, secretaries of state, federal, state, and local officials, and all other persons and entities who may be required by operation of law, the duties of their office, or contract, to accept, file, register or otherwise record or release any documents or instruments, or who may be required to report or insure any title or state of title in or to any of the Purchased Assets.

          16. The failure specifically to include any particular provisions of the Agreement in this Order shall not diminish or impair the effectiveness of such provision, it being the intent of the Court that the Agreement be authorized and approved in its entirety.

          17. The Agreement and any related agreements, documents or instruments may be modified, amended or supplemented by the parties thereto and in accordance with the terms hereof, without further order of the Court, provided that any such modification, amendment, or supplement does not have a material adverse effect on the Debtor's estate.

          18. As provided by Fed. R. Bankr. P. 6004(g), 6006(d) and 7062, this Order shall be effective and enforceable immediately upon its entry.

          19. The provisions of this Order are non-severable and mutually dependent.

          20. This Court shall retain exclusive jurisdiction to enforce and implement the terms and provisions of, and to resolve any dispute(s) concerning, this Order, the Agreement, all amendments thereto, each of the agreements, documents and instruments executed in connection therewith, and the rights and duties of the parties thereunder including, but not limited to, all issues and disputes arising in connection with the relief authorized herein, inclusive of those concerning the transfer of the Purchased Assets free and clear of Liens and Claims.

                                         __________________________________
                                          HON. STEPHEN D. GERLING, U.S.B.J.

                                                                       Exhibit B




UNITED STATES BANKRUPTCY COURT
FOR THE NORTHERN DISTRICT OF NEW YORK

---------------------------------------------
In re:                                      :    (Hon. Stephen D. Gerling)
                                            :
                                            :    Chapter 11
                                            :
AGWAY, INC.,                                :    Case No. 02-65872-6-SDG
                                            :
                  Debtor-in-Possession.     :
                                            :
---------------------------------------------

                ORDER: (A) AUTHORIZING AND SCHEDULING AN AUCTION
               FOR THE SALE OF SUBSTANTIALLY ALL OF THE ASSETS OF
             AGWAY ENERGY PRODUCTS, LLC, AGWAY ENERGY SERVICES, INC.
             AND AGWAY SERVICES PA, INC. TO SUBURBAN PROPANE, L.P.,
              SUBJECT TO HIGHER OR BETTER OFFERS (B) Approving The
                 Terms And Conditions Of Such Auction, Including
        Bidding Procedures And, Under Certain Circumstances, Termination
                  Payments to Suburban, (C) Establishing Date
                And Time For Sale Hearing To Consider Approval Of
                Proposed Sale AND (D) Approving Form, Manner And
            Sufficiency Of Notice Of the (i) Auction And Sale Hearing
              and (ii) Debtor's Proposed Assumption and Assignment
               of Certain Executory Contracts and Unexpired Leases


                  Upon the motion of Agway, Inc. (the "Debtor") for orders: (A) Authorizing And Scheduling An Auction For the Sale Of Substantially All of the Assets of Agway Energy Products, LLC, Agway Energy Services, Inc. And Agway Energy Services PA., Inc. (collectively, "Sellers") to Suburban Propane, L.P. ("Suburban") subject to higher or better offers, (B) Approving The Terms And Conditions Of Such Auction, Including Bidding Procedures And, Under Certain Circumstances, Termination Payments to Suburban, (C) Establishing Date And Time For Sale Hearing To Consider Approval Of Proposed Sale (D) Approving Form, Manner And Sufficiency Of Notice Of the (i) Auction And Sale Hearing and (ii) Debtor's Proposed Assumption and Assignment to Suburban (or other successful bidder) of

Certain Executory Contracts and Unexpired Leases, (E) Authorizing Debtor To Assume And Assign Certain Executory Contracts And Unexpired Leases, (F) Authorizing Debtor to Assign and Transfer certain Real Property (as defined in the Motion), (G) Approving the Asset Purchase Agreement with Suburban, or with the successful bidder, and (H) Granting Other Related Relief (the "Motion"); and it appearing that good and sufficient notice of the Motion was provided to all creditors and parties-in-interest as evidenced by the affidavit of service filed with the Court; and the Court having held an interim hearing on November 20, 2003 (the "Hearing") in respect of the relief requested pursuant to the Motion (as described at items (A) - (D) above) (the "Preliminary Relief"), and having considered the pleadings in support of the Motion, the opposition thereto, if any, and the oral arguments of counsel, if any, at the Hearing; and it appearing that entry of this Order is in the best interests of the Debtor, its estate and all parties-in-interest; and it appearing that the Court has jurisdiction over the matter; and upon the Motion, the record of the Hearing and all other proceedings had before the Court; and after due deliberation and good cause appearing therefor, it is hereby

     ORDERED as follows:

     1. For the purposes set forth herein, the Debtor is hereby authorized to execute and to cause Sellers to execute the "stalking horse" Asset Purchase Agreement with Suburban, in substantially the form attached as Exhibit "A" to the Motion (the "Suburban Agreement"), for the sale of substantially all of the Sellers' assets, and to enter into certain other related transactions, all of which are more particularly described in the Suburban Agreement, which, except as expressly provided herein, shall be subject to further approval of this Court at the Sale Hearing (as defined below).

     2. The Debtor and Sellers are hereby authorized to agree to an expense reimbursement in the amount of $3,675,000 (the "Expense Reimbursement") and a break-up fee in the amount of $5,000,000 (the "Breakup Fee") in favor of Suburban (collectively, the "Termination Payments"). The Debtor and Sellers shall pay the Breakup Fee to Suburban, in the event that the Debtor and the Sellers consummate an Alternative Transaction (as defined in Section 7.5 of the Suburban Agreement), in cash, concurrently with the closing on the Alternative Transaction. The Sellers shall pay the Expense Reimbursement, in accordance with the provisions of Section 4.7(b) of the Suburban Agreement within five (5) days of written notice thereof from Suburban. To the extent payable before confirmation of the Debtor's plan of reorganization in accordance with the preceding sentence, the Termination Payments shall constitute a super-priority administrative expense of the Debtor's estate pursuant to Section 364(c) of the Bankruptcy Code, with priority over any and all administrative expenses of the kind described in sections 503(b), 506(c), 507(a) or 507(b) of the Bankruptcy Code.

     3. The Debtor and Sellers are authorized to conduct an auction ("Auction") for the sale of the purchased assets at the United States Bankruptcy Court, 10 Broad Street, Utica, New York, on December 20, 2003 at 2:00 p.m. (EST). The Auction shall be conducted on the following terms and conditions (the "Bidding Procedures"):

          (a) The Termination Payments authorized by the Suburban Agreement shall not be applicable to any bidders other than Suburban.

          (b) In order to bid, a potential bidder must (i) submit to Debtor's counsel a written irrevocable offer for the purchased assets that (as determined by the Debtor and the Sellers, in consultation with the official committee of unsecured creditors (the "Creditors' Committee")) constitutes a higher or better bid, in view of the purchase price offered, the existence of any proposed holdbacks, escrows or indemnification provisions, the overall terms and conditions of the proposed contract, and after taking into account the Termination Payments that may be triggered under the Suburban Agreement and (ii) deliver an earnest money deposit to Debtor's counsel of no less than $10,500,000.00 (the "Deposit") in the form of a certified check or wire transfer payable to the trust account of Debtor's counsel at least three (3) business days before the Auction (as defined below) (the "Bid Deadline"). The bid must identify the bidder and contain such documents and information so as to establish that the bidder can pay the purchase price at closing.

          (c) Bids must not be subject to financing, environmental, due diligence or any other contingencies not provided for in the Suburban Agreement.

          (d) Only those bids that meet the requirements of the preceding three
     (3) subparagraphs will be considered a "Qualified Bid." For all purposes herein, Suburban's bid to acquire the purchased assets pursuant to the Suburban Agreement shall constitute a Qualified Bid.

          (e) If a Qualified Bid (other than Suburban's) is received by the Bid Deadline, the Debtor and the Sellers shall conduct the Auction for the sale of the purchased assets in this Court, on the 18th day of December, 2003, at 2:00 p.m. If no Qualified Bids are received by the Bid Deadline, then the Auction will not be held, Suburban will be deemed to be the successful bidder, the Suburban Agreement will constitute the Successful Bid (as defined below), and at the hearing held to request approval of the proposed sale to Suburban, (the "Sale Hearing"), the Debtor will seek approval of and authority to consummate the transactions contemplated by the Suburban Agreement.

          (f) Only bidders who have submitted a Qualified Bid ("Qualified Bidders") will be eligible to participate at the Auction. Only the authorized representatives of each of the Qualified Bidders, the Creditors' Committee Suburban, the Debtor, and the Sellers shall be permitted to attend the Auction.

          (g) Bidding at the Auction shall start at the purchase price stated in the highest or otherwise best Qualified Bid, as determined by the Debtor and the Sellers, in consultation with the Creditors' Committee and as announced to all Qualified Bidders before the commencement of the Auction. At the Auction, Qualified Bidders may improve their bids in increments of $1,000,000.00. Suburban shall be entitled to bid-in all or any part of the Termination Payments at the Auction. Should overbidding occur, Suburban shall have the right, but not the obligation, to participate in the bidding and to be approved as the Successful Bidder (as defined below) at the Sale Hearing based on any such subsequent successful overbid. The bidding shall be continuous and competitive and shall not end until all bidders have submitted their last and best offers.

          (h) At the conclusion of the Auction, if any, the Debtor and the Sellers will announce the highest or best Qualified Bid (the "Successful Bid").

          (i) All Deposits shall be held by Debtor's counsel in an interest-bearing bank account (assuming the bidder provides a Tax ID number), with interest for the account(s) of the bidder(s). Within two (2) business days after the Auction, Deposits (plus accrued interest, if any) shall be returned to all bidders except the bidder that submitted the Successful Bid (the "Successful Bidder"). The Successful Bidder's Deposit shall be held until the closing on the sale of the purchased assets and applied (plus accrued interest, if any) in accordance with the Successful Bid.

THE FAILURE OF ANY BIDDER TO COMPLY WITH THESE REQUIREMENTS SHALL DISQUALIFY THE BIDDER FROM PARTICIPATION IN THE AUCTION.

     4. Pursuant to Bankruptcy Rule 2002, notice of the proposed Auction and Sale Hearing in the form annexed hereto as Exhibit "A," shall be served on or prior to [insert date], by facsimile transmission or overnight delivery, where possible, on all parties who have made written expressions of interest in acquiring the Sale Assets within six (6) months prior to the date of this Procedures Order, and by first class mail on or prior to [insert date], on (i) the United States Trustee, (ii) the attorneys for the Debtor's postpetition lenders, (iii) the attorneys for the Creditors' Committee, (iv) the attorneys for the Retiree Committee, (v) all nondebtor contracting parties with respect to the Assigned Agreements, (vi) all appropriate federal, state and local taxing and non-taxing authorities, (vii) all known persons holding a lien on any of the Sale Assets, and (viii) all parties having filed a notice of appearance in the Debtor's chapter 11 case pursuant to Bankruptcy Rule 2002, and shall constitute good and sufficient notice of the Sale Transaction, Auction and Sale Hearing.

     5. Pursuant to Bankruptcy Rule 2002, notice of the proposed assumption and assignment of the assigned agreements, in the form annexed hereto as Exhibit "B" which shall reflect the Cure Amounts that Agway believes must be paid to cure all defaults under the assigned agreements, shall be served on or prior to [insert date], to all counterparties to the assigned agreements, and shall constitute good and sufficient notice of the Debtor's intent to assume and assign certain executory contracts and unexpired leases.

     6. Pursuant to Bankruptcy Rule 2002(1), Seller is authorized to publish, at least seven (7) days prior to the Auction, Notice of the Auction and Sale Hearing, once, in the form annexed hereto as Exhibit "A," in each of the Syracuse Post-Standard and the national editions of the New York Times and the Wall Street Journal.

     7. Pursuant to Bankruptcy Rule 2002(a)(2), (a) the Sale Hearing shall be held on December 18, 2003 in this Court, 10 Broad Street, Utica, New York, at 2:00 p.m. (EST), and (b) objections to approval of the relief requested in the Sale Motion (other than the Preliminary Relief provided herein), if any, shall be in writing, shall state the name of the objecting party, shall state with particularity the reasons and basis for the objection, and shall be filed with the Court and served upon (i) the attorneys for the Debtors, Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153 (Attn: Marvin E. Jacob, Esq. and Judy G. Z. Liu, Esq.) and Menter, Rudin & Trivelpiece, P.C., 500 South Salina Street, Suite 500, Syracuse, New York 13202 (Attn: Jeff Dove, Esq.); (ii) the attorneys for the Debtor's postpetition lenders, Paul, Hastings, Janofsky & Walker LLP, 1055 Washington Boulevard, Stamford, Connecticut 06901 (Attn: Leslie
A. Plaskon, Esq. and W. Andrew P. Logan, Esq.); (iii) the attorneys for the Creditors' Committee, Pachulski, Stang, Ziehl, Young Jones & Weintraub P.C., 461 Fifth Avenue, 25th Floor, New York, New York 10017-6234 (Attn: William P. Weintraub, Esq. and Robert J. Feinstein, Esq.); (iv) the attorneys for Suburban, Cole, Schotz, Meisel, Forman & Leonard, P.A., Court Plaza North, 25 Main Street, Hackensack, New Jersey 07601 (Attn: Michael D. Sirota, Esq.); and (v) the Office of the United States Trustee, 10 Broad Street, Utica,

New York 13502 (Attn: Guy A. VanBaalen), so as to be actually received by such persons no later than December 15, 2003 at 4:00 p.m. (EST).


     8. The Court shall retain jurisdiction over any matter or dispute arising from or relating to the interpretation or implementation of this Order.



Dated:  __________________ , 2003          ___________________________________
                                            Hon. Stephen D. Gerling, U.S.B.J.

                                                                       Exhibit B

                                    Exhibit A

UNITED STATES BANKRUPTCY COURT
NORTHERN DISTRICT OF NEW YORK
------------------------------------------------
In re Agway, Inc.,

                  Debtor.
------------------------------------------------      Chapter 11
In re Agway General Agency, Inc.,                     Case No. 02-65872 through
                                                      Case No. 02-65877
                  Debtor.
------------------------------------------------
In re Brubaker Agronomic Consulting Service LLC,      Jointly Administered

                  Debtor.
------------------------------------------------
In re Country Best Adams, LLC,

                  Debtor.
------------------------------------------------
In re Country Best-DeBerry LLC,

                  Debtor.
------------------------------------------------
In re Feed Commodities International LLC,

                  Debtor
------------------------------------------------

               NOTICE OF AUCTION AND HEARING TO CONSIDER APPROVAL
                OF THE SALE OF SUBSTANTIALLY ALL OF THE ASSETS OF
                        AGWAY ENERGY PRODUCTS, LLC, AGWAY
            ENERGY SERVICES, INC. AND AGWAY ENERGY SERVICES PA, INC.

NOTICE IS HEREBY GIVEN, as follows:

     1. On November __, 2003, Agway, Inc. ("Agway"), one of the above debtors and debtors-in-possession (the "Debtor") filed a motion (the "Sale Motion") with the Bankruptcy Court for orders (i) authorizing, pursuant to sections 105(a), 363(b) and (f), 365(a), (c) and (f), and 1146(c) of the Bankruptcy Code, Agway to conduct an auction sale (the

"Auction") of substantially all of the assets of its non-debtor subsidiaries, Agway Energy Products, LLC ("AEP"), Agway Energy Services, LLC ("AES") and Agway Energy Services PA, Inc. ("AES-PA"), (ii) scheduling a date for the Auction (the "Auction Date"), (iii) approving, pursuant to Bankruptcy Rule 6004(f)(1), the terms and conditions of the Auction, including bidding procedures, a break-up fee and expense reimbursement (the "Bidding Procedures"), (iv) scheduling a date and time for a hearing to consider approval of the proposed sale resulting from the Auction (the "Sale Hearing"), (v) authorizing, pursuant to Bankruptcy Rule 2002, the form, manner and sufficiency of notice for the Auction and Sale Hearing (as defined below) and for notifying contract parties of the assumption and assignment to the successful bidder of certain assigned agreements, (vi) authorizing Agway to assume and assign to the successful bidder the assigned agreements, (vii) establishing, pursuant to sections 105(a) and 365 of the Bankruptcy Code, cure amounts, if any, with respect to the assigned agreements,
(viii) authorizing Agway to assign and transfer to the successful bidder certain real property, (ix) approving the Asset Purchase Agreement with Suburban Propane, L.P. or its designee ("Suburban"), or with the successful bidder, to be effective upon a closing of the sale transaction, and (x) other relief related to all of the foregoing.

     2. By order dated [November __, 2003] (the "Procedures Order"), the Bankruptcy Court authorized the Debtor, among other things, to conduct an Auction at the United States Bankruptcy Court, 10 Broad Street, Utica, New York, on December 18, 2003 at 2:00 p.m. (EST).

     3. The Debtor will conduct the Auction pursuant to the following Bidding
Procedures:

     o The Termination Payments authorized by the Suburban Agreement shall not be applicable to any bidders other than Suburban.

     o In order to bid, a potential bidder must (i) submit to Debtor's counsel a written irrevocable offer for the purchased assets that (as determined by the Debtor and the Sellers, in consultation with the official committee of unsecured creditors (the "Creditors' Committee")) constitutes a higher or better bid, in view of the purchase price offered, the existence of any proposed holdbacks, escrows or indemnification provisions, the overall terms and conditions of the proposed contract, and after taking into account the Termination Payments that may be triggered under the Suburban Agreement and (ii) deliver an earnest money deposit to Debtor's counsel of no less than $10,500,000.00 (the "Deposit") in the form of a certified check or wire transfer payable to the trust account of Debtor's counsel at least three (3) business days before the Auction (as defined below) (the "Bid Deadline"). The bid must identify the bidder and contain such documents and information so as to establish that the bidder can pay the purchase price at closing.

     o Bids must not be subject to financing, environmental, due diligence or any other contingencies not provided for in the Suburban Agreement.

     o Only those bids that meet the requirements of the preceding three (3) subparagraphs will be considered a "Qualified Bid." For all purposes herein, Suburban's bid to acquire the purchased assets pursuant to the Suburban Agreement shall constitute a Qualified Bid.

     o If a Qualified Bid (other than Suburban's) is received by the Bid Deadline, the Debtor and the Sellers shall conduct the Auction for the sale of the purchased assets in this Court, on the 18th day of December, 2003, at 2:00 p.m. If no Qualified Bids are received by the Bid Deadline, then the Auction will not be held, Suburban will be deemed to be the successful bidder, the Suburban Agreement will constitute the Successful Bid (as defined below), and at the hearing held to request approval of the proposed sale to Suburban, (the "Sale Hearing"), the Debtor will seek approval of and authority to consummate the transactions contemplated by the Suburban Agreement.

     o Only bidders who have submitted a Qualified Bid ("Qualified Bidders") will be eligible to participate at the Auction. Only the authorized representatives of each of the Qualified Bidders, the Creditors' Committee Suburban, the Debtor, and the Sellers shall be permitted to attend the Auction.

     o Bidding at the Auction shall start at the purchase price stated in the highest or otherwise best Qualified Bid, as determined by the Debtor and the Sellers, in consultation with the Creditors' Committee and as announced to all Qualified Bidders before the commencement of the Auction. At the Auction, Qualified Bidders may improve their bids in increments of $1,000,000.00. Suburban shall be entitled to bid-in all or any part of the

          Termination Payments at the Auction. Should overbidding occur, Suburban shall have the right, but not the obligation, to participate in the bidding and to be approved as the Successful Bidder (as defined below) at the Sale Hearing based on any such subsequent successful overbid. The bidding shall be continuous and competitive and shall not end until all bidders have submitted their last and best offers.

     o At the conclusion of the Auction, if any, the Debtor and the Sellers will announce the highest or best Qualified Bid (the "Successful Bid").

     o All Deposits shall be held by Debtor's counsel in an interest-bearing bank account (assuming the bidder provides a Tax ID number), with interest for the account(s) of the bidder(s). Within two (2) business days after the Auction, Deposits (plus accrued interest, if any) shall be returned to all bidders except the bidder that submitted the Successful Bid (the "Successful Bidder"). The Successful Bidder's Deposit shall be held until the closing on the sale of the purchased assets and applied (plus accrued interest, if any) in accordance with the Successful Bid.

     4. The Procedures Order further provides that the Sale Hearing will be held following the Auction on December 18, 2003 at 2:00 p.m. (EST), before the Honorable Stephen D. Gerling, Chief United States Bankruptcy Judge, at the United States Bankruptcy Court, 10 Broad Street, Utica, New York. The Sale Hearing may be adjourned from time to time without further notice other than an announcement in open court of the adjourned date or dates at the Sale Hearing or an adjourned hearing.

     5. At the Sale Hearing, the Debtor shall request that the Court enter an order (a) approving the sale of the purchased assets to the successful bidder(s), (b) approving the proposed sale Agreement , (c) establishing cure amounts, if any, in respect of certain assigned agreements, (d) authorizing the Debtor's assumption and assignment of such agreements to the successful bidder and (e) approving the Debtor's transfer of certain real property to the successful bidder.

     6. At the Sale Hearing, the Court may enter such orders as it deems appropriate under applicable law and as required by the circumstances and equities of these cases. Objections, if any, to the relief requested in the Sale Motion, other than the relief granted in the Procedures Order, shall be in writing, shall conform to the Federal Rules of Bankruptcy Procedure and the Local Rules of the Bankruptcy Court for the Northern District of New York, shall set forth the name of the objectant, the nature and amount of any claims or interests held or asserted against the Debtor's estate or property, the basis for the objection and the specific grounds therefor, and shall be served upon (i) the attorneys for the Debtor, Menter, Rudin & Trivelpiece, P.C., 500 South Salina Street, Suite 500, Syracuse, New York 13202 (Attn: Jeff Dove, Esq.) and Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153 (Attn: Marvin E. Jacob, Esq. and Judy G. Z. Liu, Esq.), (ii) the attorneys for the postpetition lenders, Paul, Hastings, Janofsky & Walker LLP, 1055 Washington Boulevard, Stamford, Connecticut 06901 (Attn: Leslie A. Plaskon, Esq. and W. Andrew P. Logan, Esq.) and Hancock & Estabrook, LLP, MONY Tower I, P.O. Box 4976, Syracuse, New York 13221-4976 (Attn: Stephen A. Donato, Esq.), (iii) the attorneys for the Committee, Pachulski, Stang, Ziehl, Young Jones & Weintraub P.C., 461 Fifth Avenue, 25th Floor, New York, New York 10017-6234 (Attn: William P. Weintraub, Esq. and Robert J. Feinstein, Esq.), (iv) the attorneys for the Retiree Committee, Martin, Martin & Woodard, One Lincoln Center, Syracuse, New York 13202 (Attn: Lee E. Woodard, Esq.), (v) the attorneys for Suburban, Cole, Schotz, Meisel, Forman & Leonard, P.A., Court Plaza North, 25 Main Street, Hackensack, New Jersey 07601 (Attn: Michael D. Sirota, Esq.) and (vi) the Office of the United States Trustee, 10 Broad Street, Utica, New York 13502 (Attn: Guy
A. VanBaalen, Esq.), so as to be actually received no later than December 15, 2003 at 4:00 p.m. (EST).

     7. A copy of the proposed sale Agreement is annexed as Exhibit "A" to the Sale Motion. All requests for information concerning the sale should be directed to Goldsmith,

Agio, Helms & Lynner, LLC, Attn: Scott Sanderson, Managing Director, 233 South Wacker Drive, 92nd Floor, Chicago, IL 60606, 312 928 7076, ssanderson@agio.com or Goldsmith, Agio, Helms & Lynner, LLC, Attn: Steve R. Beck, Vice President, 225 South Sixth Street, 46th Floor, Minneapolis, MN 55402, (612) 371-6505, sbeck@agio.com.

Dated: Syracuse, New York
       [insert date]


                            MENTER, RUDIN & TRIVELPIECE, P.C.

                            By:_________________________
                            Jeffrey A. Dove, Esq.
                            Bar No. 101532
                            500 South Salina Street, Suite 500
                            Syracuse, New York 13202
                            Telephone: (315) 474-7541

                                    -and-

                            WEIL, GOTSHAL & MANGES LLP
                            Marvin E. Jacob, Esq.
                            Bar Roll No. 508380
                            Judy G.Z. Liu, Esq.
                            Bar Roll No. 511552
                            767 Fifth Avenue
                            New York, New York 10153
                            Telephone:  (212) 310-8000
                            Facsimile:  (212) 310-8007

                            Attorneys for Debtors
                            and Debtors in Possession

                                    Exhibit B

UNITED STATES BANKRUPTCY COURT
NORTHERN DISTRICT OF NEW YORK
--------------------------------------------------
In re Agway, Inc.,

                  Debtor.
--------------------------------------------------    Chapter 11
In re Agway General Agency, Inc.,                     Case No. 02-65872 through
                                                      Case No. 02-65877
                  Debtor.
--------------------------------------------------
In re Brubaker Agronomic Consulting Service LLC,      Jointly Administered

                  Debtor.
--------------------------------------------------
In re Country Best Adams, LLC,

                  Debtor.
--------------------------------------------------
In re Country Best-DeBerry LLC,

                  Debtor.
--------------------------------------------------
In re Feed Commodities International LLC,

                  Debtor.
--------------------------------------------------

                     NOTICE OF DEBTOR'S INTENT TO ASSUME AND
             ASSIGN CERTAIN EXECUTORY CONTRACTS AND UNEXPIRED LEASES

     PLEASE TAKE NOTICE that Agway, Inc. ("Agway"), one of the above debtors and debtors in possession (the "Debtor") has filed a motion, dated [November __, 2003] (the "Motion"), requesting orders (i) authorizing, pursuant to sections 105(a), 363(b) and (f), 365(a), (c) and (f), and 1146(c) of the Bankruptcy Code, Agway to conduct an auction sale (the "Auction") of substantially all of the assets of its non-debtor subsidiaries, Agway Energy Products, LLC ("AEP"), Agway Energy Services, LLC ("AES") and Agway Energy Services PA, Inc., ("AES-PA"), which together comprise

Agway's energy business, (ii) scheduling a date for the Auction, (iii) approving, pursuant to Bankruptcy Rule 6004(f)(1), the terms and conditions of the Auction, including bidding procedures, a break-up fee and expense reimbursement (the "Bidding Procedures"), (iv) authorizing, pursuant to Bankruptcy Rule 2002, the form and manner of notice for the Auction and for notifying contract parties of the Debtor's assumption and assignment to the successful bidder of certain executory contracts, (v) scheduling a date and time for a hearing to consider approval of the proposed sale resulting from the Auction (the "Sale Hearing"), (vi) establishing, pursuant to sections 105(a) and 365 of the Bankruptcy Code, cure amounts, if any, with respect to the assigned agreements, (vii) authorizing Agway to assume and assign to the successful bidder the assigned agreements, (viii) authorizing Agway to assign and transfer to the successful bidder certain real property, (ix) approving the Asset Purchase Agreement with Suburban Propane, L.P. or its designee ("Suburban"), or with the successful bidder, to be effective upon a closing of the sale transaction, and (x) other relief related to all of the foregoing.

     PLEASE TAKE FURTHER NOTICE that pursuant to the Motion, Agway intends to assume and assign to Suburban (or other successful bidder), subject to a closing of the proposed sale, those executory contracts and unexpired leases (together, the "Assigned Agreements") listed on Exhibit "A" annexed hereto, pursuant to Sections 363 and 365 of the Bankruptcy Code.

     PLEASE TAKE FURTHER NOTICE that Agway has indicated on Exhibit A annexed hereto the cure amounts that Agway believes must be paid to cure all defaults under the Assigned Agreements to which you are a party (in each instance, the

"Cure Amount"). Agway believes that there are no non-monetary defaults (other than the filing of these chapter 11 cases) that will not be cured by payment of the Cure Amount.

     PLEASE TAKE FURTHER NOTICE that Suburban's (or the successful bidder's) obligation to pay the amounts arising under the Assigned Agreements after the closing constitutes adequate assurance of future performance of the Assigned Agreements in accordance with section 365(f)(2)(b) of the Bankruptcy Code.

     PLEASE TAKE FURTHER NOTICE that any party seeking to (i) object to the Cure Amount as determined by Agway or otherwise assert that any other amounts, defaults, conditions or pecuniary losses must be cured or satisfied under any of the Assigned Agreements in order for such contract, lease and/or lease to be assumed and/or assigned or (ii) object to the assumption and assignment of any Assigned Agreements on any other basis, must file a written objection (an "Assumption/Assignment Objection") setting forth the cure amount the objector asserts to be due, the specific types and dates of the alleged defaults, pecuniary losses and conditions to assumption and assignment and the support therefor, and the basis for the objection. Moreover, any party filing an Assumption/Assignment Objection with respect to any unliquidated claims or adjustments for percentage rent, real estate taxes, common area maintenance, or similar adjustable charges (the "Unliquidated Charges") must provide in such Assumption/Assignment Objection a good faith estimate (if possible) of the amount of such Unliquidated Charges and a description of the factors used in calculating such charges (in all cases with appropriate documentation in support thereof). All Assumption/Assignment Objections must be served so as to be received no later than 4:00 p.m. (EST) on December 15, 2003 (the "Assumption/Assignment Objection

Deadline") on (i) the attorneys for the Debtor, Menter, Rudin & Trivelpiece, P.C., 500 South Salina Street, Suite 500, Syracuse, New York 13202 (Attn:
Jeffrey A. Dove, Esq.) and Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153 (Attn: Marvin E. Jacob, Esq. and Judy G. Z. Liu, Esq.),
(ii) the attorneys for the postpetition lenders, Paul, Hastings, Janofsky & Walker LLP, 1055 Washington Boulevard, Stamford, Connecticut 06901 (Attn: Leslie
A. Plaskon, Esq. and W. Andrew P. Logan, Esq.) and Hancock & Estabrook, LLP, MONY Tower I, P.O. Box 4976, Syracuse, New York 13221-4976 (Attn: Stephen A. Donato, Esq.), (iii) the attorneys for the Creditors' Committee, Pachulski, Stang, Ziehl, Young Jones & Weintraub P.C., 461 Fifth Avenue, 25th Floor, New York, New York 10017-6234 (Attn: William P. Weintraub, Esq. and Robert J. Feinstein, Esq.), (iv) the attorneys for Suburban, Cole, Schotz, Meisel, Forman & Leonard, P.A., Court Plaza North, 25 Main Street, Hackensack, New Jersey 07601 (Attn: Michael D. Sirota, Esq.), (v) the attorneys for the Retiree Committee, Martin, Martin & Woodard, One Lincoln Center, Syracuse, New York 13202, and (vi) the Office of the United States Trustee, 10 Broad Street, Utica, New York 13502 (Attn: Guy A. VanBaalen, Esq.), (collectively, the "Notice Parties").

     PLEASE TAKE FURTHER NOTICE that unless an Assumption/Assignment Objection is filed and served before the Assumption/Assignment Objection Deadline, all parties shall (i) be forever barred from asserting any cure or other amounts with respect to the Assigned Agreements other than as set forth on Exhibit "A", and Agway and the successful bidder shall be entitled to rely thereon; (ii) be deemed to have consented to the assumption and assignment; and (iii) be forever barred and estopped from asserting or claiming against Agway or the successful bidder that any additional amounts are due or other defaults exist, that conditions to assumption and assignment must be satisfied under such Assigned Agreements or that there is any objection or defense to the assumption and assignment of such Assigned Agreements.

     PLEASE TAKE FURTHER NOTICE that hearings with respect to the Assumption/Assignment Objections may be held (a) at the Sale Hearing, or (b) at such other date as the Court may designate upon motion by Agway and the successful bidder provided, that, if the subject Assigned Agreements are assumed and assigned, the cure amount asserted by the objecting party (or such lower amount as may be agreed to by the parties or fixed by the Court) shall be deposited by Agway and held in a segregated account by Agway pending further order of the Court or mutual agreement of the parties.

     PLEASE TAKE FURTHER NOTICE that a properly filed and served Assumption/Assignment Objection shall reserve the objecting party's rights only as to the assumption and assignment of the Assigned Agreements, but shall not constitute an objection to the relief generally requested in the Sale Motion. Parties wishing to otherwise object to the relief requested in the Sale Motion must file and serve a separate objection, stating with particularity such party's grounds for objection, so as to be received by each of the Notice Parties listed above no later than 4:00 p.m. (EST) on December 15, 2003.

     PLEASE TAKE FURTHER NOTICE that if you agree that there are no cure amounts due under your lease or contract, and otherwise do not object to the

Agway's assumption and assignment of your lease or contract, you need not take any further action.

     PLEASE TAKE FURTHER NOTICE that the Agway's decision to assume and assign to the successful bidder the Assigned Agreements is subject to Court approval and consummation of the closing of the proposed sale transaction. Accordingly, Agway shall be deemed to have assumed and assigned each of the Assigned Agreements as of the date of, and effective only upon the closing of the sale, and the successful bidder's decision to take assignment of the Assigned Agreements. Absent such closing, each of the Assigned Agreements shall not be deemed assumed nor assigned, and shall in all respects be subject to further administration under the Bankruptcy Code. The inclusion of any document on the list of Assigned Agreements shall not constitute or be deemed to be a determination or admission by Agway or the successful bidder that such document is, in fact, an executory contract or unexpired lease within the meaning of the Bankruptcy Code (all rights with respect thereto being expressly reserved).

Dated:   Syracuse, New York
         [insert date], 2003

                                MENTER, RUDIN & TRIVELPIECE, P.C.

                                By:_________________________
                                Jeffrey A. Dove, Esq.
                                Bar No. 101532
                                500 South Salina Street, Suite 500
                                Syracuse, New York 13202
                                Telephone: (315) 474-7541

                                      -and-

                                WEIL, GOTSHAL & MANGES LLP
                                Marvin E. Jacob, Esq.
                                Bar Roll No. 508380
                                Judy G.Z. Liu, Esq.
                                Bar Roll No. 511552
                                767 Fifth Avenue
                                New York, New York 10153
                                Telephone:  (212) 310-8000
                                Facsimile:  (212) 310-8007

                                Attorneys for Debtors
                                and Debtors in Possession

                                    Exhibit A

   Proposed Contracts and Leases to be Assumed and Assigned (and Cure Amounts)



------------------------------------------------------------------------------------------------------------------
Counterparty       Contract Description        Cure Amount     Contract Party Address       City, State, Zip Code
------------------------------------------------------------------------------------------------------------------



                                                                       Exhibit C

                     PURCHASE PRICE DEPOSIT ESCROW AGREEMENT

     THIS PURCHASE PRICE DEPOSIT ESCROW AGREEMENT, dated as of November 10, 2003 ("Escrow Agreement"), is by and among AGWAY ENERGY PRODUCTS, LLC, a Delaware limited liability company, AGWAY ENERGY SERVICES, INC., a Delaware corporation, and AGWAY ENERGY SERVICES PA, INC., a Delaware corporation (collectively, "Seller"); SUBURBAN PROPANE, L.P., a Delaware limited partnership ("Purchaser"); and NATIONAL CITY BANK OF PENNSYLVANIA, a national banking association, as Escrow Agent hereunder ("Escrow Agent").

                                   BACKGROUND

     A. Seller and Purchaser have entered into an Asset Purchase Agreement (as amended, the "Asset Purchase Agreement"), dated as of November 10, 2003, a copy of which is attached hereto as Exhibit 1 to this Escrow Agreement, pursuant to which Purchaser is required to create the Purchase Price Deposit Escrow Fund. The Asset Purchase Agreement provides that Purchaser shall deposit the Escrow Funds (defined below), which is an amount in cash equal to $10,500,000, with the Escrow Agent as an earnest money deposit.

     B. Escrow Agent has agreed to accept, hold, and disburse the funds deposited with it and the earnings thereon in accordance with the terms of this Escrow Agreement.

     C. Pursuant to the Asset Purchase Agreement, Seller and Purchaser have appointed the Representatives (as defined below) to represent them for all purposes in connection with the funds to be deposited with Escrow Agent and this Escrow Agreement.

     D. In order to establish the escrow of funds and to effect the provisions of the Asset Purchase Agreement, the parties hereto have entered into this Escrow Agreement.

                             STATEMENT OF AGREEMENT

         NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, for themselves, their successors and assigns, hereby agree as follows:

     1. Definitions. Terms not otherwise defined herein shall have the meanings ascribed to them in the Asset Purchase Agreement. The following terms shall have the following meanings when used herein:

     "Business Day" shall mean any day other than a Saturday, Sunday or any day on which commercial banks in Pennsylvania or the city in which Escrow Agent is located are required or permitted by law to be closed.

     "Escrow Funds" shall mean the Purchase Price Deposit deposited with Escrow Agent pursuant to Section 3 of this Agreement, together with any interest and other income thereon.

     "Escrow Period" shall mean the period commencing on the date hereof and ending on the last day that the Escrow Funds are held in escrow by the Escrow Agent pursuant to the terms hereof.

     "Joint Written Direction" shall mean a written direction executed by the Representatives and directing Escrow Agent to disburse all or a portion of the Escrow Funds or to take or refrain from taking an action pursuant to this Escrow Agreement.

     "Purchaser Representative" shall mean the persons so designated on Schedule A hereto or any other person designated in a writing signed by Purchaser and delivered to Escrow Agent and the Seller Representative in accordance with the notice provisions of this Escrow Agreement, to act as its representative under this Escrow Agreement.

     "Representatives" shall mean the Seller Representative and the Purchaser Representative.

     "Seller Representative" shall mean the person so designated on Schedule A hereto or any other person designated in a writing signed by Seller and delivered to Escrow Agent and the Purchaser Representative in accordance with the notice provisions of this Escrow Agreement, to act as its representative under this Escrow Agreement.

     2. Appointment of and Acceptance by Escrow Agent. Seller and Purchaser hereby appoint Escrow Agent to serve as escrow agent hereunder. Escrow Agent hereby accepts such appointment and, upon receipt by wire transfer of the Escrow Funds in accordance with Section 3 below, agrees to hold, invest and disburse the Escrow Funds in accordance with this Escrow Agreement.

     3. Deposit of Escrow Funds. Simultaneously with the execution and delivery of this Escrow Agreement, Purchaser will transfer the Escrow Funds in the amount set forth on Schedule A hereto to Escrow Agent, by wire transfer of immediately available funds, to the account of the Escrow Agent referenced on Schedule A hereto (the "Escrow Account"). Sellers shall be deemed the owner of all Escrow Funds and investments in the Escrow Account and shall be responsible for the preparation of all tax returns associated with the investments therein and shall pay all costs relating to such returns, and all taxes, fines and penalties and interest. The Escrow Account shall be assigned the federal tax identification number of Sellers as set forth on Schedule A hereto. Sellers shall provide Escrow Agent, at any time upon request of Escrow Agent, with a Form W-8 or W-9 to evidence Sellers is not subject to any back-up withholding under the United States Internal Revenue Code. Sellers shall report all income, if any, that is earned on, or derived from, the Escrow Funds as its income, in the taxable year or years in which such income is properly includible and pay any taxes attributable thereto. Escrow Agent shall have a lien, which shall be paramount and prior in right of all other persons, upon all monies and other property that shall have been received by it under this Agreement, to secure the payment to it of fees and expenses hereunder due to Escrow Agent. Escrow Agent shall not be required without its consent to relinquish, deliver or pay over any instrument, money or other property deposited with it in this Agreement unless and until it shall have been paid and reimbursed its fees and expenses.

     4. Disbursement of Escrow Funds. Each of Sellers and Purchaser covenant and agree to execute and deliver a Joint Written Direction to the Escrow Agent at such time as the Escrow Funds are to be released in accordance with the terms of the Asset Purchase Agreement. If Escrow Agent receives Joint Written Direction to the effect that (i) the Asset Purchase Agreement has been terminated, or (ii) the transactions contemplated by the Asset Purchase Agreement have been consummated, then within three (3) Business Days after the receipt of the Joint Written Direction, Escrow Agent shall (1) disburse to Sellers or Purchaser, as the case may be, and by the method specified in the Joint Written Direction, out of the Escrow Funds, the dollar amount claimed in the Joint Written Direction (or, if the amount of the Joint Written Direction exceeds the amount of the Escrow Funds, the amount of the Escrow Funds), and (2) deliver written confirmation to Sellers and Purchaser that such disbursement has been made.

     5. Suspension of Performance; Disbursement Into Court. If, at any time, (i) there shall exist any dispute between Seller, Purchaser or the Representatives with respect to the holding or disposition of all or any portion of the Escrow Funds or any other obligations of Escrow Agent hereunder, (ii) Escrow Agent is unable to determine, to Escrow Agent's sole satisfaction, the proper disposition of all or any portion of the Escrow Funds or Escrow Agent's proper actions with respect to its obligations hereunder, including, without limitation, arising from adverse or conflicting claims made to any portion of the Escrow Funds or
(iii) the Representatives have not within thirty (30) days of the furnishing by Escrow Agent of a notice of resignation pursuant to Section 7 hereof, appointed a successor Escrow Agent to act hereunder, then Escrow Agent may, in its sole discretion, take either or both of the following actions:

     a. suspend the performance of any of its obligations (including without limitation any disbursement obligations) under this Escrow Agreement until such dispute or uncertainty shall be resolved to the sole satisfaction of Escrow Agent or until a successor Escrow Agent shall have been appointed (as the case may be).

     b. petition (by means of an interpleader action or any other appropriate method) any court of competent jurisdiction in any venue convenient to Escrow Agent, for instructions with respect to such dispute or uncertainty, and to the extent required or permitted by law, pay into such court, for holding and disposition in accordance with the instructions of such court, all Escrow Funds, after deduction and payment to Escrow Agent of all fees and expenses (including court costs and attorneys' fees) payable to, incurred by, or expected to be incurred by Escrow Agent in connection with the performance of its duties and the exercise of its rights hereunder. In the event such suit is brought, Seller and Purchaser shall jointly and severally agree to pay Escrow Agent in excess of the Escrow Funds deducted or paid to Escrow Agent, all costs, expenses and attorneys' fees that it may expend or incur in such interpleader suit, the amount thereof to be fixed and a judgment therefore to be rendered by the court in such suit.

     Escrow Agent shall have no liability to Seller, Purchaser, their respective shareholders, partners or members or any other person with respect to any such suspension of performance or disbursement into court, specifically including any liability or claimed liability that may arise, or be alleged to have arisen, out of or as a result of any delay in the disbursement of the Escrow Funds or any delay in or with respect to any other action required or requested of Escrow Agent. Escrow Agent may obey and comply with any order or process of a court (whether or not such court shall have jurisdiction) commanding it to do or to refrain from some act in relation to the subject matter of this Escrow Agreement. Escrow Agent may rely and continue to rely conclusively upon such orders or process, notwithstanding it may be found subsequently to be void or voidable, until one of the officers of Escrow Agent, shall have actual knowledge that such order or process shall have been modified, annulled, set aside, vacated or quashed.

     6. Investment of Funds. The Escrow Agent is herein directed and instructed to initially invest and reinvest the Escrow Funds in the investment indicated on Schedule A hereto. Escrow Agent may make any investments through its or an affiliate's bond or investment department, for which Escrow Agent or any of its affiliates may serve as investment advisor and receive compensation with respect to any investment direction hereunder. The Escrow Agent shall provide to Purchaser and Seller a statement, on a monthly basis, reporting the current balance of the Escrow Funds and the amount of the investment earnings or losses. With the execution of this Escrow Agreement, Seller and Purchaser acknowledge receipt of prospectuses and/or disclosure materials associated with the investment vehicle, either through means of hardcopy or via access to the website associated with the investment selected by Seller and Purchaser. The parties hereto acknowledge that they have discussed the investment and are in agreement as to the selected investment. The Seller and Purchaser may provide instructions changing the investment of the Escrow Funds (subject to applicable minimum investment requirements) by the furnishing of a Joint Written Direction, specifying the type and identity of the investments to be purchased and/or sold, any particular settlement procedures required, if any (which settlement procedures shall be consistent with industry standards and practices), and such other information as Escrow Agent may require to the Escrow Agent, and Escrow Agent may make or cause to be made such investments subject to such additional terms and conditions as Escrow Agent may determine appropriate under the circumstances; provided, however, that no investment or reinvestment may be made except in the following:

     a. direct obligations of the United States of America or obligations the principal of and the interest on which are unconditionally guaranteed by the United State of America;

     b. certificates of deposit issued by any bank, bank and trust company, or national banking association (including Escrow Agent and its affiliates), which certificates of deposit are insured by the Federal Deposit Insurance Corporation or a similar governmental agency;

     c. repurchase agreements with any bank, trust company, or national banking association (including Escrow Agent and its affiliates); or

     d. any institutional money market fund offered by Escrow Agent, including any institutional money market fund managed by Escrow Agent or any of its affiliates.

     If Escrow Agent has not received a Joint Written Direction at any time that an investment decision must be made, Escrow Agent shall invest the Escrow Funds, or such portion thereof as to which no Joint Written Direction has been received, in investments described in clause (d) above. Each of the foregoing investments shall be made in the name of Escrow Agent. No investment shall be made in any instrument or security that has a maturity of greater than six (6) months. Notwithstanding anything to the contrary contained herein, Escrow Agent may, without notice to the Representatives, sell or liquidate any of the foregoing investments at any time if the proceeds thereof are required for any disbursement of Escrow Funds permitted or required hereunder. All investment earnings shall become part of the Escrow Funds and investment losses shall be charged against the Escrow Funds when realized. Escrow Agent shall not be liable or responsible for loss in the value of any investment made pursuant to this Escrow Agreement, or for any loss, cost or penalty resulting from any sale or liquidation of the Escrow Funds. Escrow Agent may use a broker-dealer of its own selection, including a broker-dealer owned by or affiliated with Escrow Agent or any of its affiliates.

     7. Resignation of Escrow Agent. Escrow Agent may resign and be discharged from the performance of its duties hereunder at any time by giving ten (10) days prior written notice to the Seller and Purchaser specifying a date when such resignation shall take effect. Such resignation shall take effect upon the earlier of: (i) the appointment of a successor Escrow Agent as provided herein or (ii) thirty (30) days after delivery of such notice of resignation. Upon any such notice of resignation, the Representatives jointly shall appoint a successor Escrow Agent hereunder prior to the effective date of such resignation. The retiring Escrow Agent shall transmit all records pertaining to the Escrow Funds and shall pay all Escrow Funds and transfer all investments to the successor Escrow Agent, after making copies of such records as the retiring Escrow Agent deems advisable and after deduction and payment to the retiring Escrow Agent of all reasonable fees and expenses (including court costs and attorneys' fees) payable to, incurred by, or expected to be incurred by the retiring Escrow Agent in connection with the performance of its duties and the exercise of its rights hereunder. After any retiring Escrow Agent's resignation, the provisions of this Escrow Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Escrow Agent under this Escrow Agreement. Any corporation or association into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any corporation or association to which all or substantially all of the escrow business of the Escrow Agent's corporate trust line of business may be transferred, shall be the Escrow Agent under this Escrow Agreement without further act.

     8. Liability of Escrow Agent. The Escrow Agent undertakes to perform only such duties as are expressly set forth herein and no duties shall be implied or otherwise imposed upon or against Escrow Agent, and Escrow Agent shall not be liable except for the performance of such duties and obligations as are specifically set out in this Escrow Agreement. The Escrow Agent shall have no liability under and no duty to inquire as to the provisions of any agreement other than this Escrow Agreement. The Escrow Agent shall not be liable for any action taken or omitted by it in good faith except to the extent that a court of competent jurisdiction determines that the Escrow Agent's gross negligence or willful misconduct was the primary cause of any loss to the Seller or Purchaser. Escrow Agent's sole responsibility shall be for the safekeeping and disbursement of the Escrow Funds in accordance with the terms of this Escrow Agreement. Escrow Agent shall have no implied duties or obligations and shall not be charged with knowledge or notice of any fact or circumstance not specifically set forth herein. Escrow Agent may rely upon any notice, instruction, request or other instrument, not only as to its due execution, validity and effectiveness, but also as to the truth and accuracy of any information contained therein, which Escrow Agent shall believe to be genuine and to have been signed or presented by the person or parties purporting to sign the same. In no event shall Escrow Agent be liable for incidental, indirect, special, consequential or punitive damages (including, but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action. Escrow Agent shall not be obligated to take any legal action or commence any proceeding in connection with the Escrow Funds, any account in which Escrow Funds are deposited, this Escrow Agreement or the Asset Purchase Agreement, or to appear in, prosecute or defend any such legal action or proceeding. Escrow Agent may consult legal counsel selected by it in the event of any dispute or question as to the construction of any of the provisions hereof or of any other agreement or of its duties hereunder, or relating to any dispute involving any party hereto, and shall incur no liability and shall be fully indemnified from any liability whatsoever in acting in accordance with the opinion or instruction of such counsel. Seller and Purchaser, jointly and severally, shall promptly pay, upon demand, the reasonable fees and expenses of any such counsel. As between Seller and Purchaser, each shall be responsible for the payment of fifty (50%) percent of such fees and expenses.

     The Escrow Agent is authorized, in its sole discretion, to comply with orders issued or process entered by any court with respect to the Escrow Funds, without determination by the Escrow Agent of such court's jurisdiction in the matter. If any portion of the Escrow Funds is at any time attached, garnished or levied upon under any court order, or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court order, or in case any order, judgment or decree shall be made or entered by any court affecting such property or any part thereof, then and in any such event, the Escrow Agent is authorized, in its sole discretion, to rely upon and comply with any such order, writ, judgment or decree which it is advised by legal counsel selected by it is binding upon it without the need for appeal or other action; and if the Escrow Agent complies with any such order, writ, judgment or decree, it shall not be liable to any of the parties hereto or to any other person or entity by reason of such compliance even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled, set aside or vacated.

     9. Indemnification of Escrow Agent. From and at all times after the date of this Escrow Agreement, Seller and Purchaser, jointly and severally, shall, to the fullest extent permitted by law, defend, indemnify and hold harmless Escrow Agent and each director, officer, employee, attorney, agent and affiliate of Escrow Agent (collectively, the "Indemnified Parties") against any and all actions, claims (whether or not valid), losses, damages, liabilities, costs and expenses of any kind or nature whatsoever (including without limitation reasonable attorneys' fees, costs and expenses) incurred by or asserted against any of the Indemnified Parties from and after the date hereof, whether direct, indirect or consequential, as a result of or arising from or in any way relating to any claim, demand, suit, action or proceeding (including any inquiry or investigation) by any person, including without limitation Seller or Purchaser, whether threatened or initiated, asserting a claim for any legal or equitable remedy against any person under any statute or regulation, including, but not limited to, any federal or state securities laws, or under any common law or equitable cause or otherwise, arising from or in connection with the negotiation, preparation, execution, performance or failure of performance of this Escrow Agreement or any transactions contemplated herein, whether or not any such Indemnified Party is a party to any such action, proceeding, suit or the target of any such inquiry or investigation; provided, however, that no Indemnified Party shall have the right to be indemnified hereunder for any liability which resulted from the gross negligence or willful misconduct of such Indemnified Party. Each Indemnified Party shall, in its sole discretion, have the right to select and employ separate counsel with respect to any action or claim brought or asserted against it, and the reasonable fees of such counsel shall be paid upon demand by the Seller and Purchaser jointly and severally. The obligations of Seller and Purchaser under this Section 9 shall survive any termination of this Escrow Agreement and the resignation or removal of Escrow Agent. As between Seller and Purchaser, each shall be responsible for the payment of fifty (50%) percent of such fees.

     The parties agree that neither the payment by Seller or Purchaser of any claim by Escrow Agent for indemnification hereunder nor the disbursement of any amounts to Escrow Agent from the Escrow Funds in respect of a claim by Escrow Agent for indemnification shall impair, limit, modify, or affect, as between Seller and Purchaser, the respective rights and obligations of Seller, on the one hand, and Purchaser, on the other hand, under the Asset Purchase Agreement. The parties further agree that as between the Seller and the Purchaser, each shall be responsible for the payment of fifty (50%) percent of the amount of indemnification sought by the Escrow Agent.

     10. Fees and Expenses of Escrow Agent. Seller and Purchaser shall compensate Escrow Agent for its services hereunder in accordance with Schedule A attached hereto and, in addition, shall reimburse Escrow Agent for all of its reasonable out-of-pocket expenses, including attorneys' fees, travel expenses, telephone and facsimile transmission costs, postage (including express mail and overnight delivery charges), copying charges and the like. The additional provisions and information set forth on Schedule A are hereby incorporated by this reference, and form a part of this Escrow Agreement. All of the compensation and reimbursement obligations set forth in this Section 10 shall be payable by Seller and Purchaser, jointly and severally, upon demand by Escrow Agent. As between the Seller and the Purchaser, each shall be responsible for the payment of fifty (50%) percent of such fees and costs. The obligations of Seller and Purchaser under this Section 10 shall survive any termination of this Escrow Agreement and the resignation or removal of Escrow Agent. Seller and Purchaser shall promptly pay such compensation and reimbursement amounts to Escrow Agent or any Indemnified Party upon receipt of an itemized invoice.

     11. Representations and Warranties; Legal Opinions. Each of Seller and Purchaser respectively makes the following representations and warranties to Escrow Agent:

     (i) It is duly organized, validly existing, and in good standing under the laws of the state of its incorporation or organization, and has full power and authority to execute and deliver this Escrow Agreement and to perform its obligations hereunder.

     (ii) This Escrow Agreement has been duly approved by all necessary action, including any necessary shareholder or membership approval, has been executed by its duly authorized officers, and constitutes its valid and binding agreement enforceable in accordance with its terms.

     (iii) The execution, delivery, and performance of this Escrow Agreement is in accordance with the Asset Purchase Agreement and will not violate, conflict with, or cause a default under its articles of incorporation, articles of organization, bylaws, management agreement or other organizational document, as applicable, any applicable law or regulation, any court order or administrative ruling or decree to which it is a party or any of its property is subject, or any agreement, contract, indenture, or other binding arrangement, including without limitation the Asset Purchase Agreement, to which it is a party or any of its property is subject.

     (iv) The applicable persons designated on Schedule A hereto have been duly appointed to act as its representatives hereunder and have full power and authority to execute and deliver any Joint Written Direction, to amend, modify or waive any provision of this Escrow Agreement and to take any and all other actions as the Representatives under this Escrow Agreement, all without further consent or direction from, or notice to, it or any other party.

     (v) Other than General Electric Capital Corporation, if the Escrow Funds are to be disbursed to Sellers in accordance with the Asset Purchase Agreement, no party other than the parties hereto has, or shall have, any lien, claim or security interest in the Escrow Funds or any part thereof. No financing statement under the Uniform Commercial Code is on file in any jurisdiction claiming a security interest in or describing (whether specifically or generally) the Escrow Funds or any part thereof.

     (vi) All of its representations and warranties contained herein are true and complete as of the date hereof and will be true and complete at the time of any disbursement of the Escrow Funds.

     12. Identifying Information. Seller and Purchaser acknowledge that a portion of the identifying information set forth on Schedule A is being requested by the Escrow Agent in connection with the USA Patriot Act, Pub.L.107-56 (the "Act"), and Seller and Purchaser agree to provide any additional information requested by the Escrow Agent which is required under the Act or any similar legislation or regulation to which Escrow Agent is subject, in a timely manner. The Seller and the Purchaser each represent that all identifying information set forth on Schedule A, including without limitation, its Taxpayer Identification Number assigned by the Internal Revenue Service or any other taxing authority, is true and complete on the date hereof and will be true and complete at the time of any disbursement of the Escrow Funds.

     13. Consent to Jurisdiction and Venue. In the event that any party hereto commences a lawsuit or other proceeding relating to or arising from this Escrow Agreement, the parties hereto agree that the United States Bankruptcy Court for the Northern District of New York or any other court having jurisdiction over the bankruptcy case captioned In re Agway, Inc., Case No. 02-65872-6-SDG (the "Bankruptcy Case") shall have the sole and exclusive jurisdiction over any such proceeding. If the Bankruptcy Case has closed, or such court lacks federal subject matter jurisdiction, the parties agree that the Commercial Division, Civil Branch of the Supreme Court of the State of New York sitting in New York County and any appellate court from any thereof shall have sole and exclusive jurisdiction. Any of these courts shall be proper venue for any such lawsuit or judicial proceeding and the parties hereto waive any objection to such venue. The parties hereto consent to and agree to submit to the jurisdiction of any of the courts specified herein and agree to accept service of process to vest personal jurisdiction over them in any of these courts.

     14. Notice. All notices, approvals, consents, requests, and other communications hereunder shall be in writing and shall be deemed to have been given when the writing is delivered if given or delivered by hand, overnight delivery service or facsimile transmitter (with confirmed receipt) to the address or facsimile number set forth on Schedule A hereto, or to such other address as each party may designate for itself by like notice, and shall be deemed to have been given on the date deposited in the mail, if mailed, by first-class, registered or certified mail, postage prepaid, addressed as set forth on Schedule A hereto, or to such other address as each party may designate for itself by like notice.

     15. Amendment or Waiver. This Escrow Agreement may be changed, waived, discharged or terminated only by a writing signed by the Representatives and Escrow Agent. No delay or omission by any party in exercising any right with respect hereto shall operate as a waiver. A waiver on any one occasion shall not be construed as a bar to, or waiver of, any right or remedy on any future occasion.

     16. Severability. To the extent any provision of this Escrow Agreement is prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Escrow Agreement.

     17. Governing Law. This Escrow Agreement shall be construed and interpreted in accordance with the internal laws of the State of New York without giving effect to the conflict of laws principles thereof.

     18. Entire Agreement. This Escrow Agreement constitutes the entire agreement between the parties relating to the holding, investment and disbursement of the Escrow Funds and sets forth in their entirety the obligations and duties of Escrow Agent with respect to the Escrow Funds.

     19. Binding Effect. All of the terms of this Escrow Agreement, as amended from time to time, shall be binding upon, inure to the benefit of and be enforceable by the respective successors and assigns of Seller, Purchaser and Escrow Agent.

     20. Execution in Counterparts. This Escrow Agreement and any Joint Written Direction may be executed in two or more counterparts, which when so executed shall constitute one and the same agreement or direction.

     21. Termination. Upon the first to occur of the termination of the Escrow Period, the disbursement of all amounts in the Escrow Funds pursuant to Section 3 hereof or the disbursement of all amounts in the Escrow Funds into court pursuant to
Section 5 or Section 8 hereof, this Escrow Agreement shall terminate and Escrow Agent shall have no further obligation or liability whatsoever with respect to this Escrow Agreement or the Escrow Funds.

     22. Dealings. The Escrow Agent and any stockholder, director, officer or employee of the Escrow Agent may buy, sell, and deal in any of the securities of the Seller or Purchaser and become pecuniarily interested in any transaction in which the Seller or Purchaser may be interested, and contract and lend money to the Seller or Purchaser and otherwise act as fully and freely as though it were not Escrow Agent under this Escrow Agreement. Nothing herein shall preclude the Escrow Agent from acting in any other capacity for the Seller or Purchaser or for any other entity.

                  [remainder of page intentionally left blank]

     IN WITNESS WHEREOF, the parties hereto have caused this Purchase Price Deposit Escrow Agreement to be executed as of the date first above written.

                                     SELLER:

WITNESS:                             AGWAY ENERGY PRODUCTS, LLC


                                     By:
---------------------------------        -------------------------------------
                                     Name:  Michael R. Hopsicker
                                     Title:  President and Chief Executive
                                             Officer

ATTEST:                              AGWAY ENERGY SERVICES, INC.


                                     By:
---------------------------------        -------------------------------------
                    Secretary        Name:  Michael R. Hopsicker
                                     Title:  President and Chief Executive
                                             Officer



ATTEST:                              AGWAY ENERGY SERVICES PA, INC.


                                     By:
---------------------------------        -------------------------------------
                    Secretary        Name:  Michael R. Hopsicker
                                     Title:  President and Chief Executive
                                             Officer



WITNESS:                             PURCHASER:

                                     SUBURBAN PROPANE, L.P.


                                     By:
---------------------------------        -------------------------------------
                                     Name:
                                     Title:

                                     NATIONAL CITY BANK OF PENNSYLVANIA,
                                       as Escrow Agent


                                     By:
                                         -------------------------------------
                                     Name:
                                     Title:

                                   SCHEDULE A

1.   Escrow Funds.

     Purchase Price Deposit:                             $10,500,000
     Escrow Funds wiring instructions:
                                                         National City Bank
                                                         ABA# 041000124
                                                         Account # 2171150005490
                                                         ATTN: Corporate Trust -
                                                         Bond Administration
                                                         Re: Agway Energy; NCS #
2.   Escrow Agent Fees.

     Acceptance Fee:                                     $__1,000_____________
     Annual Escrow Fee:                                  $__6,000_____________
     TOTAL                                               $__7,000_____________

     The Acceptance Fee and the Annual Escrow Fee are payable upon execution of the escrow documents. In addition to the foregoing, Seller and Purchaser shall be charged: (i) $100 per investment (i.e., purchase, sale, receipt or delivery) that is not an Armada Fund investment and (ii) $25 per disbursement for every disbursement over the first 12 disbursements that occur in any twelve (12) month period. In the event the escrow is not funded, the Acceptance Fee and all related expenses, including attorneys' fees, remain due and payable, and if paid, will not be refunded. Annual fees cover a full year in advance, or any part thereof, and thus are not pro-rated in the year of termination.

     The fees quoted in this schedule apply to services ordinarily rendered in the administration of an Escrow Account and are subject to reasonable adjustment based on final review of documents, or when the Escrow Agent is called upon to undertake unusual duties or responsibilities, or as changes in law, procedures, or the cost of doing business demand. Services in addition to and not contemplated in this Agreement, including, but not limited to, document amendments and revisions, non-standard cash and/or investment transactions, calculations, notices and reports, and legal fees, will be billed as extraordinary expenses.

Unless otherwise indicated, the above fees relate to the establishment of one escrow account. Additional sub-accounts governed by the same Escrow Agreement may incur an additional charge. Transaction costs include charges for wire transfers, checks, internal transfers and securities transactions.

                             SCHEDULE A. continued

3.   Taxpayer Identification Numbers.

     Seller:                               16-1551524
     Purchaser:                            22-3410352

4.   Investment Instructions.

     [List specific investment instructions here. If selecting a money market fund, include fund name, fund number and class, describe any additional transaction fees applicable to the investment and, if applicable, include the following statement relating to sweep fees:

          The minimum fee for sweeping funds into or out of the fund selected is an annualized amount of ________ of _____% (_____ basis points) and is deducted from the interest posted to the account.]

5.   Representatives.

     The following person is hereby designated and appointed as Seller Representative under the Purchase Price Deposit Escrow Agreement:

          Michael R. Hopsicker
          ---------------------------------    --------------------------------
          Name                                   Specimen signature

     The following person is hereby designated and appointed as Purchaser Representative under the Purchase Price Deposit Escrow Agreement:

          Janice Meola
          ---------------------------------    --------------------------------
          Name                                   Specimen signature

                             SCHEDULE A. continued


6.   Representative Information.

     The following information should be provided to Escrow Agent separately by each Representative and any future Representative:

     1.       Date of Birth
     2.       Address
     3.       Mailing Address, if different
     4.       Social Security Number

7.   Notice Addresses.

                                                    Principal Place of Business,
                                                    if different
If to Seller at:        c/o Agway, Inc.             __________________________
                        PO Box 4933                 __________________________
                        Syracuse, New York 13221    __________________________
                        ATTN:  Karen Ohliger        __________________________
                        Facsimile:  315-449-6435
                        Telephone:  315-449-6147
                        E-mail:  kohliger@agway.com

With a copy to:         Weil, Gotshal & Manges, LLP
                        767 Fifth Avenue
                        New York, New York 10153
                        ATTN:  David E. Zeltner, Esq.
                        Facsimile:  (212) 310-8007

If to Purchaser at:     Suburban Propane, L.P.
                        240 Route 10 West
                        Whippany, New Jersey 07981
                        ATTN:  Janice Meola, General Counsel
                        Facsimile: (973) 503-9184
                        Telephone: (973) 503 9987
                        E-mail: jmeola@suburbanpropane.com

With a copy to:         Cole, Schotz, Meisel, Forman & Leonard, P.A.
                        Court Plaza North
                        25 Main Street
                        Hackensack, New Jersey 07601
                        ATTN:  Michael D. Sirota, Esq.
                        Facsimile:  (201) 678-6262

                             SCHEDULE A. continued


If to the Escrow
Agent at:               National City Bank of Pennsylvania, as Escrow Agent
                        101 West Washington Street
                        Suite 655S
                        Indianapolis, Indiana 46255
                        Attention:  Karen Franklin
                        Telephone: (317)267-7025
                        Facsimile: (317) 267-3685

                                                                       Exhibit D

                            GENERAL ESCROW AGREEMENT


     THIS GENERAL ESCROW AGREEMENT, dated as of , 2003 ("Escrow Agreement"), is by and among AGWAY ENERGY PRODUCTS, LLC, a Delaware limited liability company, AGWAY ENERGY SERVICES, INC., a Delaware corporation, and AGWAY ENERGY SERVICES PA, INC., a Delaware corporation (collectively, "Depositor"); SUBURBAN PROPANE, L.P., a Delaware limited partnership ("Recipient"); and NATIONAL CITY BANK OF PENNSYLVANIA, a national banking association ("Escrow Agent").

BACKGROUND

     A. Depositor and Recipient have entered into an Asset Purchase Agreement (as amended, the "Asset Purchase Agreement"), dated as of November 10, 2003, a copy of which is attached hereto as Exhibit 1 to this Escrow Agreement, pursuant to which Depositor has agreed to deposit in escrow (a) $10,000,000 (as to such amount actually deposited with Escrow Agent, the "Credit Balance Escrow Deposit") for the purpose of providing Recipient with a source of funds to satisfy any "Warm Weather Adjustment" (as defined in the Purchase Agreement) and
(b) $4,000,000 (as to such amount actually deposited with Escrow Agent, the "General Indemnity Escrow Deposit") (which includes the Tax Escrow Amount) for the purpose of providing Recipient with a source of funds to satisfy Depositor's indemnification obligations under Sections 10.2 and 10.5(b)(iii) of the Asset Purchase Agreement.

     B. Subject to the terms and provisions of this Escrow Agreement, Depositor and Recipient desire to appoint Escrow Agent as an escrow agent hereunder for the purposes of establishing certain escrow accounts to satisfy, if any, such adjustments and indemnification claims, and Escrow Agent desires to accept such appointment and hold, and disburse the funds deposited with it and the earnings thereon in accordance with the terms of this Escrow Agreement.

     C. Pursuant to the Asset Purchase Agreement, Depositor and Recipient have appointed the Representatives (as defined below) to represent them for all purposes in connection with this Escrow Agreement.

     D. In order to establish the escrow of funds and to effect the provisions of the Asset Purchase Agreement, the parties hereto have entered into this Escrow Agreement.

STATEMENT OF AGREEMENT

     NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, for themselves, their successors and assigns, hereby agree as follows:

     1. Definitions. Capitalized terms used herein that are defined in the Asset Purchase Agreement shall, unless defined herein, have the meanings ascribed to them in the Asset Purchase Agreement. In addition to the terms defined elsewhere herein, the following terms shall have the following meanings when used herein:

     "Business Day" shall mean any day other than a Saturday, Sunday or any day on which commercial banks in Pennsylvania or the city in which Escrow Agent is located are required or permitted by law to be closed.

     "Closing Date" shall mean ___________, 200_.

     "Credit Balance Escrow Funds" shall mean the Credit Balance Escrow Deposit deposited with Escrow Agent pursuant to Section 3 of this Escrow Agreement, together with any interest or other income thereon.

     "Depositor Representative" shall mean the person so designated on Schedule A hereto or any other person designated in a writing signed by Depositor and delivered to Escrow Agent and the Recipient Representative in accordance with the notice provisions of this Escrow Agreement, to act as its representative under this Escrow Agreement.

     "Escrow Account" shall have the meaning set forth in Section 3(b) of this Escrow Agreement.

     "Escrow Funds" shall mean the Credit Balance Escrow Funds, Tax Escrow Funds and General Indemnity Escrow Funds.

     "Escrow Period" shall mean the period commencing on the date hereof and ending on the last day that the Escrow Funds are held in escrow by the Escrow Agent pursuant to the terms hereof.

     "General Indemnity Escrow Funds" shall mean the General Indemnity Escrow Deposit (less the Tax Escrow Amount) deposited with Escrow Agent pursuant to
Section 3 of this Escrow Agreement, together with any interest or other income thereon.

     "General Indemnity Escrow Termination Date" shall mean the date that is fifteen (15) months after the Closing Date.

     "Joint Written Direction" shall mean a written direction executed by the Representatives and directing Escrow Agent to disburse all or a portion of the Escrow Funds or to take or refrain from taking an action pursuant to this Escrow Agreement.

     "Recipient Representative" shall mean the persons so designated on Schedule A hereto or any other person designated in a writing signed by Recipient and delivered to Escrow Agent and the Depositor Representative in accordance with the notice provisions of this Escrow Agreement, to act as its representative under this Escrow Agreement.

     "Representatives" shall mean the Depositor Representative and the Recipient Representative.

     "Sub-Escrow Accounts" shall mean ledger basis accounts established in the Escrow Account as more particularly described in Section 3 of this Escrow Agreement.

     "Tax Escrow Amount" shall mean $500,000.

     "Tax Escrow Funds" shall mean the portion of the General Indemnity Escrow Deposit equal to the Tax Escrow Amount, together with any interest or other income thereon.

     "Tax Indemnity Escrow Termination Date" shall mean the date that is three
(3) years after the Closing Date.

     2. Appointment of and Acceptance by Escrow Agent. Depositor and Recipient hereby appoint Escrow Agent to serve as escrow agent hereunder. Escrow Agent hereby accepts such appointment and, upon receipt by wire transfer of the Escrow Funds in accordance with Section 3 below, agrees to hold, invest and disburse the Escrow Funds in accordance with this Escrow Agreement.

     3. Deposit of Escrow Funds; Escrow Account.

     a. Deposits. Simultaneously with the execution and delivery of this Escrow Agreement, Depositor shall deposit the Credit Balance Escrow Deposit and the General Indemnity Escrow Deposit with Escrow Agent, in immediately available funds pursuant to the wire instructions set forth on Schedule A hereto.

     b. Escrow Account. Upon receipt of the Credit Balance Escrow Deposit and the General Indemnity Escrow Deposit, Escrow Agent agrees to hold the funds in a separate escrow account (the "Escrow Account") and to establish the following Sub-Accounts:

     (i) the Credit Balance Escrow Account;

     (ii) the General Indemnity Escrow Account; and

     (iii) the Tax Escrow Account.

Depositor shall be deemed the owner of all Escrow Funds and investments in the Escrow Account and shall be responsible for the preparation of all tax returns associated with the investments therein and shall pay all costs relating to such returns, and all taxes, fines and penalties and interest. The Escrow Account shall be assigned the federal tax identification number of Depositor. Depositor shall provide Escrow Agent, at any time upon request of Escrow Agent with a Form W-8 or W-9 to evidence Depositor is not subject to any back-up withholding under the United States Internal Revenue Code. Depositor shall report all income, if any, that is earned on, or derived from, the Escrow Funds as its income, in the taxable year or years in which such income is properly includible and pay any taxes attributable thereto. Escrow Agent shall have a lien, which shall be paramount and prior in right of all other persons, upon all monies and other property that shall have been received by it under this Escrow Agreement, to secure the payment to it of fees and expenses hereunder due to Escrow Agent. Escrow Agent shall not be required without its consent to relinquish, deliver or pay over any instrument, money or other property deposited with it in this Escrow Agreement unless and until it shall have been paid and reimbursed its fees and expenses.

     4. Disbursement of Escrow Funds.

     a. Credit Balance Escrow Funds. Section 3.5 of the Asset Purchase Agreement shall govern disbursement of the Credit Balance Escrow Funds. Any notice given by Depositor or Recipient pursuant to Section 3.5 of the Asset Purchase Agreement shall also be given the Escrow Agent. As soon as practicable after March 31, 2004, but no later than April 15, 2004, Recipient shall calculate the Warm Weather Adjustment, and deliver to Depositor and Escrow Agent the Credit Balances Settlement Statement (as defined in the Asset Purchase Agreement) and the Cash Settlement of Credit Balances (as defined in the Asset Purchase Agreement). After the Escrow Agent and Depositor receive the Credit Balances Settlement Statement and the Cash Settlement of Credit Balances, the Escrow Agent shall promptly disburse all of the Credit Balance Escrow Funds to Depositor if the Cash Settlement of Credit Balances indicates that none of the Credit Balance Escrow Funds should be disbursed to Recipient. If the Cash Settlement of Credit Balances indicates that any portion of the Credit Balance Escrow Funds should be disbursed to Recipient, then the Escrow Agent shall disburse the Credit Balance Escrow Funds in accordance with the Cash Settlement of Credit Balances if ten (10) Business Days elapse after the Escrow Agent's and Depositor's receipt of the Cash Settlement of Credit Balances without the Recipient and the Escrow Agent receiving notice from Depositor disputing the calculation of the Cash Settlement of Credit Balances (a "Dispute Notice"). If the Escrow Agent and Recipient receive a Dispute Notice from Depositor within ten (10) Business Days after the Escrow Agent's and Depositor's receipt of the Cash Settlement of Credit Balances, then the Escrow Agent shall disburse the Credit Balance Escrow Funds in accordance with and upon the receipt of either
(i) a Joint Written Direction or (ii) the report of the Accounting Referee (as defined in the Asset Purchase Agreement) setting forth its calculation of the Cash Settlement of Credit Balances.

     b. General Indemnity Escrow Funds.

          (i) If the Losses for which Recipient is entitled to indemnification and payment from the General Indemnity Escrow Fund pursuant to Sections
     10.2 and 10.5(b) of the Asset Purchase Agreement exceed the

     De Minimis Amount set forth in Section 10.5(b)(i) of the Asset Purchase Agreement and in the aggregate exceed the Deductible set forth in Section 10.5(b)(ii) of the Asset Purchase Agreement, Recipient shall be entitled to deliver to Depositor and Escrow Agent a written notice of the amount of such Losses inclusive of the Deductible (an "Indemnity Draw Down Request").

          (ii) By no later than 5:00 p.m., New York City time, on the tenth
     (10th) Business Day following receipt by Depositor and Escrow Agent of an Indemnity Draw Down Request (as to such ten (10) - Business Day period, the "Indemnity Draw Down Request Period"), Depositor may notify Escrow Agent and Recipient in writing, in accordance with Section 14 hereof, of Depositor's objection to the Indemnity Draw Down Request, which notice shall state with specificity the grounds for such objection (an "Indemnity Draw Down Request Counternotice"). In the event Depositor does not object within the Indemnity Draw Down Request Period, Depositor shall be deemed to have waived Depositor's right to contest the Indemnity Draw Down Request, the dollar amount claimed by Recipient as set forth in the Indemnity Draw Down Request shall be deemed fixed for purposes of this Escrow Agreement, whereupon within three (3) Business Days after the expiration of the Indemnity Draw Down Request Period, Escrow Agent shall (A) disburse at the direction of Recipient by the method specified in the Indemnity Draw Down Request, out of the General Indemnity Escrow Funds, the dollar amount claimed in the Indemnity Draw Down Request (or, if the amount of the Indemnity Draw Down Request exceeds the remaining amount of the General Indemnity Escrow Funds, the remaining amount of the General Indemnity Escrow Funds) and (B) deliver written confirmation to Depositor and Recipient that such disbursement has been made. The sole bases for an objection by Depositor to an Indemnity Draw Down Request pursuant to this
     Section 4(b)(ii) shall be that the Losses incurred by Recipient (A) did not exceed the De Minimis Amount, (B) in the aggregate did not exceed the Deductible, or (C) were not eligible for payment from the General Indemnity Escrow Funds pursuant to the terms of the Asset Purchase Agreement.

          (iii) If an Indemnity Draw Down Request Counternotice is properly given with respect to an Indemnity Draw Down Request within the Indemnity Draw Down Request Period that also provides that portions of the claims set forth in the Indemnity Draw Down Request are not disputed ("Undisputed Indemnity Portions"), then the dollar amount of the Undisputed Indemnity Portions claimed by Recipient as set forth in the Indemnity Draw Down Request shall be deemed fixed for purposes of this Escrow Agreement, whereupon within three (3) Business Days after the expiration of the Indemnity Draw Down Request Period, Escrow Agent shall disburse at the direction of Recipient by the method specified in the Indemnity Draw Down Request, out of the General Indemnity Escrow Funds, the dollar amount of the Undisputed Indemnity Portions claimed in the Indemnity Draw Down Request, and shall give written confirmation to Depositor and Recipient that such disbursement has been made.

          (iv) If an Indemnity Draw Down Request Counternotice is properly given with respect to a Indemnity Draw Down Request within the Indemnity Draw Down Request Period, subject to Section 4(b)(iii) of this Escrow Agreement with respect to Undisputed Indemnity Portions, Escrow Agent may refuse to comply with any demands made upon it with respect to the underlying claim until it receives (A) a Joint Written Direction that such claim has been resolved by mutual agreement or (B) a final binding arbitration decision as contemplated by Section 5 of this Escrow Agreement, and in doing so, Escrow Agent shall not incur any liability to any party or person interested in the subject matter of this Escrow Agreement. Escrow Agent may rely and continue to rely conclusively upon such arbitration decision or Joint Written Direction, notwithstanding that it may be found subsequently to be void or voidable, until one of the officers of Escrow Agent, shall have actual knowledge that such arbitration decision or Joint Written Direction shall have been modified, annulled, set aside, vacated or quashed.

          (v) Within any Indemnity Draw Down Request Period, Recipient may amend any Indemnity Draw Down Request and Depositor may amend any Indemnity Draw Down Request Counternotice, in each case by giving written notice to the other party and Escrow Agent.

          (vi) By no later than 5:00 p.m., New York City time, ten (10) Business Days prior to the General Indemnity Escrow Termination Date, Escrow Agent shall notify Depositor and Recipient in writing (a "General Indemnity Escrow Notice") that it is prepared to disburse the remaining amount of General Indemnity Escrow Funds to Depositor. If Recipient objects to the disbursement of all or a portion of the General Indemnity Escrow Funds, it shall give written notice (a "General Indemnity Escrow Objection Notice") to Escrow Agent and Depositor not later than 5:00 p.m., New York City time, five (5) Business Days after receiving the General Indemnity Escrow Notice from Escrow Agent (as to such five (5)-Business Day period, the "General Indemnity Escrow Objection Notice Period"). The General Indemnity Escrow Objection Notice shall state whether there exists any pending claims which are indemnifiable under Sections 10.2 and 10.5(b)(iii) of the Asset Purchase Agreement and the amount of the General Indemnity Escrow Funds to be retained by Escrow Agent with respect thereto (the "General Indemnity Holdback").

          (vii) If Escrow Agent receives a General Indemnity Escrow Objection Notice from Recipient within the General Indemnity Escrow Objection Notice Period, the General Indemnity Holdback shall be retained by Escrow Agent pending resolution thereof and within three (3) Business Days after the expiration of the General Indemnity Escrow Objection Notice Period, Escrow Agent shall
     (A) disburse from the General Indemnity Escrow Funds an amount equal to the General Indemnity Escrow Funds less the General Indemnity Holdback to Depositor pursuant to written instructions from Depositor and (B) give written confirmation to Depositor and Recipient that such disbursement has been made. Recipient shall thereafter make demand as set forth in Section 4(b)(i) of this Escrow Agreement for disbursement of General Indemnity Escrow Funds from the General Indemnity Holdback for Losses incurred with respect to such pending claims, whereupon the rights and obligations of the parties set forth in Sections 4(b)(ii)-(v) of this Escrow Agreement shall apply.

          (viii) If the Escrow Agent does not receive a General Indemnity Escrow Objection Notice from Recipient within the General Indemnity Escrow Objection Notice Period, Recipient shall be deemed to have waived Recipient's right to contest the General Indemnity Escrow Notice, the dollar amount of the General Indemnity Escrow Funds shall be deemed fixed for purposes of this Escrow Agreement, whereupon within three (3) Business Days after the expiration of the General Indemnity Escrow Objection Notice Period, Escrow Agent shall (A) disburse to Depositor the remaining amount of the General Indemnity Escrow Funds in accordance with the written direction provided by Depositor to Escrow Agent and (B) deliver written confirmation to Depositor and Recipient that such disbursement has been made.

     c. Tax Escrow Funds.

          (i) If the Losses for which Recipient is entitled to indemnification and payment from the Tax Escrow pursuant to Sections 10.2 and 10.5(b)(iii) of the Asset Purchase Agreement exceed the De Minimis Amount set forth in
     Section 10.5(b)(i) of the Asset Purchase Agreement and in the aggregate exceed the Deductible set forth in Section 10.5(b)(ii) of the Asset Purchase Agreement, Recipient shall be entitled to deliver to Escrow Agent and Depositor a written notice of the amount of such Losses inclusive of the Deductible (a "Tax Draw Down Request").

          (ii) By no later than 5:00 p.m., New York City time, ten (10)
     - Business Days of receipt of a Tax Draw Down Request, Depositor may notify Escrow Agent and Recipient, in accordance with Section 14 hereof, of Depositor's objection to the Tax Draw Down Request, which notice shall state with specificity the grounds for such objection (a "Tax Draw Down Request Counternotice"). In the event Depositor does not object within the Tax Draw Down Request Period, Depositor shall be deemed to have waived Depositor's right to contest the Tax Draw Down Request, the dollar amount claimed by Recipient as set forth in the Tax Draw Down Request shall be deemed fixed for purposes of this Escrow Agreement, whereupon within three
     (3) Business Days
     after the expiration of the Tax Draw Down Request Period, Escrow Agent shall (A) disburse at the direction of Recipient by the method specified in the Tax Draw Down Request, out of the Tax Escrow Funds, the dollar amount claimed in the Tax Draw Down Request (or, if the amount of the Tax Draw Down Request exceeds the remaining amount of the Tax Escrow Funds, the remaining amount of the Tax Escrow Funds) and (B) deliver written confirmation to Depositor and Recipient that such disbursement has been made.

          (iii) If a Tax Draw Down Request Counternotice is properly given with respect to a Tax Draw Down Request within the Tax Draw Down Request Period that also provides that portions of the claims set forth in the Tax Draw Down Request are not disputed ("Undisputed Tax Draw Portions"), then the dollar amount of the Undisputed Tax Draw Portions claimed by Recipient as set forth in the Tax Draw Down Request shall be deemed fixed for purposes of this Escrow Agreement, whereupon within three (3) Business Days after the expiration of the Tax Draw Down Request Period, Escrow Agent shall (A) disburse at the direction of Recipient by the method specified in the Tax Draw Down Request, out of the Tax Escrow Funds, the dollar amount of the Undisputed Tax Draw Portions claimed in the Tax Draw Down Request, and (B) deliver written confirmation to Depositor and Recipient that such disbursement has been made.

          (iv) If a Tax Draw Down Request Counternotice is properly given with respect to a Tax Draw Down Request within the Tax Draw Down Request Period, subject to Section 4(c)(iii) of this Escrow Agreement with respect to Undisputed Tax Draw Portions, Escrow Agent may refuse to comply with any demands made upon it with respect to the underlying claim until it receives
     (A) a Joint Written Direction that such claim has been resolved by mutual agreement or (B) a final binding arbitration decision as contemplated by
     Section 5 of this Escrow Agreement, and in doing so, Escrow Agent shall not incur any liability to any party or person interested in the subject matter of this Escrow Agreement. Escrow Agent may rely and continue to rely conclusively upon such arbitration decision or Joint Written Direction, notwithstanding that it may be found subsequently to be void or voidable, until one of the officers of Escrow Agent, shall have actual knowledge that such arbitration decision or Joint Written Direction shall have been modified, annulled, set aside, vacated or quashed.

          (v) Within any Tax Draw Down Request Period, Recipient may amend any Tax Draw Down Request and Depositor may amend any Tax Draw Down Request Counternotice, in each case by giving written notice to the other party and Escrow Agent.

          (vi) By no later than 5:00 p.m., New York City time, ten (10) Business Days prior to the Tax Escrow Termination Date, Escrow Agent shall notify Depositor and Recipient in writing (a "Tax Draw Escrow Notice") that it is prepared to disburse from the Tax Escrow Funds to Depositor. If Recipient objects to the disbursement of all or a portion of the Tax Escrow Funds, it shall give written notice (a "Tax Draw Escrow Objection Notice") to Escrow Agent and Depositor not later than 5:00 p.m., New York City time, five (5) Business Days after receiving the Tax Draw Escrow Notice from Escrow Agent (as to such five (5)-Business Day period, the "Tax Draw Escrow Objection Notice Period"). The Tax Draw Escrow Objection Notice shall state whether there exists any pending claims which are indemnifiable under Sections 10.2 and 10.5(b)(iii) of the Asset Purchase Agreement and the amount of the Tax Escrow Funds to be retained by Escrow Agent with respect thereto (the "Tax Holdback").

          (vii) If Escrow Agent receives a Tax Draw Escrow Objection Notice from Recipient within the Tax Draw Escrow Objection Notice Period, the Tax Holdback shall be retained by Escrow Agent pending resolution thereof and within three (3) Business Days after the expiration of the Tax Draw Escrow Objection Notice Period, Escrow Agent shall (A) disburse from the Tax Escrow Funds an amount equal to the Tax Escrow Funds less the Tax Holdback to Depositor pursuant to written instructions from Depositor to Escrow Agent and (B) give written confirmation to Depositor and Recipient that such disbursement has been made. Recipient shall thereafter make demand as set forth in Section 4(c)(i) of this Escrow Agreement for disbursement of Tax Escrow Funds from the Tax Holdback for Losses incurred with respect to such pending claims, whereupon the rights and obligations of the parties set forth in Sections 4.1(c)(ii)-(v) of this Escrow Agreement shall apply.

          (viii) If Escrow Agent does not receive a Tax Draw Escrow Objection Notice from Recipient within the Tax Draw Escrow Objection Notice Period, Recipient shall be deemed to have waived Recipient's right to contest the Tax Draw Escrow Notice, the dollar amount of the Tax Escrow Funds shall be deemed fixed for purposes of this Escrow Agreement, whereupon within three
     (3) Business Days after the expiration of the Tax Draw Escrow Objection Notice Period, Escrow Agent shall (A) disburse at the direction of Depositor by the method specified in writing by Depositor to Escrow Agent, the Tax Escrow Funds and (B) deliver written confirmation to Depositor and Recipient that such disbursement has been made.

     5. Dispute Resolution.

     a. Unless otherwise provided herein, any dispute, controversy, or claim between Depositor and Recipient arising out of or relating to this Escrow Agreement (a "Dispute"), whether arising during the term of this Escrow Agreement or after its termination, shall be resolved in accordance with the procedures specified in this

Section 5, which shall be the sole and exclusive procedures for the binding resolution of any Dispute.

     b. Both Depositor and Recipient may give the other party written notice of any Dispute (a "Dispute Notice"). Unless otherwise agreed between Depositor and Recipient, within fifteen (15) Business Days after delivery of a Dispute Notice, the receiving party shall submit to the other a written response (a "Dispute Response"), not to be longer than five (5) type-written pages. The Dispute Notice and Dispute Response shall include (a) a statement of each party's position and a summary of arguments supporting that position, and (b) the name and title of the representative who will represent that party and of any other person who will accompany the party to a meeting to discuss the dispute. Within five (5) Business Days after delivery of the disputing party's notice, the representatives of both parties shall meet at a mutually acceptable time and place to attempt to resolve the Dispute.

     c. If the Dispute has not been resolved by negotiation within thirty (30) Business Days after the delivery of the Dispute Notice, or if the parties fail to meet within ten (10) Business Days unless otherwise agreed by both parties in writing, an arbitrator, to be mutually agreed upon by Depositor and Recipient, shall be chosen. If no such agreement is reached, Depositor shall name five (5) potential arbitrators who shall be lawyers with at least ten (10) years experience in overseeing matters relevant to the Dispute, and Recipient shall select one of the potential arbitrators selected by Depositor to arbitrate the Dispute. The arbitrator so chosen shall then arbitrate the Dispute in accordance with the standards of the American Arbitration Association, and his or her decision shall be binding on Depositor and Recipient.

     d. The arbitrator shall determine the location of any arbitration proceedings and the rules governing such proceedings.

     e. The non-prevailing party to an arbitrated Dispute shall pay the costs incurred by the prevailing party as a result of either party initiating the dispute resolutions procedures as established this Section 5, including reasonable legal expenses.

     6. Suspension of Performance; Disbursement Into Court. If, at any time, (i) Escrow Agent is unable to determine, to Escrow Agent's sole satisfaction, the proper disposition of all or any portion of the Escrow Funds or Escrow Agent's proper actions with respect to its obligations hereunder, including, without limitation, arising from adverse or conflicting claims are made to any portion of the Escrow Funds, or (ii) the Representatives have not within thirty (30) days of the furnishing by Escrow Agent of a notice of resignation pursuant to
Section 8 of this Escrow Agreement, appointed a successor Escrow Agent to act hereunder, then Escrow Agent may, in its sole discretion, take either or both of the following actions:

     a. Suspend the performance of any of its obligations (including without limitation any disbursement obligations) under this Escrow Agreement until such dispute or uncertainty shall be resolved to the sole satisfaction of Escrow Agent or until a successor Escrow Agent shall have been appointed (as the case may be).

     b. Petition (by means of an interpleader action or any other appropriate method) any court of competent jurisdiction in any venue convenient to Escrow Agent, for instructions with respect to such dispute or uncertainty, and to the extent required or permitted by law, pay into such court, for holding and disposition in accordance with the instructions of such court, all Escrow Funds, after deduction and payment to Escrow Agent of all fees and expenses (including court costs and attorneys' fees) payable to, incurred by, or expected to be incurred by Escrow Agent in connection with the performance of its duties and the exercise of its rights hereunder. In the event such suit is brought, Depositor and Recipient shall jointly and severally agree to pay Escrow Agent in excess of the Escrow Funds deducted or paid to Escrow Agent, all costs, expenses and attorney's fees that it may expend or incur in such interpleader suit, the amount thereof to be fixed and a judgment therefore to be rendered by the court in such suit.

     Escrow Agent shall have no liability to Depositor, Recipient, their respective shareholders, partners or members or any other person with respect to any such suspension of performance or disbursement into court, specifically including any liability or claimed liability that may arise, or be alleged to have arisen, out of or as a result of any delay in the disbursement of the Escrow Funds or any delay in or with respect to any other action required or requested of Escrow Agent. Escrow Agent may obey and comply with any order or process of a court (whether or not such court shall have jurisdiction) commanding it to do or to refrain from some act in relation to the subject matter of this Escrow Agreement. Escrow Agent may rely and continue to rely conclusively upon such orders or process, notwithstanding that it may be found subsequently to be void or voidable, until one of the officers of Escrow Agent, shall have actual knowledge that such order or process shall have been modified, annulled, set aside, vacate or quashed.

     7. Investment of Funds. Escrow Agent is herein directed and instructed to initially invest and reinvest the Escrow Funds in the investment indicated on Schedule A hereto. Escrow Agent may make any investments through its or an affiliate's bond or investment department, for which Escrow Agent or any of its affiliates may serves as investment advisor and receive compensation with respect to any investment direction hereunder. The Escrow Agent shall provide to Depositor and Recipient a statement, on a monthly basis, reporting the current balance of the Escrow Funds and the amount of the investment earnings or losses. With the execution of this Escrow Agreement, Depositor and Recipient hereto acknowledge receipt of prospectuses and/or disclosure materials associated with the investment vehicle, either through means of hardcopy or via access to the website associated with the investment selected by Depositor and Recipient. Depositor and Recipient acknowledge that they have discussed the investment and are in agreement as to the selected investment. Depositor and Recipient may provide instructions changing the investment of the Escrow Funds (subject to applicable minimum investment requirements) by the furnishing of a Joint Written Direction--specifying the type and identity of the investments to be purchased and/or sold, any particular settlement procedures required, if any (which settlement procedures shall be consistent with industry standards and practices), and such other information as Escrow Agent may require--to the Escrow Agent, and Escrow Agent may make or cause to be made such investments subject to such additional terms and conditions as Escrow Agent may determine appropriate under the circumstances; provided, however, that no investment or reinvestment may be made except in the following:

          a. direct obligations of the United States of America or obligations the principal of and the interest on which are unconditionally guaranteed by the United State of America;

          b. certificates of deposit issued by any bank, bank and trust company, or national banking association (including Escrow Agent and its affiliates), which certificates of deposit are insured by the Federal Deposit Insurance Corporation or a similar governmental agency;

          c. repurchase agreements with any bank, trust company, or national banking association (including Escrow Agent and its affiliates); or

          d. any institutional money market fund offered by Escrow Agent, including any institutional money market fund managed by Escrow Agent or any of its affiliates.

     If Escrow Agent has not received a Joint Written Direction at any time that an investment decision must be made, Escrow Agent shall invest the Escrow Funds, or such portion thereof as to which no Joint Written Direction has been received, in investments described in clause (d) above. Each of the foregoing investments shall be made in the name of Escrow Agent. No investment shall be made in any instrument or security that has a maturity of greater than six (6) months. Notwithstanding anything to the contrary contained herein, Escrow Agent may, without notice to the Representatives, sell or liquidate any of the foregoing investments at any time if the proceeds thereof are required for any disbursement of Escrow Funds permitted or required hereunder. All investment earnings shall become part of the Escrow Funds and investment losses shall be charged against the Escrow Funds when realized. Escrow Agent shall not be liable or responsible for loss in the value of any investment made pursuant to this Escrow Agreement, or for any loss, cost or penalty resulting from any sale or liquidation of the Escrow Funds.

Escrow Agent may use a broker-dealer of its own selection, including a broker-dealer owned by or affiliated with Escrow Agent or any of its affiliates.

     8. Resignation of Escrow Agent. Escrow Agent may resign and be discharged from the performance of its duties hereunder at any time by giving ten (10) days prior written notice to the Depositor and Recipient specifying a date when such resignation shall take effect. Such resignation shall take effect upon the earlier of (i) the appointment of a successor Escrow Agent as provided herein or
(ii) thirty (30) days after delivery of such notice of resignation. Upon any such notice of resignation, the Representatives jointly shall appoint a successor Escrow Agent hereunder prior to the effective date of such resignation. The retiring Escrow Agent shall transmit all records pertaining to the Escrow Funds and shall pay all Escrow Funds and transfer all investments to the successor Escrow Agent, after making copies of such records as the retiring Escrow Agent deems advisable and after deduction and payment to the retiring Escrow Agent of all reasonable fees and expenses (including court costs and attorneys' fees) payable to, incurred by, or expected to be incurred by the retiring Escrow Agent in connection with the performance of its duties and the exercise of its rights hereunder. After any retiring Escrow Agent's resignation, the provisions of this Escrow Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Escrow Agent under this Escrow Agreement. Any corporation or association into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any corporation or association to which all or substantially all of the escrow business of the Escrow Agent's corporate trust line of business may be transferred, shall be the Escrow Agent under this Escrow Agreement without further act.

     9. Liability of Escrow Agent. The Escrow Agent undertakes to perform only such duties as are expressly set forth herein and no duties shall be implied or otherwise imposed upon or against Escrow Agent, and Escrow Agent shall not be liable except for the performance of such duties and obligations as are specifically set out in this Escrow Agreement. The Escrow Agent shall have no liability under and no duty to inquire as to the provisions of any agreement, including, without limitation, the Asset Purchase Agreement (except for those sections of the Asset Purchase Agreement expressly referred to herein), other than this Escrow Agreement. The Escrow Agent shall not be liable for any action taken or omitted by it in good faith except to the extent that a court of competent jurisdiction determines that the Escrow Agent's gross negligence or willful misconduct was the primary cause of any loss to the Depositor or Recipient. Escrow Agent's sole responsibility shall be for the safekeeping and disbursement of the Escrow Funds in accordance with the terms of this Escrow Agreement. Escrow Agent shall have no implied duties or obligations and shall not be charged with knowledge or notice of any fact or circumstance not specifically set forth herein. Escrow Agent may rely upon any notice, instruction, request or other instrument, not only as to its due execution, validity and effectiveness, but also as to the truth and accuracy of any information contained therein, which Escrow Agent shall believe to be genuine and to have been signed or presented by the person or parties purporting to sign the same. In no event shall Escrow Agent be liable for incidental, indirect, special, consequential or punitive damages (including, but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action. Escrow Agent shall not be obligated to take any legal action or commence any proceeding in connection with the Escrow Funds, any account in which Escrow Funds are deposited, this Escrow Agreement or the Asset Purchase Agreement, or to appear in, prosecute or defend any such legal action or proceeding. Escrow Agent may consult legal counsel selected by it in the event of any dispute or question as to the construction of any of the provisions hereof or of any other agreement or of its duties hereunder, or relating to any dispute involving any party hereto, and shall incur no liability and shall be fully indemnified from any liability whatsoever in acting in accordance with the opinion or instruction of such counsel. Depositor and Recipient, jointly and severally, shall promptly pay, upon demand, the reasonable fees and expenses of any such counsel. As between Depositor and Recipient, each shall be responsible for the payment of fifty (50%) percent of such fees and expenses.

     The Escrow Agent is authorized, in its sole discretion, to comply with orders issued or process entered by any court with respect to the Escrow Funds, without determination by the Escrow Agent of such court's jurisdiction in the matter. If any portion of the Escrow Funds is at any time attached, garnished or levied upon under any court order, or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court order, or in case any order, judgment or decree shall be made or entered by any court affecting such property or any part thereof, then and in any such event, the Escrow Agent is authorized, in its sole discretion, to rely upon and comply with any such order, writ, judgment or decree which it is advised by legal counsel selected by it is binding upon it without the need for appeal or other action; and if the Escrow Agent complies with any such order, writ, judgment or decree, it shall not be liable to any of the parties hereto or to any other person or entity by reason of such compliance even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled, set aside or vacated.

     10. Indemnification of Escrow Agent. From and at all times after the date of this Escrow Agreement, Depositor and Recipient, jointly and severally, shall, to the fullest extent permitted by law, defend, indemnify and hold harmless Escrow Agent and each director, officer, employee, attorney, agent and affiliate of Escrow Agent (collectively, the "Indemnified Parties") against any and all actions, claims (whether or not valid), losses, damages, liabilities, costs and expenses of any kind or nature whatsoever (including without limitation reasonable attorneys' fees, costs and expenses) incurred by or asserted against any of the Indemnified Parties from and after the date hereof, whether direct, indirect or consequential, as a result of or arising from or in any way relating to any claim, demand, suit, action or proceeding (including any inquiry or investigation) by any person, including without limitation Depositor or Recipient, whether threatened or initiated, asserting a claim for any legal or equitable remedy against any person under any statute or regulation, including, but not limited to, any federal or state securities laws, or under any common law or equitable cause or otherwise, arising from or in connection with the negotiation, preparation, execution, performance or failure of performance of this Escrow Agreement or any transactions contemplated herein, whether or not any such Indemnified Party is a party to any such action, proceeding, suit or the target of any such inquiry or investigation; provided, however, that no Indemnified Party shall have the right to be indemnified hereunder for any liability which resulted from the gross negligence or willful misconduct of such Indemnified Party. Each Indemnified Party shall, in its sole discretion, have the right to select and employ separate counsel with respect to any action or claim brought or asserted against it, and the reasonable fees of such counsel shall be paid upon demand by the Depositor and Recipient jointly and severally. The obligations of Depositor and Recipient under this Section 10 shall survive any termination of this Escrow Agreement and the resignation or removal of Escrow Agent. As between Depositor and Recipient, each shall be responsible for the payment of fifty (50%) percent of such fees.

     The parties agree that neither the payment by Depositor or Recipient of any claim by Escrow Agent for indemnification hereunder nor the disbursement of any amounts to Escrow Agent from the Escrow Funds in respect of a claim by Escrow Agent for indemnification shall impair, limit, modify, or affect, as between Depositor and Recipient, the respective rights and obligations of Depositor, on the one hand, and Recipient, on the other hand, under the Asset Purchase Agreement. The parties further agree that as between the Depositor and the Recipient, each shall be responsible for the payment of fifty (50%) percent of the amount of indemnification sought by the Escrow Agent.

     11. Fees and Expenses of Escrow Agent. Depositor and Recipient shall compensate Escrow Agent for its services hereunder in accordance with Schedule A attached hereto and, in addition, shall reimburse Escrow Agent for all of its reasonable out-of-pocket expenses, including attorneys' fees, travel expenses, telephone and facsimile transmission costs, postage (including express mail and overnight delivery charges), copying charges and the like. The additional provisions and information set forth on Schedule A are hereby incorporated by this reference, and form a part of this Escrow Agreement. All of the compensation and reimbursement obligations set forth in this Section 11 shall be payable by Depositor and Recipient, jointly and severally, upon demand by Escrow Agent. As between the Depositor and the Recipient, each shall be responsible for the payment of fifty (50%) percent of such fees and costs. The obligations of Depositor and Recipient under this Section 11 shall survive any termination of this Escrow Agreement and the resignation or removal of Escrow Agent. Depositor and Recipient shall promptly pay such compensation and reimbursement amounts to Escrow Agent or any Indemnified Party upon receipt of an itemized invoice.

     12. Representations and Warranties. Each of Depositor and Recipient respectively makes the following representations and warranties to Escrow Agent:

     a. It is duly organized, validly existing, and in good standing under the laws of the state of its incorporation or organization, and has full power and authority to execute and deliver this Escrow Agreement and to perform its obligations hereunder.

     b. This Escrow Agreement has been duly approved by all necessary action, including any necessary shareholder or membership approval, has been executed by its duly authorized officers, and constitutes its valid and binding agreement enforceable in accordance with its terms.

     c. The execution, delivery, and performance of this Escrow Agreement is in accordance with the Asset Purchase Agreement and will not violate, conflict with, or cause a default under its articles of incorporation, articles of organization, bylaws, management agreement or other organizational document, as applicable, any applicable law or regulation, any court order or administrative ruling or decree to which it is a party or any of its property is subject, or any agreement, contract, indenture, or other binding arrangement, including without limitation the Asset Purchase Agreement, to which it is a party or any of its property is subject.

     d. The applicable persons designated on Schedule A hereto have been duly appointed to act as its representatives hereunder and have full power and authority to execute and deliver any Joint Written Direction, to amend, modify or waive any provision of this Escrow Agreement and to take any and all other actions as the Representatives under this Escrow Agreement, all without further consent or direction from, or notice to, it or any other party.

     e. No party other than the parties hereto has, or shall have, any lien, claim or security interest in the Escrow Funds or any part thereof. No financing statement under the Uniform Commercial Code is on file in any jurisdiction claiming a security interest in or describing (whether specifically or generally) the Escrow Funds or any part thereof.

     f. All of its representations and warranties contained herein are true and complete as of the date hereof and will be true and complete at the time of any disbursement of the Escrow Funds.

     13. Identifying Information. Depositor and Recipient acknowledge that a portion of the identifying information set forth on Schedule A is being requested by the Escrow Agent in connection with the USA Patriot Act, Pub.L.107-56 (the "Act"), and Depositor and Recipient agree to provide any additional information requested by the Escrow Agent which is required under the Act or any similar legislation or regulation to which Escrow Agent is subject, in a timely manner. The Depositor and the Recipient each represent that all identifying information set forth on Schedule A hereto, including without limitation, its Taxpayer Identification Number assigned by the Internal Revenue Service or any other taxing authority, is true and complete on the date hereof and will be true and complete at the time of any disbursement of the Escrow Funds.

     14. Notice. All notices, approvals, consents, requests, and other communications hereunder shall be in writing and shall be deemed to have been given when the writing is delivered if given or delivered by hand, overnight delivery service or facsimile transmitter (with confirmed receipt) to the address or facsimile number set forth on Schedule A hereto, or to such other address as each party may designate for itself by like notice, and shall be deemed to have been given on the date deposited in the mail, if mailed, by first-class, registered or certified mail, postage prepaid, addressed as set forth on Schedule A hereto, or to such other address as each party may designate for itself by like notice.

     15. Amendment or Waiver. This Escrow Agreement may be changed, waived, discharged or terminated only by a writing signed by the Representatives and Escrow Agent. No delay or omission by any party in exercising any right with respect hereto shall operate as a waiver. A waiver on any one occasion shall not be construed as a bar to, or waiver of, any right or remedy on any future occasion.

     16. Severability. To the extent any provision of this Escrow Agreement is prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Escrow Agreement.

     17. Governing Law. This Escrow Agreement shall be construed and interpreted in accordance with the internal laws of the State of New York without giving effect to the conflict of laws principles thereof.

     18. Entire Agreement. This Escrow Agreement and the Asset Purchase Agreement constitutes the entire agreement between the parties relating to the holding, investment and disbursement of the Escrow Funds, and this Escrow Agreement sets forth in their entirety the obligations and duties of Escrow Agent with respect to the Escrow Funds.

     19. Binding Effect. All of the terms of this Escrow Agreement, as amended from time to time, shall be binding upon, inure to the benefit of and be enforceable by the respective successors and assigns of Depositor, Recipient and Escrow Agent.

     20. Conflict. In the event of any ambiguity or inconsistency between the terms of the Asset Purchase Agreement and the terms hereof, the terms of the Asset Purchase Agreement shall prevail.

     21. Execution in Counterparts. This Escrow Agreement and any Joint Written Direction may be executed in two or more counterparts, which when so executed shall constitute one and the same agreement or direction.

     22. Termination. Upon the first to occur of the termination of the Escrow Period, the disbursement of all amounts in the Escrow Funds pursuant to Section 4 hereof or the disbursement of all amounts in the Escrow Funds into court pursuant to Section 6 or Section 9 hereof, this Escrow Agreement shall terminate and Escrow Agent shall have no further obligation or liability whatsoever with respect to this Escrow Agreement or the Escrow Funds.

     23. Dealings. The Escrow Agent and any stockholder, director, officer or employee of the Escrow Agent may buy, sell, and deal in any of the securities of the Depositor or Recipient and have a pecuniary interest in any transaction in which the Depositor or Recipient may be interested, and contract and lend money to the Depositor or Recipient and otherwise act as fully and freely as though it were not Escrow Agent under this Escrow Agreement. Nothing herein shall preclude the Escrow Agent from acting in any other capacity for the Depositor or Recipient or for any other entity.

                  [remainder of page intentionally left blank]

     IN WITNESS WHEREOF, the parties hereto have caused this General Escrow Agreement to be executed as of the date first above written.

                                         DEPOSITOR:

WITNESS:                                 AGWAY ENERGY PRODUCTS, LLC


                                         By:
-------------------------------------       ------------------------------------
                                         Name:
                                         Title:

ATTEST:                                  AGWAY ENERGY SERVICES, INC.


                                         By:
-------------------------------------       ------------------------------------
                        Secretary        Name:
                                         Title:



ATTEST:                                  AGWAY ENERGY SERVICES PA, INC.


                                         By:
-------------------------------------       ------------------------------------
                        Secretary        Name:
                                         Title:



WITNESS:                                 RECIPIENT:

                                         SUBURBAN PROPANE, L.P.


                                         By:
-------------------------------------       ------------------------------------
                                         Name:
                                         Title:

                                         ESCROW AGENT:

                                         NATIONAL CITY BANK OF PENNSYLVANIA

                                         By:
                                            ------------------------------------
                                         Name:
                                         Title:

SCHEDULE A

1.   Escrow Funds.

     a)       Credit Balance Escrow Deposit              $10,000,000
     b)       General Indemnity Escrow Deposit           $4,000,000

     Total Escrow Funds amount:                          $14,000,000

     Escrow Funds wiring instructions:

     a)           With respect to the Credit Balance National City
                  Bank Escrow Deposit: ABA#
                                                       Account #
                                                       ATTN: Corporate Trust -
                                                       Bond Administration
                                                       Re: [Account Name, NCS #]

     b)           With respect to the General Indemnity National
                  City Bank Escrow Deposit: ABA#
                                                       Account #
                                                       ATTN: Corporate Trust -
                                                       Bond Administration
                                                       Re: [Account Name, NCS #]

2.   Escrow Agent Fees.

     Acceptance Fee:                                   $1,000
     Annual Escrow Fee:                                $8,000


     The Acceptance Fee and the first Annual Escrow Fee are payable upon execution of the escrow documents. In addition to the foregoing, Depositor and Receiver shall be charged (i) $100 per investment (i.e., purchase, sale, receipt or delivery) that is not an Armada Fund investment and (ii) $25 per disbursement for every disbursement over the first 12 disbursements that occur in any twelve (12)-month period. In the event the escrow is not funded, the Acceptance Fee and all related expenses, including attorneys' fees, remain due and payable, and if paid, will not be refunded. Annual fees cover a full year in advance, or any part thereof, and thus are not pro-rated in the year of termination.

     The fees quoted in this schedule apply to services ordinarily rendered in the administration of an Escrow Account and are subject to reasonable adjustment based on final review of documents, or when the Escrow Agent is called upon to undertake unusual duties or responsibilities, or as changes in law, procedures, or the cost of doing business demand. Services in addition to and not contemplated in this Escrow Agreement, including, but not limited to, document amendments and revisions, non-standard cash and/or investment transactions, calculations, notices and reports, and legal fees, will be billed as extraordinary expenses.

     Unless otherwise indicated, the above fees relate to the establishment of one escrow account. Additional sub-accounts governed by the same Escrow Agreement may incur an additional charge. Transaction costs include charges for wire transfers, checks, internal transfers and securities transactions.

3.   Taxpayer Identification Numbers.

     Depositor:                                          16-1551524
     Recipient:                                          22-3410352

4.   Investment Instructions.

     [List specific investment instructions here. If selecting a money market fund, include fund name, fund number and class, describe any additional transaction fees applicable to the investment and, if applicable, include the following statement relating to sweep fees:

     The minimum fee for sweeping funds into or out of the fund selected is an annualized amount of ________ of _____% (_____ basis points) and is deducted from the interest posted to the account.]

5.   Representatives.

     The following person is hereby designated and appointed as Depositor Representative under the General Escrow Agreement:

          Michael R. Hopsicker
          ----------------------------------------------------------------------
          Name                                              Specimen signature

     The following person is hereby designated and appointed as Recipient Representative under the General Escrow Agreement:

          Janice Meola
          ----------------------------------------------------------------------
          Name                                              Specimen signature

6.   Representative Information.

     The following information should be provided to Escrow Agent separately by each Representative and any future Representative:

                  1.       Date of Birth
                  2.       Address
                  3.       Mailing Address, if different
                  4.       Social Security Number

7.   Notice Addresses.

                                                   Principal Place of Business,
                                                   if different
If to Depositor at:     c/o Agway, Inc.            _____________________________
                        PO Box 4933                _____________________________
                        Syracuse, New York 13221   _____________________________
                        ATTN:  Karen Ohliger       _____________________________
                        Facsimile:  315-449-6435
                        Telephone:  315-449-6147
                        E-mail:  kohliger@agway.com

With a copy to:        Weil, Gotshal & Manges, LLP
                       767 Fifth Avenue
                       New York, New York 10153
                       ATTN:  David E. Zeltner, Esq.
                       Facsimile:  (212) 310-8007

If to Recipient at:     Suburban Propane, L.P.     _____________________________
                        240 Route 10 West          _____________________________
                        Whippany, New Jersey 07981 _____________________________
                        ATTN:  Janice Meola,       _____________________________
                        General Counsel
                        Facsimile: 973-503-9184
                        Telephone: 973-503-9987
                        E-mail: jmeola@suburbanpropane.com

With a copy to:        Cole, Schotz, Meisel, Forman & Leonard, P.A.
                       Court Plaza North
                       25 Main Street
                       Hackensack, New Jersey 07601
                       ATTN:  Michael D. Sirota, Esq.
                       Facsimile:  (201) 678-6262

If to the Escrow
Agent at:               National City Bank of Pennsylvania, as Escrow Agent
                        101 West Washington Street
                        Suite 655S
                             Indianapolis, Indiana 46255
                        ATTENTION:  Karen Franklin
                           Facsimile:  (317) 267-3685

                                                                       Exhibit E

                                  BILL OF SALE

     THIS BILL OF SALE is made and delivered this ____ day of ______________, 2003, by Agway Energy Products, LLC, a Delaware limited liability company, Agway Energy Services, Inc., a Delaware corporation, and Agway Energy Services PA, Inc., a Delaware corporation (collectively the "Sellers"), pursuant to the terms of that certain Asset Purchase Agreement dated ____________, 2003 (the "Asset Purchase Agreement"), by and among the Sellers, Suburban Propane, L.P., a Delaware limited partnership ("Purchaser"), and Agway, Inc., a Delaware corporation, and in consideration for the purchase price set forth in the Asset Purchase Agreement and other good and valuable consideration all as more particularly set forth in the Asset Purchase Agreement, the receipt and sufficiency of which is hereby acknowledged, Sellers do hereby sell, transfer, assign, convey and deliver to Purchaser all of Sellers' right, title and interest in, to and under the Purchased Assets (as such term is defined in Section 2.1 of the Asset Purchase Agreement) free and clear of all Liens (as in the Asset Purchase Agreement) of Agway Inc.'s creditors.

     TO HAVE AND TO HOLD the same unto the said Purchaser, its successors and assigns, forever.

     Sellers do hereby agree to execute and deliver such further instruments of conveyance, transfer and assignment and to take such other and further action without further consideration as Purchaser reasonably may request more effectively to convey, transfer and assign any of the Purchased Assets conveyed hereunder, to confirm title thereto and to put Purchaser in actual possession and operating control of the Purchased Assets and to assist Purchaser in exercising all rights with regard thereto.

     This Bill of Sale is delivered in connection with the Asset Purchase Agreement and is subject to and shall be governed by the terms and conditions thereof.

     Nothing in this Bill of Sale, express or implied, is intended to or shall be construed to modify, expand or limit in any way the terms of the Asset Purchase Agreement. All of the terms and conditions of the Asset Purchase Agreement are incorporated herein by reference, and in the event of any ambiguity or inconsistency between the terms of the Asset Purchase Agreement and the terms hereof, the terms of the Asset Purchase Agreement shall prevail.

     The Sellers hereby constitute and appoint Purchaser the true and lawful attorney of Sellers, with full power of substitution, in the name of Sellers or Purchaser, but on behalf of and for the benefit of Purchaser: (i) to demand and receive from time to time any and all of the Purchased Assets and to make endorsements and give receipts and releases for and in respect of the same and any part thereof; (ii) to institute, prosecute, compromise and settle any and all actions or proceedings that Purchaser may deem proper in order to collect, assert or enforce any claim, right or title of any kind in or to the Purchased

Assets; (iii) to defend or compromise any or all actions or proceedings in respect of any of the Purchased Assets; and (iv) to do all such acts and things in relation to the matters set forth in the preceding clauses (i) through (iii) as Purchaser shall deem desirable. Sellers hereby acknowledge that the appointment hereby made and the powers hereby granted are coupled with an interest and are not and shall not be revocable by them in any manner or for any reason.

     This Bill of Sale shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and performed in such State.

     IN WITNESS WHEREOF, the Sellers have executed this Bill of Sale on the date set forth above.

                             AGWAY ENERGY PRODUCTS, LLC


                             By: _______________________________
                                    Name:
                                    Title:

                             AGWAY ENERGY SERVICES, INC.


                             By: _______________________________
                                    Name:
                                    Title:

                             AGWAY ENERGY SERVICES PA, INC.


                             By: _______________________________
                                    Name:
                                    Title:

                                                                       Exhibit F


                       ASSIGNMENT AND ASSUMPTION AGREEMENT

     THIS ASSIGNMENT AND ASSUMPTION AGREEMENT is made this ____ day of ______________, 2003, by and between SUBURBAN PROPANE, L.P., a Delaware limited partnership (the "Purchaser") and AGWAY ENERGY PRODUCTS, LLC, a Delaware limited liability company, AGWAY ENERGY SERVICES, INC., a Delaware corporation, and AGWAY ENERGY SERVICES PA, INC., a Delaware corporation (collectively the "Sellers"). Purchaser and Sellers are hereinafter sometimes together referred to as the "Parties" or individually as a "Party", and this Assignment and Assumption Agreement shall hereinafter be referred to as this "Agreement".

     WHEREAS, Sellers, Purchaser and Agway, Inc., a Delaware corporation, are parties to that certain Asset Purchase Agreement dated ______________, 2003 (the "Asset Purchase Agreement"), under which Sellers have agreed to sell, assign, transfer and convey to Purchaser and Purchaser has agreed to purchase, accept and assume from Sellers all of Sellers' rights, title and interest in and to the Purchased Assets (as such term is defined in Section 2.1 of the Asset Purchase Agreement);

     WHEREAS, pursuant to the terms and conditions of the Asset Purchase Agreement, Purchaser desires to assume the Assumed Liabilities (as such term is defined in Section 2.3 of the Asset Purchase Agreement) in accordance with the terms, conditions, covenants, and agreements hereinafter set forth; and

     WHEREAS, each of Purchaser and Sellers deem it in their best interest to enter into this Agreement.

     NOW, THEREFORE, in consideration of the foregoing premises, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

     1. Assignment and Assumption.

     (a) Effective as of the date hereof, subject to the limitations herein, Sellers hereby assign, transfer, deliver and convey to Purchaser, absolutely, and Purchaser hereby accepts and assumes from Sellers, the entire right, title and interest of Sellers in, to and under the Assumed Liabilities.

     (b) Effective as of the date hereof, subject to the limitations set forth herein, Purchaser hereby assumes, covenants and agrees to timely pay, perform, observe and otherwise discharge any and all of the undertakings, obligations, and liabilities under the Assumed Liabilities in accordance with the terms of the Asset Purchase Agreement.

     (c) It is expressly understood and agreed by the Parties that this Agreement relieves Sellers from any and all undertakings, obligations and liabilities under the Assumed Liabilities including, without limitation, the making of monthly lease payments, the payment of annual fees or dues, and the fulfillment and performance of all covenants, conditions, obligations, and agreements provided in any agreement, document or instrument evidencing any of the Assumed Liabilities.

     (d) Without limiting the Purchaser's obligations under the Asset Purchase Agreement, nothing contained herein shall require Purchaser to pay or discharge any debts or obligations expressly assumed hereby so long as Purchaser shall in good faith contest or cause to be contested the amount or validity thereof.

     (e) Other than as specifically stated above or in the Asset Purchase Agreement, Purchaser assumes no debt, liability or obligation of Sellers, including without limitation the Excluded Liabilities (as such term is defined in the Asset Purchase Agreement), by this Agreement, and it is expressly understood and agreed that all debts, liabilities and obligations not assumed hereby by Purchaser shall remain the sole obligation of Sellers, their successors and assigns.

     (f) No Person other than Sellers, their successors and assigns shall have any rights under this Agreement or the provisions contained herein.

     2. Binding Effect. This Agreement shall inure to the benefit of and be binding upon the Parties hereto, and their successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties.

     3. Further Assurances. The Parties shall execute and deliver such further and additional instruments, agreements, and other documents as may be necessary to give full force and effect to the terms and conditions of this Agreement and the transactions contemplated hereunder.

     4. Modification and Waiver. No alterations or variations of the terms and provisions of this Agreement shall be valid unless made in writing and signed by all of the Parties hereto or their successors or permitted assigns.

     5. Governing Law and Jurisdiction. This Agreement shall be construed and governed by the laws of the State of New York without regard to its conflict of law rules.

     6. Severability. If any provision of this Agreement is held to be invalid or unenforceable, such will not affect the validity or enforceability of the other provisions of this Agreement.

     7. Conflict. All of the terms and conditions of the Asset Purchase Agreement are incorporated herein by reference , and in the event of any ambiguity or inconsistency between the terms of the Asset Purchase Agreement and the terms hereof, the terms of the Asset Purchase Agreement shall prevail.

     8. Counterparts. This Agreement may be executed in one or more counterparts, each of which may be deemed an original and all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, this Assignment and Assumption Agreement has been executed by the Parties as of the date first above written.

                             SUBURBAN PROPANE, L.P.


                             By: ______________________________
                                    Name:
                                    Title:

                             AGWAY ENERGY PRODUCTS, LLC


                             By: ______________________________
                                    Name:
                                    Title:

                             AGWAY ENERGY SERVICES, INC.


                             By: ______________________________
                                    Name:
                                    Title:

                             AGWAY ENERGY SERVICES PA, INC.


                             By: ______________________________
                                    Name:
                                    Title:

                                                                       Exhibit G

                            NON-COMPETITION AGREEMENT

     THIS NON-COMPETITION AGREEMENT (the "Agreement") is made and entered into this ___ day of __________, 2003 (the "Effective Date") by and among Agway, Inc., a Delaware corporation, Agway Energy Products, LLC, a Delaware limited liability company, Agway Energy Services PA, Inc., a Delaware corporation, Agway Energy Services, Inc., a Delaware corporation (collectively, the "Restricted Parties"), and Suburban Propane, L.P., a Delaware limited partnership (the "Company"). Each of the foregoing may be referred to herein as a "Party" and collectively as the "Parties."

                                  *************

     WHEREAS, the Company, either directly or through its subsidiaries, is in the business of the retail and wholesale marketing of propane and propane and natural gas related appliances and services including, but not limited to, heating, ventilation, and air conditioning services (the "Business"); and

     WHEREAS, pursuant to an Asset Purchase Agreement (the "Asset Purchase Agreement") dated [ ], 2003, by and among the Restricted Parties and the Company, the Restricted Parties have agreed to the sale, assignment, transfer, conveyance and delivery to the Company of the Purchased Assets (as defined in the Asset Purchase Agreement); and

     WHEREAS, the entry into this Agreement is integral to the transactions contemplated in the Asset Purchase Agreement and the full execution hereof is a condition precedent to Company's obligation to consummate said transactions.

     NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties agree as follows:

     1. Restrictive Covenants. As an inducement for the Company to enter into the Asset Purchase Agreement, each Restricted Party hereby covenants and agrees that, commencing on the date hereof and continuing for a period of ten (10) years thereafter (the "Restricted Period"), it shall not (without the prior written consent of the Company), in any manner, directly or indirectly, whether as a shareholder, joint venture party, partner, member, investor, consultant, independent contractor or otherwise, alone, or in association with or on behalf of any other person, firm, corporation, or other business organization:

     (a) anywhere in the United States, engage or participate in a Competing Business, or assist, advise or be connected with, or permit its name to be used by a Competing Business or render services that compete with the Business for, any person or entity that is engaged in a Competing Business;

     (b) take any action in connection with a Competing Business which might divert from the Company or any of its affiliates any opportunity which would be (at the time of such action) within the scope of the Company's or any such affiliate's Business;

     (c) solicit or attempt to induce any person or entity who is or has been a customer of the Company at any time during the Restricted Period, to purchase competing products or services from any person or entity (other then the Company), or to cease doing business with the Company;

     (d) take any actions which are calculated to persuade any person or entity who is a director, officer or agent of the Company or any of its affiliates to terminate their association with the Company or such affiliates;

     (e) solicit or hire any person or entity who is or was a director, officer, employee or agent of the Company or any of its affiliates to perform services for any entity other than the Company and its affiliates; or

     (f) attempt or threaten any of the foregoing.

     As used herein, a "Competing Business" shall mean a business which engages, in whole or part, in a business substantially similar to the Business of the Company.

     2. Confidential Information. Each Restricted Party will not, at any time, communicate or divulge to any person, firm or corporation, either directly or indirectly, any non-public, confidential information relating to the Business, trade secrets, customers, suppliers, products, technology, equipment, know-how, or other affairs of the Company including without limitation, business plans, price schedules and information, financial information including margins, customer and employee lists, product lists and catalogs, marketing plans and policies, methods and techniques of operations and software programs.

     3. Specific Remedies. Each Restricted Party acknowledges and agrees that the restrictive covenants contained in this Agreement impose a fair and reasonable constraint on it and are reasonably required to protect the interests of the Company and each Restricted Party acknowledges that any breach or threatened breach by it of any provision of this Agreement will cause irreparable damage to the Company, the exact amount of which will be difficult or impossible to ascertain, and that remedies of law for any such breach or threatened breach will be inadequate to compensate the Company. Accordingly, the Company shall be entitled, in addition to any other rights or remedies existing in its favor to obtain, without the necessity for any bond or other security or for proving actual damages, specific performance or injunctive relief in order to enforce, or prevent the breach of, any such provision.

     4. Independence, Severability and Non-Exclusivity. Each of the rights enumerated in Sections 1 or 2 hereof and the remedies enumerated in Section 3 hereof shall be independent of the others and shall be in addition to and not in lieu of any other rights and remedies available to the Company at law or in equity. If any of the covenants contained in Sections 1 or 2, or any part of any of them, is hereafter construed or adjudicated to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants or rights or remedies that shall be given full effect without regard to the invalid portions. Any covenant shall be interpreted in the broadest sense that will allow enforceability, with court imposed restrictions applied to the minimum extent necessary for enforceability.

     5. Miscellaneous.

     (a) Successors. This Agreement and all rights of the Parties hereunder shall inure to the benefit of, and be enforceable by, the Parties or their heirs, successors and assigns. Notwithstanding the foregoing, each of the Restricted Party's duties and obligations under this Agreement and any extension hereof are personal and, therefore, may not be delegated. Any purported assignment of this Agreement by any Restricted Party shall be null and void and of no effect

     (b) Governing` Law and Jurisdiction. This Agreement shall be construed, interpreted and governed by the laws of the State of New York without giving effect to the principles of conflicts of laws. The Parties hereto irrevocably consent to the jurisdiction of the United States Bankruptcy Court for the Northern District of New York or any other court having jurisdiction over the Bankruptcy Case (as defined in the Asset Purchase Agreement); provided, however, that if the Bankruptcy Case has closed, the Parties agree to unconditionally and irrevocably submit to the exclusive jurisdiction of the Commercial Division, Civil Branch of the Supreme Court of the State of New York sitting in New York County and any appellate court from any thereof, for the resolution of any such claim or dispute.

     (c) Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     (d) Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if:
(a) personally delivered, (b) sent by certified mail, return receipt requested,
(c) sent by facsimile (with transmission confirmation), or (d) sent by reliable overnight courier (i.e., Fed Ex) to the Parties, in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a Party may have specified by notice given to the other Party pursuant to this provision):

If to the Restricted Parties to:      c/o Agway, Inc.
                                      PO Box 4933
                                      Syracuse, New York 13221
                                      Facsimile: (315) 449-6435
                                      Attention: Karen Ohliger

         With a copy to:              Weil, Gotshal & Manges LLP
                                      767 Fifth Avenue
                                      New York, New York 10153
                                      Facsimile:  (212) 310-8007
                                      Attention:  David E. Zeltner, Esq.

If to the Company to:                 Suburban Propane, L.P.
                                      240 Route 10 West
                                      Whippany, New Jersey 07981
                                      Facsimile:  (973) 503-9184
                                      Attention:   Janice Meola, General Counsel

         With a copy to:              Cole Schotz Meisel Forman & Leonard, P.A.
                                      25 Main Street, P.O. Box 800
                                      Hackensack, New Jersey 07602-0800
                                      Facsimile: (201) 489-1536
                                      Attn: Michael D. Sirota, Esq.

     (e) Waiver. Waiver by any Party hereto of a breach hereof shall not be deemed to be a waiver of any subsequent breach, whether similar or not.

     (f) Severability. In case any one (1) or more of the provisions of this Agreement shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected thereby and shall remain in full force and effect.

     (g) Entire Agreement. This Agreement is intended by the Parties hereto to be the final expression of their agreement with respect to the subject matter hereof and is the complete and exclusive statement of the terms thereof notwithstanding any representations, statements or agreements to the contrary heretofore made. This Agreement may be modified only by a written instrument signed by each of the Parties hereto.

                     [REMAINDER OF PAGE INTENTIONALLY BLANK]

     IN WITNESS WHEREOF, the Parties hereto have executed this Non-Competition Agreement as of the date first above written.


                                   SUBURBAN PROPANE, L.P.


                                   By:___________________________
                                            Name:
                                            Title:

                                   AGWAY, INC.


                                   By: ___________________________
                                            Name:
                                            Title:


                                   AGWAY ENERGY PRODUCTS, LLC


                                   By: ______________________________
                                            Name:
                                            Title:

                                   AGWAY ENERGY SERVICES, INC.


                                   By: ______________________________
                                            Name:
                                            Title:

                                   AGWAY ENERGY SERVICES PA, INC.


                                   By: ______________________________
                                            Name:
                                            Title:

                                                                       Exhibit H

                          TRANSITION SERVICES AGREEMENT

     THIS TRANSITION SERVICES AGREEMENT (this "Agreement") is entered into as of this ___ day of December, 2003, by Agway, Inc., a Delaware corporation as debtor-in-possession ("Agway"), Agway Energy Products, LLC, a Delaware limited liability company, Agway Energy Services, Inc., a Delaware corporation, and Agway Energy Services, PA, Inc., a Delaware corporation (collectively, "Agway Energy Sellers", and together with Agway, "Sellers"), and Suburban Propane, L.P., a Delaware limited partnership ("Buyer").

                                    RECITALS

     A. Pursuant to that certain Asset Purchase Agreement dated November __, 2003, as amended, by and between the Agway Energy Sellers and Buyer (the "Asset Purchase Agreement"), the Agway Energy Sellers have agreed to sell, and Buyer has agreed to purchase, certain assets owned by the Agway Energy Sellers. Agway is the parent corporation of the Agway Energy Sellers. Sellers and Buyer are sometimes referred to herein as a "Party" and collectively as the "Parties." Capitalized terms used herein and not otherwise defined herein have the meanings given to such terms in the Asset Purchase Agreement.

     B. In connection therewith, and as a condition to the consummation of the transactions contemplated by the Asset Purchase Agreement, Buyer and Sellers desire that Sellers provide Buyer with certain transition services with respect to the operation of the Business, as more fully set forth herein.

     NOW, THEREFORE, in consideration of the premises and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Sellers and Buyer agree as follows:

                                    AGREEMENT

     1. Transition Services.

     1.1 From the date hereof through June 30, 2004, Sellers shall provide, or cause one or more of their affiliates to provide, to Buyer, upon the terms and subject to the conditions hereof, all services now provided by Sellers in the way of central support functions with respect to the Business, including, without limitation, billing, payroll, accounts receivable collection and cash application, accounts payable monitoring and payment, financial reporting, inventory management, tax reporting, information systems, call center, product supply, marketing, fleet services, purchasing, real estate, environmental and safety and training services, employee benefit administration, human resources, and such other functions as are necessary to assist Buyer in the operation of the Business (collectively, the "Transition Services"), in each case in the manner and at a relative level of service consistent in all material respects with Sellers' normal business practices with respect to the Business; provided, however, that notwithstanding the foregoing, nothing in this Agreement shall require Sellers to favor Buyer over their own business operations.

     1.2 It is the intention and agreement of the Buyer and Sellers that Buyer's use of any Transition Service shall not be greater than the level of use required by Sellers for the Business prior to the acquisition of the Purchased Assets by Buyer. In no event will Buyer be entitled to any new service or to increase its use of any of the Transition Services above that level of use without the prior written consent of Seller.

     2. Payment for Transition Services.

     2.1 Reimbursement. As reimbursement for the Transition Services, Buyer will pay or reimburse the Sellers for those expenses set forth on Schedule A hereto which are actually incurred or paid by the Sellers in connection with their provision of the Transition Services, plus __%, in all cases upon presentation of reasonably detailed expense statements and expense reports, receipts, vouchers or such other supporting information as the Buyer reasonably and customarily may require ("Back-Up").

     2.2 Invoices. Within thirty (30) days after the end of each calendar month, Sellers will submit one invoice to Buyer for all Transition Services provided to Buyer during such calendar month pursuant to this Agreement, together with copies of the Back-Up.

     2.3 Time of Payment. Buyer will pay all amounts due pursuant to this Agreement within ten (10) business days after receipt of each invoice and applicable Back-Up hereunder, provided that in the event that Buyer, in good faith and upon reasonable grounds, questions any cost or expense, payment of that cost or expense may be made only after resolution of such question.

     3. Termination. Sellers shall have no obligation to provide any Transition Services to Buyer after June 30, 2004, nor shall Buyer be required to reimburse Sellers for any services provided or costs and expenses incurred after June 30, 2004, unless otherwise agreed to in writing by both parties. Commencing on the thirtieth (30th) day following the date hereof, and continuing every thirty (30) days thereafter during the term hereof, Buyer shall provide Sellers with a written notice of those Transition Services which it no longer desires be provided by Sellers (the "30 Day Notice"). The Sellers shall cease to provide any Transition Service set forth in the 30 Day Notice on the thirtieth (30th) day following the date the 30 Day Notice is provided; provided, however, if a Transition Service to be so eliminated cannot be eliminated within such thirty
(30) day period because Sellers are contractually obligated to use a third party's services to provide such Transitions Service (a "Third Party Agreement"), Sellers' shall continue to provide such Transition Service, and Buyer's shall continue to be obligated to compensate Sellers for their provision of such Transition Service until the first to occur of (i) the ninetieth (90th) day following the date the 30 Day Notice is provided, (ii) the termination of the Third Party Agreement, or (ii) June 30, 2004. The Parties acknowledge and agree that as Transition Services are eliminated pursuant to this Section 3, the invoiced costs will reflect a decrease in the fees and expenses set forth on Schedule A.

     4. Personnel. Unless a particular individual is designated on Schedule A or is otherwise agreed upon in writing by Buyer and Sellers, Sellers will have the right, in their sole discretion, to designate which personnel they will assign to perform the Transition Services. Sellers also will have the right, in their sole discretion, to remove and replace any such personnel at any time or designate a third-party provider; provided, however, that Sellers will use their best efforts to limit the disruption to Buyer in the transition of the Transition Services to different personnel or a third party, and any delegation of Transition Services to a third party provider not engaged by Sellers on the Closing Date will require prior written approval of Buyer. Sellers will pay for all personnel expenses, including, without limitation, wages, of their employees performing the Transition Services. Buyer will cooperate with Sellers' reasonable request for assistance and information in providing the Transition Services contemplated hereunder.

     5. Assignment. This Agreement may not be assigned by either Party without the prior written consent of the other Party, and any attempted assignment shall be null and void.

     6. Confidentiality. Except as may be necessary to perform the Transition Services, each Party hereto shall, and shall cause each of its affiliates and each of their officers, directors, employees, agents, representatives, successors and assigns to hold all information relating to the business of the other Party disclosed to it by reason of this Agreement confidential and will not disclose any of such information to any party unless legally compelled to disclose such information; provided, however, that to the extent that either Party may become so legally compelled such Party may only disclose such information if it shall first have used reasonable efforts to, and, if practicable, shall have afforded the other Party the opportunity to obtain, an appropriate protective order or other satisfactory assurance of confidential treatment for the information required to be so disclosed.

     7. Representations and Warranties: Indemnification Relationship of Parties.

     7.1 Representations and Warranties. Sellers agree to use their reasonable best efforts to provide the Transition Services at a level and quality consistent with the provision and performance of the Transition Services by Sellers to the Business prior to the Closing.

     7.2 Indemnification.

     (a) Except insofar as the same relate to Sellers' breach of this Agreement or Sellers' bad faith or intentional misconduct, Buyer shall indemnify, defend and hold harmless Sellers, their subsidiaries and affiliates, and their directors, officers, employees, agents and representatives (collectively, the "Seller Indemnified Party") from and against any liability, cost, damage, expense or loss (including court costs and reasonable attorneys' fees) which the Seller Indemnified Party may sustain or incur by reason of any claim, demand, suit or recovery by any person or entity resulting from acts or omissions committed by Sellers in providing the Transition Services pursuant to instructions from Buyer with respect to such Transition Services.

     (b) Except insofar as the same relate to Buyer's breach of this Agreement or Buyer's bad faith or intentional misconduct, Sellers shall indemnify, defend and hold harmless Buyer, its subsidiaries and affiliates, and their directors, officers, employees, agents and representatives (collectively, the "Buyer Indemnified Party") from and against any liability, cost, damage, expense or loss (including court costs and reasonable attorneys' fees) which the Buyer Indemnified Party may sustain or incur by reason of any claim, demand, suit or recovery by any person or entity resulting from Sellers' negligence, bad faith, or intentional misconduct in providing the Transition Services.

     7.3 Relationship of the Parties. Sellers shall and will remain at all times independent contractors of Buyer in the performance of all Transition Services hereunder. In all matters relating to this Agreement, each Party hereto will be solely responsible for the acts of its employees and agents, and employees or agents of one Party shall not be considered employees or agents of the other Party. Except as otherwise provided herein, no Party will have any right, power or authority to create any obligation, express or implied, on behalf of any other party nor shall either Party act or represent or hold itself out as having authority to act as an agent or partner of the other Party, or in any way bind or commit the other Party to any obligations. Nothing in this Agreement is intended to create or constitute a joint venture, partnership, agency, trust or other association of any kind between the parties or persons referred to herein.

     8. Compliance with Laws. Each Party will comply with all applicable laws, rules, ordinances and regulations of any governmental entity or regulatory agency governing the Transition Services to be provided hereunder. No Party will take any action in violation of any applicable law, rule, ordinance or regulation that could result in liability being imposed on the other Party.

     9. Procurement of Insurance. Buyer agrees to procure and maintain during the term of this Agreement, at Buyer's own cost and expense, insurance as set forth below. Buyer agrees, however, that the procurement and maintenance of such insurance coverage shall not limit or affect any liability which Buyer may have by virtue of this

Agreement. Concurrently with the execution of this Agreement, Buyer shall provide Sellers with a certification of insurance evidencing the required coverage which certificate of insurance shall name Sellers as an additional insured. In addition, Buyer shall not, during the term of this Agreement cancel or make any change in the insurance coverage required under this Agreement without Sellers' prior approval.

     The insurance to be carried by Buyer pursuant to this section shall, at all times meet the following minimum standards: (1) Workers Compensation in compliance with all applicable state and federal laws, rules, and regulations at all sites where any of the Transition Services are provided; (2) Commercial General Liability insurance, including contractual liability insuring Buyer's obligations hereunder, including, but not limited to, the indemnity agreement set forth in this Agreement with limits of not less than $10,000,000 applicable to bodily injury, sickness or death or damage to property in any one occurrence and $10,000,000 in the aggregate; and (3) Automobile Liability Insurance with limits of not less than $10,000,000 applicable to bodily injury, sickness or death or damage to property in any one occurrence.

     The Sellers shall be specifically named by endorsement as an additional insured on Buyer's primary auto liability policy and on Buyer's lead umbrella liability policy and such other umbrella liability policies as are necessary to obtain minimum limits of $10,000,000. The endorsements shall specifically stipulate that the coverage extended to Sellers are primary, and not contributory, with respect to any similar insurance that Sellers may have.

     Buyer hereby waives all subrogation rights against Sellers for any and all loss or damage covered by Buyer's insurance. Buyer's insurance policies, including, without limitation, auto liability, general liability and worker's compensation, shall contain in substance the following endorsement:

     "This insurance shall not be invalidated if, prior to a loss, the insured waives in writing any or all right of recovery against any party for loss."

     Buyer and all parties claiming under Buyer hereby waive and shall not make any claims against or seek to recover from Sellers any loss or damage covered by insurance, regardless of whether the loss or damage is due to the carelessness or negligence of Sellers, their servants, agents and/or employees.

     10. General.

     10.1 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware.

     10.2 Successors and Assigns. This Agreement inures to the benefit of, and is binding upon, the successors and permitted assigns of the Parties hereto. Neither Party may assign its rights or obligations under this Agreement without the express written consent of the other Party, which will not be unreasonably withheld; provided, however, that Sellers may delegate their duties hereunder to such third parties as may be qualified to provide the Transition Services.

     10.3 Entire Agreement; Amendments. This Agreement, together with Schedule A hereto, contains the entire understanding of the Parties with regard to the subject matter contained herein, and supersede all prior agreements or understandings between Buyer and Sellers with respect to the subject matter of this Agreement. This Agreement will not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the Parties.

     10.4 Force Majeure. Neither party will be deemed in default if delayed or prevented from performing its obligations under this Agreement, in whole or in part, due to an act of God, fire, flood, explosion, civil disorder, strike, lockout or other labor trouble, material shortages of utilities, equipment, materials or facilities, delay in transportation, breakdown or accident, riot, war, or other cause beyond its control (a "Force Majeure Event"); provided that it shall resume full performance of this Agreement as soon as practicable following the conclusion of the Force Majeure Event.

     10.5 Interpretation; No Strict Construction. Article titles and headings to Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Party hereto.

     10.6 Partial Invalidity. If any provision of this Agreement, or the application thereof, is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the provisions of this Agreement, will in no way be effected, impaired or invalidated, and to the extent permitted by applicable law, any such provision will be restricted in applicability or reformed to the minimum extent required for such provision to be enforceable.

     10.7 No Third Party Beneficiary. This Agreement will not confer any rights or remedies on any person other than the Parties hereto and their respective successors and permitted assigns.

     10.8 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other parties.

     10.9 Notices. Wherever under this Agreement one Party is required or permitted to give written notice to the other, such notice will be deemed given if made in accordance with the terms of the Asset Purchase Agreement.

     10.10 Nonwaiver. No alleged waiver, modification or amendment to this Agreement shall be effective against either Party hereto, unless in writing, signed by the Party against which such waiver, modification or amendment is asserted, and referring specifically to the provision hereof alleged to be waived, modified or amended. The failure or delay of either Party to insist upon the other Party's strict performance of the provisions in this Agreement or to exercise in any respect any right, power, privilege, or remedy provided for under this Agreement shall not operate as a waiver or relinquishment thereof, nor shall any single or partial exercise of any right, power, privilege, or remedy preclude other or further exercise thereof, or the exercise of any other right, power, privilege, or remedy; provided, however, that the obligations and duties of either Party with respect to the performance of any term or condition in this Agreement shall continue in full force and effect.

     IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the date and year first set forth above.

                                   AGWAY, INC., as debtor-in-possession

                                   By:
                                       ----------------------------------------
                                   Name:
                                         -------------------------------------
                                   Title:
                                         -------------------------------------

                                   AGWAY ENERGY PRODUCTS, LLC

                                   By:
                                       ----------------------------------------
                                   Name:
                                         -------------------------------------
                                   Title:
                                         -------------------------------------

                                   AGWAY ENERGY SERVICES, INC.

                                   By:
                                       ----------------------------------------
                                   Name:
                                         -------------------------------------
                                   Title:
                                         -------------------------------------

                                   AGWAY ENERGY SERVICES PA, INC.

                                   By:
                                       ----------------------------------------
                                   Name:
                                         -------------------------------------
                                   Title:
                                         -------------------------------------

                                   SUBURBAN PROPANE, L.P.

                                   By:
                                       ----------------------------------------
                                   Name:
                                         -------------------------------------
                                   Title:
                                         -------------------------------------

                                   Schedule A

                 Reimbursable Expenses and Designated Employees



Transition Services                         Approximate Maximum Monthly Cost

                                            (does not include 10% Service fee)

800051 - Data Center                        $600,000

800312 - After Hours                        $125,000

800313 - Cash Application                   $80,000

800901 - Building Charges                   $80,000

800970 - Business Development               $60,000

800973 - Equipment Purchasing               $22,000

800974 - Supply and Purchasing              $80,000

800977 - Accounting                         $230,000

800978 - PSS Application &
Support Services                            $205,000

800981 - Safety                             $25,000

800982 - Training                           $40,000

800983 - AES Support                        $75,000

800984 - Transportation and Safety          $27,000

800985 - Engineering                        $23,000

800987 - HR                                 $153,000

800991 - D.O.T. Compliance                  $30,000

800990 - Accounts Payable                   $33,000

800890 - Marketing                          $140,000

800891 - Commercial Support                 $15,000

                                                                       Exhibit I

                               Compensation Order


UNITED STATES BANKRUPTCY COURT
NORTHERN DISTRICT OF NEW YORK

---------------------------------------------------

IN RE:
                                                      CASE NO. 02-65872 through
         AGWAY, INC.                                           02-65877
                                                      Chapter 11
                                      Debtor          Jointly Administered
---------------------------------------------------

IN RE:

         AGWAY GENERAL AGENCY, INC.                             FILED
                                                             APR 21 2003
                                      Debtor
---------------------------------------------------         OFFICE OF THE
                                                           BANKRUPTCY CLERK
                                                              UTICA, NY
IN RE:

         BRUBAKER AGRONOMIC CONSULTING SERVICE LLC

                                      Debtor
---------------------------------------------------

IN RE:

         COUNTRY BEST ADAMS, LLC

                                      Debtor
---------------------------------------------------

IN RE:

         COUNTRY BEST-DEBERRY LLC,

                                      Debtor
---------------------------------------------------

IN RE:

         FEED COMMODITIES INTERNATIONAL LLC

                                      Debtor
---------------------------------------------------

APPEARANCES:


WEIL, GOTSHAL & MANGES LLP                            JUDY G.Z. LIU, ESQ.
Attorneys for Debtors                                 Of Counsel
767 Fifth Avenue
New York, New York  10153-0119

MENTER, RUDIN & TRIVELPIECE, P.C.                     JEFFREY A. DOVE, ESQ.
Attorneys for Debtors                                 Of Counsel
500 South Salina Street, Suite 500
Syracuse, New York  13202-3300

PACHULSKI, STANG, ZIEHL, YOUNG,                       WILLIAM P. WEINTRAUB, ESQ.
    JONES & WEINTRAUB, P.C.                           Of Counsel
Attorneys for Official Unsecured
    Creditors Committee
461 Fifth Avenue, 25th Floor
New York, New York  10017-6234

HANCOCK & ESTABROOK, LLP                              CAMILLE HILL, ESQ.
Attorneys for GECC                                    Of Counsel
1500 MONY Tower I
P.O. Box 4976 Syracuse, New York 13202

MARTIN, MARTIN & WOODARD                              LEE B. WOODARD, ESQ.
Attorneys for Unofficial Creditors Committee          Of Counsel
    of Agway Retirees
One Lincoln Center
Syracuse, New York  13202

LACY, KATZEN, RYEN &                                  DAVID D. MACKNIGHT, ESQ.
    MITTLEMAN, LLP
Attorneys for CY Farms
130 East Main Street
Rochester, New York 14604

GUY A. VAN BAALEN, ESQ.
Assistant U.S. Trustee
10 Broad Street
Utica, New York  13501

Hon. Stephen D. Gerling, Chief U.S. Bankruptcy Judge

                     MEMORANDUM-DECISION, FINDINGS OF FACT,
                          CONCLUSIONS OF LAW AND ORDER



     Presently before the Court is a motion ("Compensation Motion") filed on March 10, 2003, on behalf of Agway, Inc. ("Agway") and certain of its direct and indirect subsidiaries, as debtors and debtors in possession (collectively, the "Debtors") seeking an order approving certain modifications to Agway's employee compensation programs pursuant to ss.ss. 363(b), 363(c) and 105(a) of the United States Bankruptcy Code, 11 U.S.C. ss.ss. 101-1330 ("Code"). A Statement of Position ("Committee's Statement") of the Official Unsecured Creditors' Committee ("Committee") was also filed on March 10, 2003, expressing support for the Compensation Motion "with some degree of reluctance, but with the knowledge that this issue had to be laid to rest for this case to move ahead."(1) On March 21, 2003, a response was filed on behalf of General Electric Capital Corporation, as Agent for certain pre- and post-petition lenders, indicating that in its opinion the Compensation Motion "is fair and reasonable in light of the circumstances." Opposition to the Compensation Motion was filed on March 21, 2003, on behalf of what is referred to as an "unofficial unsecured creditors' committee" comprised of Agway retirees


----------

     1 On October 22, 2002, the Court heard oral argument on the Committee's motion ("Reconsideration Motion") seeking reconsideration of certain first day orders, including one authorizing the Debtors to pay prepetition wages, compensation, and employee benefits, including "special incentive programs" in the approximate aggregate amount of $4,800,000 and "paid time off' obligations totaling $9,100,000. The Committee sought information concerning, inter alia, "any bonus or incentive programs, or any severance or pay to stay programs [to the extent they] are assumed, approved or implemented." See P. 34 of Committee's Reconsideration Motion. That aspect of the motion has been carried on the Court's calendar along with Agway's motion now under consideration. According to the Committee, "[t]he compromise embodied within the Compensation Motion resolves all remaining issues raised by the motion for reconsideration." See Committee's Statement at 5 n.1.

("Retirees"), some of whom allegedly ran the company for 30 years.(2) Agway filed a response to their opposition on March 25, 2003.

     The Compensation Motion was heard at the Court's regular motion term in Utica, New York, on March 25, 2003. Following oral argument, the Court adjourned the Compensation Motion to April 1, 2003, in Syracuse, New York, in order for the Debtors to provide the Retirees with additional information. The Retirees, having reviewed the materials provided by Agway, submitted a Confidential Supplemental Affidavit to the Court on March 31, 2003, expressing its continued opposition to the Compensation Motion.

     Following further oral argument on April 1, 2003, the Court indicated that it would take the matter under advisement, affording the parties an opportunity to file memoranda of law by April 15, 2003, with particular focus on the statutory basis for the Compensation Motion.


                            JURISDICTIONAL STATEMENT


     The Court has core jurisdiction over the parties and subject matter of this contested matter pursuant to 28 U.S.C. ss.ss. 1334(b), 157(a), (b)(1) and
(b)(2)(A) and (M).


                                   BACKGROUND


     The Debtors filed voluntary petitions pursuant to chapter 11 of the Code on October 1,



----------

     2 According to the Debtors, although there are approximately 5,100 such retirees, there are only an estimated 500 retirees that actually are creditors in the Debtors' cases.

2002. Agway is an agricultural cooperative engaged in a number of business activities and it and its subsidiaries, to the extent they have not been liquidated during the pendency of the case, have continued to operate and manage their businesses as debtors in possession pursuant to Code ss.ss. 1107(a) and 1108.

     Prepetition, Agway had in place various compensation arrangements for its employees, including base salary, incentive compensation, severance benefits, supplemental severance benefits for certain key employees and special separation compensation arrangements for the most senior executives. There were also allegedly retention and bonus plans for employees of businesses that were expected to be discontinued or sold such as the Agronomy and Seedway businesses, as well as Telmark.(3)

     According to Debtors' counsel, following extensive negotiations with the Committee over a five month period, the proposed compensation package presented to the Court for its approval represents a downward modification from that which existed at the time of the Debtors' filing and is expected to result in an estimated savings to Agway's estate of approximately $5.0-5.5 million.(4) See Compensation Motion at P. 18 and Exhibit A(5), attached to Committee's Position Statement.


----------

     3 The Agronomy and Seedway businesses were sold postpetition to Growmark, Inc. upon approval by the Court on November 13, 2002. The Court approved the sale of substantially all of Telmark's assets to Wells Fargo Financial Leasing, Inc. on February 27, 2003.

     4 The Committee points out that the savings of approximately $5.0 to 5.5 million "does not acknowledge the $5.5 million KERP (`key employee retention plan') payments originally sought by Agway and later dropped at the Committee's insistence." See Committee's Position Statement at 9 n.5.

     5 Exhibit A provides a comparison of costs under the original proposed agreement and under the final agreement, as well as a summary of the various payment terms under the proposed compensation agreement.

     The Committee describes a reduction in bonus arrangements for "discontinued operations," which include the Agronomy and Seedway businesses. The retention bonuses for certain employees of those businesses were reduced by 20% and are now general unsecured claims. Fifty percent of the remaining 80% will be paid immediately in cash, after crediting $458,862 in payments received before the petition date, "with the balance being `earned' by the employees based upon Agway's realization of the deferred balance of the Growmark purchase price." Id. at P. 11. In addition, the Committee alleges that it was able to negotiate a 20% reduction of the Telmark retention bonuses, originally estimated at $1,744,756, and the capping of the pro rata incentive compensation payment at $1,542,474, a decrease from $1,888,272 for seventeen Telmark employees.(6)

     According to the Committee, Agway had wanted to keep base salary and incentive compensation arrangements in place and also to provide for a substantial bonus or retention plan for fifty key employees at an estimated cost of $5,428,000. The Committee objected to this and also took issue with the payment of $545,819 in special bonuses paid to seven employees in September 2002 on the eve of bankruptcy as a reward to those employees who had assisted with "readying" Agway for the bankruptcy filing.

     Agway agreed, at the Committee's insistence, to drop the bonus program and to make the "`incentive' piece of Agway's traditional preexisting compensation . .. . more contingent upon performance than it had been in the past."(7) Id. at P.
17. Also eliminated is the long term incentive

----------

     6 According to Debtors' counsel, employees of its energy and leasing businesses, including Telmark, although nondebtors, agreed to a reduced compensation package.

     7 Under the current program, referred to by Debtors as the "Management Target Annual Incentive Program," key employees receive a straight salary component and an incentive plan payments to six members of senior management at an estimated savings of $1,510,978.(8) With respect to the "bonuses" paid in September 2002 to seven employees, the Committee asserts that it insisted on the recapture of these monies through an offset against the first incentive or severance payments due. Accordingly, these payments will be deducted from the amounts such employees would otherwise be entitled to for fiscal year 2003. If the 2003 target incentive is not achieved and the employee is unable to apply the September payment against the 2003 target incentive, it will be deducted from the employee's 2004 target incentive payment.

     At the hearing on March 25, 2003, Guy A.Van Baalen, Esq., of the office of the United States Trustee ("UST"), indicated that he too had concerns with the application of the September payment to an employee's 2004 target incentive. An agreement was reached with Agway and the Committee to further modify the Compensation Motion. See Letter of Judy G.Z. Liu, Esq., of the law firm of Weil, Gotshal & Manges LLP, dated March 19, 2003. Under the agreement, 50% of an employee's 2003 target incentive will be paid in July 2003. The remaining 50% will be paid on the earliest to occur of

         (i) the sale of the business unit for which the employee performs services, (ii) the involuntary termination of the employee, and (iii) the confirmation of a chapter 11 plan; provided, however, that solely as to the employees of Agway Energy, the date "December 26, 2003" will be an additional event for purposes of determining



----------

component which is based on their meeting certain performance targets as set for their respective divisions. According to the Debtors, it is "designed with the objective of providing total compensation to the employee at market levels if the target is met." See Debtors' Motion at 8. Furthermore, employees are entitled to receive all or a portion of the target incentive if separated from Agway. Also certain managers are eligible for continuation of employee benefits following separation of employment.

     8 It is unclear whether these savings include a "change of control" payment to the president of Telmark of $230,022 which was eliminated.

     the earliest date upon which such employees' remaining FY `03 Target Incentive will be paid.

See id.

     The parties also agreed that 75% of the "paid time off" obligations to employees for 2002 would be treated as a prepetition unsecured claim and 25% as a postpetition claim. See Committee's Position Statement at P. 20.

     The Committee indicates that its support for the Compensation Motion "is dampened by its recognition that Agway's preexisting compensation arrangements with its employees were already quite generous and that Agway management's generosity with itself may be an affront to general unsecured creditors. . . ."
See Committee's Position Statement at P. 6. Nevertheless, according to Committee's counsel, the proposed compensation package represents a delicate balance between overcompensation and not giving enough to the employees to provide an incentive for remaining in the employment of the Debtors postpetition. It was represented to the Court that if it turns out that there is going to be a complete liquidation of the Debtors' businesses, it is essential that it be on a "going concern" basis so as to maximize value for the unsecured creditors. The Committee notes that these reductions were obtained without the cost of depositions and litigation involving, for example, alleged fraudulent transfers of monies paid to certain employees in September 2002, immediately prior to filing. It is also pointed out that while a significant portion of the package consists of severance, it is hoped that little of that will be paid out if the employees are retained in the process of liquidation of any of the ongoing businesses.

     With respect to Agway's severance programs, there are three according to Michael R.

Hopsicker, Agway's current Chief Executive Officer ("Hopsicker"). These include:

         a. "Separation Compensation": covers four (4) current and two (2) former senior executives based on individual compensation agreements adopted annually in the first few months of Agway's fiscal year.(9)

         b. "Additional Retirement Benefit": the ARB program was adopted by the Board of Directors in February 2002, effective for separations on and after April 1, 2002. The ARB, which benefits all Agway employees, replaced Agway's Severance Pay program which also benefitted all employees. Program modifications adopted in February 2002 provide for benefits to be paid by Agway's over-funded pension plan, thereby preserving Agway cash.

         c. "Supplemental Severance": memorialization in August 2002 of long standing practice of providing additional severance to certain executives and key employees upon involuntary termination without cause.(10) Historical payments have ranged from 50% to 200% of base salary. The Supplemental Severance Program that the Company is proposing proposes benefits ranging from 50% to 100% of base salary, less ARB payments.

See Affidavit of Hopsicker, sworn to April 1, 2003, at 3-4.

     Agway's Compensation Motion seeks Court approval of "a" and "c" above. Severance payments for employees of continuing operations has been reduced and capped at $6.4 million. See Committee Position Statement at P. 18. The Committee explains that under the modification, it traded the certainty of paying $5.5 million to key employees to stay for the probability that $6.4 million will never be paid because of the likelihood that key employees will not be involuntarily terminated should a particular subsidiary be sold, as it is reasonable to believe that the purchaser would wish to keep key employees on in some capacity.

----------

     9 Agway's fiscal year ends on June 30th of each year.

     10 This particular benefit allegedly applies to approximately fifty individuals.

     Finally, Agway's previous CEO, Donald P. Cardarelli, who was terminated effective April 18, 2003, is to receive a lump sum cash payment in the amount of $1,026,740 as his severance. See Exhibit A, attached to Debtors' Compensation Motion. According to the Debtors, this represents 22 months of salary. See Debtor's Compensation Motion at 12. He was not entitled to any annual incentive for the 2003 fiscal year or any long-term incentive payment. See Exhibit A, attached to Debtors' Compensation Motion. It is alleged that this is less than half of what he was originally entitled prior to the modifications. See Letter from Hopsicker, dated March 7, 2003, attached as Exhibit C of Retirees' Opposition, received March 21, 2003.

     At the hearing on March 25, 2003, the Court heard arguments from the attorney for the Retirees. He argued that insufficient information had been provided for there to be an informed decision about the Compensation Motion. He raised questions with respect to when the various compensation packages had been effected and whether they had been approved by the Debtors' Board of Directors. He also questioned why their approval could not wait until plan confirmation. At the hearing on April 1, 2003, having been provided with extensive documentation from the Debtors, he expressed concerns about what he referred to as "corporate excess" over recent years at a time when Agway was experiencing a downward turn in its gross revenues. He asserted that between 1994 and 2000 management compensation had increased by 200% and that the "corporate culture" had changed and Agway had become "a Wall Street compensation package firm" when it was merely "an agricultural co-op in upstate New York."

                                   DISCUSSION


     Last year the Employee Abuse Prevention Act of 2002 ("EAP Act") was introduced unsuccessfully in Congress to "protect employees and retirees from corporate practices that deprive them of their earnings and retirement savings when a business files for bankruptcy . . . ." H.R. 5221, 107th Cong., 2d Sess.;
S. 2798, 107th Cong., 2d Sess. (2002). Whether or not this proposed legislation will again be considered in the current Congress is unknown. However, in the wake of the national uproar over such mega filings as Enron and WorldCom, the Court feels it necessary to approach any request concerning severance packages and management stay bonuses prior to plan confirmation with caution despite the lack of statutory guidance that the proposed EAP Act otherwise might have provided.(11)

     At the hearing on April 1, 2003, the Court inquired about the statutory basis for Agway's

----------

     11 For example, the proposed EAP Act would have amended Code ss. 503 to require that a transfer made to an insider of the debtor for the purpose of inducing such person to remain with the debtor's business would not be allowed absent a finding by the court based on evidence in the record that (i) the transfer or obligation is essential to retention of the person because the individual has a bona fide job offer from another business at the same or greater rate of compensation; (ii) the services provided by the person are essential to the survival of the business . . . .

Furthermore, under the EAP Act, Code ss. 503 would also have prevented a severance payment to an insider of the debtor, unless

     (i) the payment is part of a program that is generally applicable to all full-time employees; and (ii) the amount of the payment is not greater than 10 times the amount of the mean severance pay given to non-management employees during the calendar year in which the payment is made. . . .

motion and whether it was actually a motion pursuant to Code ss. 365 seeking to assume certain prepetition executory contracts or pursuant to Rule 9019 of the Federal Rules of Bankruptcy Proceeding to approve a settlement of the Committee's Reconsideration Motion. Agway's counsel had filed the motion in reliance on Code ss. 363(b), ss. 363(c) and ss. 105(a). The Court asked that the parties brief the issue and upon review of the memoranda of law submitted on behalf of Agway and the Committee, it is clear that other bankruptcy courts asked to approve key employees retention programs and severance packages, such as proposed by these Debtors, have done so under the statutory umbrella of Code ss. 363(b). See In re Aerovox, Inc., 269 B.R. 74, 80 (Bankr. D. Mass. 2001) (citations omitted); see generally, In re Dornier Aviation (North America), Inc., 2002 WL 31999222 at *8 (Bankr. E.D. Va.) (noting that such agreements do not fall within the category of agreements that are considered "in the ordinary course of business" and require notice to creditors and court approval, particularly when they involve executives or other key employees, whether they be existing employment policies or new severance or retention agreements). It is under that statutory umbrella that the Court will consider Agway's Compensation Motion.

     "The determination of whether to approve such plans turns on the facts and circumstances of each particular case." In re Montgomery Ward Holding Corp., 242 B.R. 147, 154 (D. Del. 1999) (citations omitted). The Debtors' business judgment, as applied to discretionary actions or decisions of corporate directors, is to be given considerable weight by this Court, sitting "as an overseer of the wisdom with which the bankruptcy estate's property is being managed . . . and not, as it does in other circumstances, as the arbiter of disputes between creditors and the estate." Aerovox, 269 B.R. at 80, quoting In re Orion Pictures Corp., 4 F.3d 1095, 1099 (2d Cir. 1993).

As long as the Court finds the compensation program fair and reasonable and the Debtors' business decision sound and not based on "bad faith, or whim or caprice," it should be approved. See In re Logical Software, 66 B.R. 683, 686 (Bankr. D. Mass. 1986), remanded sub nom. Infosystems Technology, Inc. v. Logical Software, Inc., 1987 WL 13806 (D. Mass. 1987) (citation omitted).

     In this case, not only does the Court have the request of the Debtors to approve the compensation packages, it also has the Committee's statement of support for the agreement which resulted from several months of negotiations with the Debtors. What the Court does not have, however, is any evidence of approval by the Debtors' Board of Directors in the exercise of its business judgment. The Retirees allude to approval by the Debtors' Board of Directors on August 28, 2002. However, the compensation plan for which Court approval is currently sought was negotiated by the Debtor and the Committee sometime after October 15, 2002, when the Committee first requested reconsideration of certain first day orders entered in the case.

     In Aerovox the debtor sought authority pursuant to Code ss. 363(b) and ss. 105(a) to implement a key employee retention program consisting of a bonus plan for seventeen middle management employees and a severance package for four executives. See Aerovox, 269 B.R. at 75. The debtor's motion was opposed by the creditors' committee and an evidentiary hearing was held to determine whether to approve the program in full, in part or not at all. The debtor and the committee were able to reach a stipulation concerning the retention program for the middle management employees; however, they were unable to reach agreement concerning the severance package for the four senior executives. Id. Like the Debtors herein, the goal of the debtor in Aerovox was to find a buyer for the debtor's assets while maintaining the going concern value of the debtor.

     The court in Aerovox, inter alia, heard the testimony of one of the debtor's directors, who had served on its board for four years. Id. at 78. He testified about the collective experience of the entire board of directors, including five "outside directors." He testified that the board's decision to approve the proposed compensation package was based on their collective business judgment and went on to explain in detail the due diligence conducted by the board in reaching its decision. Id. at 79.

     The matter now under consideration by this Court is to be distinguished from that in Aerovox in that the Committee herein has agreed to the entire modified compensation package presented by Agway allegedly in reliance on Agway's business judgment. However, there is nothing in Agway's papers to indicate that the proposed modifications received the prior acceptance and approval by a majority of disinterested Board members. The Court also has no information concerning whether any of the members of the Board are directly impacted by the modifications. The Court also has no evidence of the due diligence conducted in this regard. Agway and the Committee have indicated that the proposed compensation package represents a downward modification of that which existed at the time of the filing; nevertheless, the Court is left without any basis for determining whether it is based upon sound business judgment under the facts and circumstances of this case. Accordingly, the Court deems it appropriate to schedule an evidentiary hearing at which testimony may be presented by at least one member of Agway's Board of Directors, who shall be subject to cross-examination, on the issue of sound business judgment as referenced above.(12)

     Based on the foregoing, it is hereby

     ORDERED that an evidentiary hearing on Agway's Compensation Motion shall be held on Wednesday, the 7th day of May 2003 at 9:00 a.m. at the U.S. Courthouse, 10 Broad Street, Utica, New York 13501.

Dated at Utica, New York


this 21st day of April 2003

                                      /s/ Stephen D. Gerling
                                      -----------------------------------
                                      STEPHEN D. GERLING
                                      Chief U.S. Bankruptcy Judge



----------

     12 In the alternative, the Court will accept an affidavit from a disinterested and authorized member of Agway's Board of Directors setting forth the basis for the Board's decision to approve the compensation package, as modified post-petition. The Court will review said affidavit without the need for a further hearing upon written acceptance of same by counsel for the Committee, counsel for the Retirees and the UST. Indication of acceptance in lieu of a hearing shall be communicated to the Court at least 24 hours prior to the date of the hearing.

                         UNITED STATES BANKRUPTCY COURT
                          NORTHERN DISTRICT OF NEW YORK
                        CHAMBERS OF THE BANKRUPTCY JUDGE


 HON. STEPHEN D. GERLING                                   220 U.S. COURTHOUSE
CHIEF U.S BANKRUPTCY JUDGE                                UTICA, NEW YORK 13501
                                                              (315) 793-8111
                                                              FAX: 793-8792



Judy G.Z. Liu, Esq.                            Jeffrey A. Dove, Esq.
Weil, Gotshal & Manges LLP                     Menter, Rudin & Trivelpiece, P.C.
767 Fifth Avenue                               500 S. Salina Street, Suite 500
New York, New York  10153-0119                 Syracuse, New York  13202-3300

Robert J. Feinstein, Esq.                      Lee B. Woodard, Esq.
Pachulski Stang Ziehl Young, Jones &           Martin, Martin & Woodard, LLP
    Weintraub, P.C.                            One Lincoln Center
464 Fifth Avenue, 25th Floor                   Syracuse, New York  13202
New York, New York  10017-6234

Stephen A. Donato, Esq.                        Guy A. Van Baalen, Esq.
Hancock & Estabrook, LLP                       Assistant U.S. Trustee
1500 MONY Tower I                              10 Broad Street
P.O. Box 4976                                  Utica, New York  13501
Syracuse, New York  13202-4976

Re:      Agway, Inc.
         Agway General Agency, Inc.
         Brubaker Agronomic Consulting Service, LLC               FILED
         Country Best Adams, LLC                                MAY 09 2003
         Country Best-DeBerry, LLC                             OFFICE OF THE
         Feed Commodities International, LLC                  BANKRUPTCY CLERK
         Case No. 02-65872 Chapter 11 Jointly Administered       UTICA, NY




                            LETTER DECISION AND ORDER


     On April 21, 2003, in response to a motion ("Compensation Motion") filed on March 10, 2003, on behalf of Agway, Inc. ("Agway") and certain of its direct and indirect subsidiaries (collectively, the "Debtors"), the Court issued a Decision ordering an evidentiary hearing on the Compensation Motion to be held on Wednesday, May 7, 2003.(1) In the alternative, Agway was asked

----------

     1 Memorandum-Decision, Findings of Fact, Conclusions of Law and Order, dated April 21, 2003.

to submit an affidavit from a disinterested member of its Board of Directors setting forth the basis for the Board's decision to approve the compensation package under consideration by the Court. On May 2, 2003, the affidavit of Andrew Gilbert ("Gilbert"),(2) sworn to that date ("Gilbert Affidavit"), was filed with the Court. As set forth in the Decision, the Court has received written acceptance of the Gilbert Affidavit from counsel for the Official Unsecured Creditors' Committee ("Committee"), the United States Trustee ("UST") and counsel for an unofficial committee comprised of Agway retiree ("Retirees"), making the evidentiary hearing unnecessary.(3)

     As indicated in its Decision, the Court had certain concerns regarding whether the proposed compensation package had received approval by the Board of Directors and the basis for the Board's approval. At the time, the Court had only the recommendation of Agway's counsel and the Committee, as well as a description of the compensation program by Agway's chief executive officer ("CEO"), Michael R. Hopsicker ("Hopsicker").

     The Court makes the following findings based on a review of the Gilbert
Affidavit:

1. Agway's Board of Directors is comprised of ten outside directors who are farm-members of Agway.(4) None of the current directors have any financial stake in the


----------

     2 Gilbert indicates that he has been a member of Agway's Board since 1995 and currently serves as vice chairman of the Board, as well as chairman of the Board's Human Resources Management Committee. He is a farmer member of Agway and operates a 1,087 acre dairy farm in Potsdam, New York. He holds a Bachelor of Science degree from Cornell University and is a graduate of Cornell's Agricultural Leadership Institute.

     3 The Court had given the parties, including the Retirees who had opposed the Compensation Motion, an opportunity to have an evidentiary hearing in order to cross-examine a disinterested member of Agway's Board of Directors. No one opted to take advantage of that opportunity.

     4 According to Agway's "Board Manual", "[f]rom the 2002 Annual Meeting until the 2003 Annual Meeting, there are 13 member directors, two other directors and the CEO. After the 2003 Annual Meeting, there are 12 member directors, two other directors and the CEO." See Exhibit A at C-1, attached to Gilbert Affidavit. There is no explanation given for the discrepancy between proposed modifications to the existing compensation and benefit programs which are being considered by the Court. See Gilbert Affidavit at P. 4. "Many of the Board members are, however, unsecured creditors of the company as a result of having invested in Agway securities, and/or as a result of having deferred the payment of their directors' fees. The unsecured claims of these directors range from less than $10,000 to over $300,000." Id. at note 2.

2. Hopsicker, as CEO of Agway, is a member of the Board of Directors. Except for him, none of the other members of the Board are employees of Agway. See Exhibit A at C-1, attached to Gilbert Affidavit.

3. Hopsicker is responsible for "implementing the policies approved by the Board and for reporting all aspects of Agway's operations to the Board." See Gilbert Affidavit at P. 7.

4.   It is the Human Resources Management Committee that has responsibility for
     (a) evaluating the performance of the CEO, and setting the CEO's annual salary, incentive plan and performance objectives; (b) reviewing the compensation and incentive plans established by the CEO for executive management for each fiscal year; authorizing any incentive payouts under management incentive plans for the prior fiscal year; and (d) authorizing and amending major employee benefit programs from time to time. See Gilbert Affidavit at P. 8.

5. The Board reviewed and adopted or modified a series of compensation and benefit programs after consultation with the compensation and benefit consulting and design firm of Towers Perrin, attorneys at Weil, Gotshal & Manges, LLP and attorneys at Bond, Schoeneck & King, PLLC, for the purpose of striking "an appropriate balance between encouraging employees to stay as long as needed and avoiding needless expenditure of the company's cash." See Gilbert Affidavit at P. P. 10-11.

6. Under the compensation package for which approval is being sought, there are no new programs being added to those in existence on the date the bankruptcy cases were commenced. The compromise, which was negotiated by Hopsicker and the Committee, "affects the payments to be made to the employees under the existing programs but does not change the programs themselves. See Gilbert Affidavit at P. 14.

7. During the negotiation process, Agway's Board and the Human Resources Management Committee were provided with continual updates and received a requested analysis of the financial impact of the proposed compensation package.

----------


Gilbert's statement that there are 10 member directors and the 12 or 13 set forth in the Board Manual.

     See Gilbert Affidavit at P. P. 15-16 and 19 (setting forth twelve separate occasions between October 25, 2002 and March 7, 2003 when the compensation and benefits programs and/or compromise were discussed).

8. The Compensation Motion presently under consideration by this Court had the full knowledge and approval of the Board and the Human Resources Management Committee. See Gilbert Affidavit at P. 21.

     According to Mr. Gilbert,

          [t]he Board and HR Committee were convinced, based on their review of independent compensation consultant reports, discussions with counsel and analysis of market data, that the various programs detailed herein, and the compromise reached with the Committee, provide an array of incentives that are calculated to enable Agway to retain its valued employees and ensure that they are compensated in a fair and reasonable manner. Moreover, the Board and Human Resources Management Committee believed that by approving the compromise, the likelihood of preserving or enhancing the going concern values for Agway's business units will be maximized.

See Gilbert Affidavit at P.  22.

     Based on a review of the Gilbert Affidavit and recognizing the weight that is to be given to the actions and decisions of corporate directors, the Court finds that its concerns have been addressed and concludes that it will grant the Compensation Motion as being in the best business judgment of Agway.

     IT IS SO ORDERED.

Dated at Utica, New York

this 9th day of May 2003

                                        /s/ Stephen D. Gerling
                                        -------------------------------
                                        STEPHEN D. GERLING
                                        Chief U.S. Bankruptcy Judge

                                                        FILED
                                                      MAY 09 2003
                                                     OFFICE OF THE
                                                    BANKRUPTCY CLERK
                                                       UTICA, NY




                         ENTERED ON DOCKET
                              5/9/03
                         -----------------
                         INITIALS:  RM

                                                                       Exhibit J
                    ENVIRONMENTAL INDEMNITY ESCROW AGREEMENT


     THIS AGREEMENT made this ________________by and between:

     AGWAY ENERGY PRODUCTS, LLC, a Delaware limited liability company, AGWAY ENERGY SERVICES, INC., a Delaware corporation, and AGWAY ENERGY SERVICES PA, INC., a Delaware corporation ("Sellers");

                                       and

     SUBURBAN PROPANE, L.P., a Delaware limited partnership ("Purchaser");

                                       and

     NATIONAL CITY BANK OF PENNSYLVANIA (hereinafter referred to as "Escrow Agent").

                              W I T N E S S E T H:

     WHEREAS, by Asset Purchase Agreement, dated November 10, 2003 (the "Asset Purchase Agreement"), a copy of which is attached hereto as Exhibit 1 to this Escrow Agreement, Sellers have agreed to fund the Environmental Indemnity Escrow Fund as described therein;

     WHEREAS, the Environmental Indemnity Escrow Fund shall be administered as provided in this Environmental Indemnity Escrow Agreement ("Escrow Agreement");

     NOW, THEREFORE, in consideration of the mutual undertakings set forth herein, it is agreed as follows:

     1. Definitions. Capitalized terms in this Escrow Agreement not defined herein shall have the meanings ascribed thereto in the Asset Purchase Agreement. In addition to the terms defined elsewhere herein, the following terms shall have the following meanings when used herein:

     "Business Day" shall mean any day other than a Saturday, Sunday or any day on which commercial banks in Pennsylvania or the city in which Escrow Agent is located are required or permitted by law to be closed.

     "Escrow Termination Date" shall mean the date that is the third anniversary of the Closing Date.

     "Joint Written Directions" shall mean a written direction executed by the Representatives and directing Escrow Agent to disburse all or a portion of the Escrow Funds or to take or refrain from taking an action pursuant to this Escrow Agreement.

     "Purchaser Representative" shall mean the persons so designated on Schedule A hereto or any other person designated in a writing signed by Purchaser and delivered to Escrow Agent and the Sellers Representative in accordance with the notice provisions of this Escrow Agreement, to act as its representative under this Escrow Agreement.

     "Representatives" shall mean the Sellers Representative and the Purchaser Representative.

     "Seller's Representative" shall mean the persons so designated on Schedule A hereto or any other persons designated in a writing signed by Sellers and delivered to Escrow Agent and the Purchaser Representative in accordance with the notice provisions of this Escrow Agreement, to act as their representative under this Escrow Agreement.

     2. Escrow Funds and Escrow Agent.

     (a) Appointment of Agent. Sellers and Purchaser hereby appoint the Escrow Agent to act as escrow agent hereunder, and the Escrow Agent hereby accepts such appointment.

     (b) Creation of Escrow. At the closing of the transaction contemplated by the parties to the Asset Purchase Agreement, there shall be delivered to the Escrow Agent the sum of Fifteen Million Dollars ($15,000,000) in immediately available funds pursuant to the wire instructions set forth on Schedule A hereto ("Environmental Indemnity Escrow Fund").

     (c) Escrow Account. Upon receipt of the Environmental Indemnity Escrow Fund, Escrow Agent agrees to hold the funds in a separate escrow account (the "Escrow Account").

     Seller shall be deemed the owner of the Environmental Indemnity Escrow Fund and any interest or other income thereon (collectively, "Escrow Funds"), and investments in the Escrow Account and shall be responsible for the preparation of all tax returns associated with the investments therein and shall pay all costs relating to such returns, and all taxes, fines and penalties, and interest. The Escrow Account shall be assigned the federal tax identification number of Sellers. Sellers shall provide Escrow Agent, at any time upon request of Escrow Agent with a Form W-8 or W-9 to evidence Sellers are not subject to any back-up withholding under the United States Internal Revenue Code. Sellers shall report all income, if any, that is earned on, or derived from, the Escrow Funds as their income, in the taxable year or years in which such income is properly includible and pay any taxes attributable thereto. Escrow Agent shall have a lien, which shall be paramount and prior in right of all other persons, upon all monies and other property that shall have been received by it under this Escrow Agreement, to secure the payment to it of fees and expenses hereunder due to Escrow Agent. Escrow Agent shall not be required without its consent to relinquish, deliver or pay over any instrument, money or other property deposited with it in this Escrow Agreement unless and until it shall have been paid and reimbursed its fees and expenses.

     (d) Use of Escrow Funds. Purchaser shall be entitled to withdraw funds from the Escrow Account (i) to fund any financial assurance requirements pursuant to ISRA in the form of remediation trust fund agreements ("ISRA Financial Assurance Funds"), (ii) to pay for all costs of Remediation of Sellers' Properties ("Remediation Costs") and (iii) to pay for all of Purchaser's costs arising from the other Environmental Liabilities as described at Section 10.10 of the Asset Purchase Agreement. In the event any of the Sellers' Properties are subject to ISRA, at the Closing, Escrow Agent shall fund the ISRA Financial Assurance Funds as required by ISRA from the Environmental Escrow Indemnity Fund, naming Purchaser as the grantor.

     (e) Release from Escrow Funds. For the purpose of notice pursuant to this section 2(e), all references to "Sellers" shall mean Sellers or its designee or other entity designated by order of the United States Bankruptcy Court For the Northern District of New York or any other court having jurisdiction over the Bankruptcy Case from time to time.

     (i) Remediation Costs. (A) With respect to any Remediation Costs, Purchaser shall deliver to the Sellers proposals for Remediation of Hazardous

Materials, describing in reasonable detail proposed Remediation activities ("Proposal"). Within ten (10) business days of receipt of such notice, Sellers may notify Escrow Agent and Purchaser, in accordance with paragraph 4 hereof, of its objection to the Proposal. In the event Sellers do not object within such ten (10) business day period, Sellers shall be deemed to have waived Sellers' right to contest the activities described in the Proposal. The sole basis for an objection by Sellers to a Proposal shall be that the activities proposed therein are not eligible for payment pursuant to the terms of the Asset Purchase Agreement.

     (B) To withdraw funds from the Escrow Fund, Purchaser shall deliver to Escrow Agent and Sellers evidence of all Remediation Costs incurred by Purchaser ("Remediation Costs Draw Down Request") together with copies of all supporting invoices and other evidence of incurrence of such costs ("Back Up"). By no later than 5:00 p.m., New York City time, on the tenth (10th) Business Day following receipt by Sellers and the Escrow Agent of a Remediation Costs Draw Down Request (as to such ten (10)-Business Day period, the "Remediation Costs Drawn Down Request Period"), Sellers may notify Escrow Agent and Purchaser in writing, in accordance with Section 4 hereof, of Sellers' objection to the Remediation Costs Draw Down Request, which notice shall state with specificity the grounds for such objection (a "Remediation Costs Drawn Down Counternotice"). In the event, Sellers do not object within the Remediation Costs Draw Down Request Period, Sellers shall be deemed to have waived Sellers' right to contest the Remediation Costs Draw Down Request and, the dollar amount claimed by Purchaser as set forth in the Remediation Costs Draw Down Request shall be deemed fixed for purposes of this Escrow Agreement, whereupon within three

(3) Business Days after the expiration of the Remediation Costs Draw Down Request Period, Escrow Agent shall (A) disburse at the direction of Purchaser by the method specified in the Remediation Costs Draw Down Request, out of the Escrow Funds, the dollar amount claimed in the Remediation Costs Draw Down Request (or, if the amount of the Remediation Costs Draw Down Request exceeds the amount of the Escrow Funds, the amount of the Escrow Funds), and (B) deliver written confirmation to Sellers and Purchaser that such disbursement(s) has or have been made. Sellers shall not have the right to object to the performance of any activities which were described in a Proposal to which Sellers did not object pursuant to this section 2(e)(i)(B). The sole bases for an objection by Sellers to a Remediation Costs Draw Down Request pursuant to this section 2(e)(i)(B) shall be that (x) that the activities for which costs were incurred were not included in an approved Proposal and are not eligible for payment pursuant to the terms of the Asset Purchase Agreement or (y) that the costs incurred were not reasonable at the time such costs were incurred.

     (C) If a Remediation Costs Draw Down Counternotice is properly given with respect to a Remediation Costs Craw Down Request within the Remediation Costs Draw Down Request Period that also provides that portions of the Remediation Costs set forth in the Remediation Costs Draw Dawn Request are not disputed ("Undisputed Remediation Costs Portions"), the dollar amount of the Undisputed Remediation Costs Portions claimed by Purchaser as set forth in the Remediation Costs Draw Down Request shall be deemed fixed for purposes of this Escrow Agreement, whereupon within three (3) Business Days after the expiration of the Remediation Costs Draw Down Request Period, Escrow Agent shall (A) disburse at the direction of Purchaser by the method specified in the Remediation Costs Draw Down Request, out of the Escrow Funds, the dollar amount of the Undisputed Remediation Costs Portions claimed in the Remediation Costs Draw Down Request, and (B) deliver written confirmation to Depositor and Recipient that such disbursement has been made.

     (D) If a Remediation Costs Draw Down Counternotice is properly given with respect to a Remediation Costs Draw Down Request within the Remediation Costs Draw Down Request Period, subject to Section 2(e)(i)(C) of this Escrow Agreement with respect to Undisputed Remediation Costs Portions, Escrow Agent may refuse to comply with any demands made upon it with respect to the underlying Remediation Costs until it receives (i) a Joint Written Direction that such dispute has been resolved by mutual agreement or (ii) a final binding arbitration decision as contemplated by Section 12 of this Escrow Agreement, and in doing so, Escrow Agent shall not incur any liability to any party or person interested in the subject matter of this Escrow Agreement. Escrow Agent may rely and continue to rely conclusively upon such arbitration decision or Joint Written Direction, notwithstanding that it may be found subsequently to be void or voidable, until one of the officers of Escrow Agent, shall have actual knowledge that such arbitration decision or Joint Written Direction shall have been modified, annulled, set aside, vacated or quashed.

     (E) Within the Remediation Costs Draw Down Request Period, Purchaser may amend any Remediation Costs Draw Down Request and Sellers may amend any written notice to the other party and Escrow Agent.

     (F) In the event Purchaser submits a Remediation Costs Draw Down Request for Remediation Costs incurred pursuant to an ISRA Remediation

Agreement, the parties shall comply with the provisions of this section 2(e), except that, in the absence of an objection by Sellers pursuant to section 2(e)(i)(C), Purchaser shall be entitled to seek the release of the Remediation Costs Draw Down Amount from the ISRA Financial Assurance Fund, or at Purchaser's option (or if such funds cannot be obtained from the ISRA Financial Assurance Funds) from the Escrow Fund.

     (ii) Environmental Liabilities. (A) For all other Environmental Liabilities for which Purchaser shall be entitled to payment from the Escrow Fund pursuant to the Asset Purchase Agreement, Purchaser shall deliver to Escrow Agent and Sellers evidence of all costs incurred by Purchaser as a result of such Environmental Liabilities ("Environmental Liabilities Draw Down Request") together with copies of all Back Up. By no later than 5:00 p.m. , New York City time, on the tenth (10th) Business Day following receipt by Sellers and Escrow Agent of an Environmental Liabilities Draw Down Request (as to such ten
(10)-Business Day Period, the Environmental Liabilities Draw Down Request Period"), Sellers may notify Escrow Agent and Purchaser in writing in accordance with Section 4 hereof, of Sellers' objection to the Environmental Liabilities Draw Down Request, which notice shall state with specificity the grounds for such objection (an "Environmental Liabilities Draw Down Request Counternotice"). In the event Sellers do not object within the Environmental Liabilities Draw Down Request Period, the dollar amount claimed by Recipient as set forth in the Environmental Liabilities Draw Down Request shall be deemed fixed for purposes of this Escrow Agreement, whereupon within three (3) Business Days after the expiration of the Environmental Liabilities Draw Down Request Period, Escrow Agent shall (A) disburse at the direction of Purchaser by the method specified in the Environmental Liabilities

Draw Down Request, out of the Escrow Funds, the dollar amount claimed in the Environmental Liabilities Draw Down Request (or, if the amount of the Escrow Funds, exceeds the remaining amount of the Escrow Funds, the remaining amount of the Escrow Funds), and (B) deliver written confirmation to Sellers and Purchaser that such disbursement(s) has or have been made. The sole bases for an objection by Sellers to an Environmental Liabilities Draw Down Request pursuant to this section 2(e)(ii)(A) shall be that (x) the costs incurred by Purchaser were not eligible for payment from the Escrow Fund pursuant to the terms of the Asset Purchase Agreement or (y) the costs incurred were unreasonable at the time such costs were incurred.

     (B) If an Environmental Liabilities Draw Down Request Counternotice is properly given with respect to an Environmental Liabilities Draw Down Request within the Environmental Liabilities Draw Down Request Period that also provides that portions of the claims set forth in the Environmental Liabilities Draw Down Request are not disputed ("Undisputed Environmental Liabilities Portions"), then the dollar amount of the Undisputed Environmental Liabilities Portions claimed by Purchaser as set forth in the Environmental Liabilities Draw Down Request shall be deemed fixed for purposes of this Escrow Agreement, whereupon within three (3) Business Days after the expiration of the Environmental Liabilities Draw Down Request Period, Escrow Agent shall disburse at the direction of Purchaser by the method specified in the Environmental Liabilities Draw Down Request, out of the Escrow Funds, the dollar amount of the Undisputed Environmental Liabilities Portions claimed in the Environmental Liabilities Draw Down Request, and shall give written confirmation to Sellers and Purchaser that such disbursement(s) has or have been made.

     (C) If an Environmental Liabilities Draw Down Request Counternotice is properly given with respect to an Environmental Liabilities Draw Down Request within the Environmental Liabilities Draw Down Request Period, subject to
Section 2(e)(ii)(A) of this Escrow Agreement with respect to Undisputed Environmental Liabilities Portions, Escrow Agent may refuse to comply with any demands made upon it with respect to the underlying claim until it receives (A) a Joint Written Direction that such claim has been resolved by mutual agreement or (B) a final binding arbitration decision as contemplated by Section 12 of this Escrow Agreement, and in doing so, Escrow Agent shall not incur any liability to any party or person interested in the subject matter of this Escrow Agreement. Escrow Agent may rely and continue to rely conclusively upon such arbitration decision or Joint Written Direction, notwithstanding that it may be found subsequently to be void or voidable, until one of the officers of Escrow Agent, shall have actual knowledge that such arbitration decision or Joint Written Direction shall have been modified, annulled, set aside, vacated or quashed.

     (D) Within any Environmental Liabilities Draw Down Request Period, Purchaser may amend any Environmental Liabilities Draw Down Request and Sellers may amend any Environmental Liabilities Draw Down Request Counternotice, in each case by giving written notice to the other party and Escrow Agent.

     (iii) (A) Release of Balance of Escrow. By no later than 5:00 p.m., New York City time, ten (10) Business Days prior to the Escrow Termination Date, Escrow Agent shall notify Sellers and Purchaser in writing ("Escrow Notice") that it is prepared to disburse the Escrow Funds to Sellers. If Purchaser objects to the disbursement of all or a portion of the Escrow Funds, it shall give written notice

("Escrow Objection Notice") to Escrow Agent and Sellers not later than 5:00 p.m., New York City time, five (5)-Business Days after the Escrow Notice from Escrow Agent (as to such five (5)-Business Day Period, the "Escrow Objection Notice Period"). The Escrow Objection Notice shall state whether there exists any pending Remediations or other claims for Environmental Liabilities pending on the third anniversary of the Closing Date, and the amount of the Escrow Funds to be retained by the Escrow Agent with respect thereto which amounts shall, in the aggregate, equal the total of the reasonably estimated amounts of such Remediations and other Environmental Liabilities (or, if the reasonably estimated amounts of such Remediations and other Environmental Liabilities exceeds the amount in the Escrow Fund, the remaining amount of such funds) (the "Holdback").

     (B) If Escrow Agent receives an Escrow Objection Notice from Purchaser within the Escrow Objection Notice Period, the Holdback shall be retained by Escrow Agent pending, in the case of a Remediation, receipt by Purchaser of a written determination from the Governmental Body with jurisdiction over the Remediation that no further Remediation is required for Hazardous Materials on, at, under or migrating from the property ("NFA") or, in the case of other Environmental Liabilities, the resolution of such other Environmental Liabilities. Within three (3) Business Days after the expiration of the Escrow Objection Notice Period, Escrow Agent shall (A) disburse the Escrow Funds less the Holdback to Sellers pursuant to written instructions from Purchaser and (B) give written confirmation to Seller and Purchaser that such disbursement(s) has or have been made. Purchaser shall thereafter make demand as set forth in
Section 2(e)(i) and (ii) of this Escrow Agreement for disbursement of Escrow Funds from the Holdback for costs and Losses incurred with respect to such Remediations and Environmental Liabilities, whereupon the rights and obligations of the parties set forth in Sections 2(e)(ii)(A)-(D) of this Escrow Agreement shall apply.

     (C) If the Escrow Agent does not receive an Escrow Objection Notice from Purchaser within the Escrow Objection Notice Period, Purchaser shall be deemed to have waived Purchaser's right to contest the Escrow Notice, the dollar amount of the Escrow Funds shall be deemed fixed for purposes of this Escrow Agreement, whereupon within three (3) Business Days after the expiration of the Escrow Objection Notice Period, Escrow Agent shall (A) disburse at the direction of Sellers by the method specified in writing by Sellers to Escrow Agent, the Escrow Funds, and (B) deliver written confirmation to Sellers and Purchaser that such disbursement has been made.

     (iv) ISRA Financial Assurance Funds. Notwithstanding the foregoing, any ISRA Financial Assurance Funds shall remain on deposit, to the extent not released pursuant to Section 2(e)(i) or (ii), until Purchaser receives an NFA for the Remediation for which the ISRA Financial Assurance Fund was established ("ISRA NFA"). In the event that Purchaser receives an ISRA NFA prior to the third anniversary of the Closing Date, any remaining funds in such ISRA Financial Assurance Fund shall be released to Escrow Agent and Escrow Agent shall promptly deposit such funds into the Escrow Account. In the event that Purchaser receives an ISRA NFA on or after the third anniversary of the Closing Date, any remaining funds in the ISRA Financial Assurance Fund, less any outstanding Remediation Costs of Purchaser, shall be released to Sellers. Notwithstanding the foregoing, if Purchaser obtains an ISRA NFA on or after the third anniversary of the Closing Date and (i) there are pending Remediations or other claims for Environmental Liabilities and (ii) the amount remaining in the Escrow Account is less than the total of the reasonably estimated amounts of such pending Remediation and other Environmental Liabilities, then any amounts remaining in the ISRA Financial Assurance Fund shall be released to Escrow Agent. Escrow Agent shall deposit the amount which is equal to the difference between the amount remaining in the Escrow Account and the amount of the total of the reasonably estimated amounts of such Remediation and other Environmental Liabilities into the Escrow Account and Escrow Agent shall immediately release any remaining funds, less any outstanding Remediation Costs incurred by Purchaser, to Sellers.

     (f) Investment of Funds. The Escrow Agent is herein directed and instructed to initially invest and reinvest the Escrow Funds in the investment indicated on Schedule A hereto. Escrow Agent may make any investments through its or an affiliate's bond or investment department, for which Escrow Agent or any of its affiliates may serve as investment advisor and receive compensation with respect to any investment direction hereunder. With the execution of this Escrow Agreement, Sellers and Purchaser hereto acknowledge receipt of prospectuses and/or disclosure materials associated with the investment vehicle, either through means of hardcopy or via access to the website associated with the investment selected by Sellers and Purchaser. Sellers and Purchaser acknowledge that they have discussed the investment and are in agreement as to the selected investment. The Purchaser and Sellers may provide instructions changing the investment of the Escrow Funds (subject to applicable minimum investment requirements) by the furnishing of a Joint Written Direction specifying the type and identity of the investments to be purchased and/or sold, any particular settlement procedures required, if any (which settlement procedures shall be consistent with industry standards and practices), and such other information as Escrow Agent may require to the Escrow Agent, and Escrow Agent may make or cause to be made such investments subject to such additional terms and conditions as Escrow Agent may determine appropriate under the circumstances; provided, however, that no investment or reinvestment may be made except in the following:

     (i) direct obligations of the United States of America or obligations the principal of and the interest on which are unconditionally guaranteed by the United State of America;

     (ii) certificates of deposit issued by any bank, bank and trust company, or national banking association (including Escrow Agent and its affiliates), which certificates of deposit are insured by the Federal Deposit Insurance Corporation or a similar governmental agency;

     (iii) repurchase agreements with any bank, trust company, or national banking association (including Escrow Agent and its affiliates); or

     (iv) any institutional money market fund offered by Escrow Agent, including any institutional money market fund managed by Escrow Agent or any of its affiliates.

     If Escrow Agent has not received a written direction from Purchaser and Sellers at any time that an investment decision must be made, Escrow Agent shall invest the Environmental Indemnity Escrow Funds, or such portion thereof as to which no joint written direction has been received, in investments described in clause (iv) above. Each of the foregoing investments shall be made in the name of Escrow Agent. No investment shall be made in any instrument or security that has a maturity of greater than six (6) months. Notwithstanding anything to the contrary contained herein, Escrow Agent may, without notice to the Purchaser and Sellers, sell or liquidate any of the foregoing investments at any time if the proceeds thereof are required for any disbursement of Escrow Funds permitted or required hereunder. All investment earnings shall become part of the Escrow Funds and investment losses shall be charged against the Escrow Funds when realized. Escrow Agent shall not be liable or responsible for loss in the value of any investment made pursuant to this Escrow Agreement, or for any loss, cost or penalty resulting from any sale or liquidation of the Escrow Funds. Escrow Agent may use a broker-dealer of its own selection, including a broker-dealer owned by or affiliated with Escrow Agent or any of its affiliates.

     (g) Resignation of Escrow Agent. Escrow Agent may resign and be discharged from the performance of its duties hereunder at any time by giving ten (10) days prior written notice to the Purchaser and Sellers specifying a date when such resignation shall take effect. Such resignation shall take effect upon the earlier of: (i) the appointment of a successor Escrow Agent as provided herein or (ii) thirty (30) days after delivery of such notice of resignation. Upon any such notice of resignation, the Purchaser and Sellers jointly shall appoint a successor Escrow Agent hereunder prior to the effective date of such resignation. The retiring Escrow Agent shall transmit all records pertaining to the Escrow Funds and shall pay all Escrow Funds and transfer all investments to the successor Escrow Agent, after making copies of such records as the retiring Escrow Agent deems advisable and after deduction and payment to the retiring Escrow Agent of all reasonable fees and expenses (including court costs and attorneys' fees) payable to, incurred by, or expected to be incurred by the retiring Escrow Agent in connection with the performance of its duties and the exercise of its rights hereunder. After any retiring Escrow Agent's resignation, the provisions of this Escrow Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Escrow Agent under this Escrow Agreement. Any corporation or association into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any corporation or association to which all or substantially all of the escrow business of the Escrow Agent's corporate trust line of business may be transferred, shall be the Escrow Agent under this Escrow Agreement without further act.

     (h) Liability of Escrow Agent. The Escrow Agent undertakes to perform only such duties as are expressly set forth herein and no duties shall be implied, or otherwise imposed upon or against Escrow Agent, and Escrow Agent shall not be liable except for the performance of such duties and obligations as are specifically set out in this Escrow Agreement. The Escrow Agent shall have no liability under and no duty to inquire as to the provisions of any agreement, including, without limitation, the Asset Purchase Agreement, other than this Escrow Agreement. The Escrow Agent shall not be liable for any action taken or omitted by it in good faith except to the extent that a court of competent jurisdiction determines that the Escrow Agent's gross negligence or willful misconduct was the primary cause of any loss to the Purchaser and Sellers. Escrow Agent's sole responsibility shall be for the safekeeping and disbursement of the Escrow Funds in accordance with the terms of this Escrow Agreement. Escrow Agent shall have no implied duties or obligations and shall not be charged with knowledge or notice of any fact or circumstance not specifically set forth herein. Escrow Agent may rely upon any notice, instruction, request or other instrument, not only as to its due execution, validity and effectiveness, but also as to the truth and accuracy of any information contained therein, which Escrow Agent shall believe to be genuine and to have been signed or presented by the person or parties purporting to sign the same. In no event shall Escrow Agent be liable for incidental, indirect, special, consequential or punitive damages (including, but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action. Escrow Agent shall not be obligated to take any legal action or commence any proceeding in connection with the Escrow Funds, any account in which Escrow Funds are deposited, this Escrow Agreement or the Asset Purchase Agreement, or to appear in, prosecute or defend any such legal action or proceeding. Escrow Agent may consult legal counsel selected by it in the event of any dispute or question as to the construction of any of the provisions hereof or of any other agreement or of its duties hereunder, or relating to any dispute involving any party hereto, and shall incur no liability and shall be fully indemnified from any liability whatsoever in acting in accordance with the opinion or instruction of such counsel. Purchaser and Sellers, jointly and severally, shall promptly pay, upon demand, the reasonable fees and expenses of any such counsel. As between Purchaser and Sellers, each shall be responsible for the payment of fifty (50%) percent of such fees and expenses.

     The Escrow Agent is authorized, in its sole discretion, to comply with orders issued or process entered by any court with respect to the Escrow Funds, without determination by the Escrow Agent of such court's jurisdiction in the matter. If any portion of the Escrow Funds is at any time attached, garnished or levied upon under any court order, or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court order, or in case any order, judgment or decree shall be made or entered by any court affecting such property or any part thereof, then and in any such event, the Escrow Agent is authorized, in its sole discretion, to rely upon and comply with any such order, writ, judgment or decree which it is advised by legal counsel selected by it is binding upon it without the need for appeal or other action; and if the Escrow Agent complies with any such order, writ, judgment or decree, it shall not be liable to any of the parties hereto or to any other person or entity by reason of such compliance even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled, set aside or vacated.

     (i) Indemnification of Escrow Agent. From and at all times after the date of this Escrow Agreement, Purchaser and Sellers, jointly and severally, shall, to the fullest extent permitted by law, defend, indemnify and hold harmless Escrow Agent and each director, officer, employee, attorney, agent and affiliate of Escrow Agent (collectively, the "Indemnified Parties") against any and all actions, claims (whether or not valid), losses, damages, liabilities, costs and expenses of any kind or nature whatsoever (including without limitation reasonable attorneys' fees, costs and expenses) incurred by or asserted against any of the Indemnified Parties from and after the date hereof, whether direct, indirect or consequential, as a result of or arising from or in any way relating to any claim, demand, suit, action or proceeding (including any inquiry or investigation) by any person, including without limitation Purchaser and Sellers, whether threatened or initiated, asserting a claim for any legal or equitable remedy against any person under any statute or regulation, including, but not limited to, any federal or state securities laws, or under any common law or equitable cause or otherwise, arising from or in connection with the negotiation, preparation, execution, performance or failure of performance of this Escrow Agreement or any transactions contemplated herein, whether or not any such Indemnified Party is a party to any such action, proceeding, suit or the target of any such inquiry or investigation; provided, however, that no Indemnified Party shall have the right to be indemnified hereunder for any liability which resulted from the gross negligence or willful misconduct of such Indemnified Party. Each Indemnified Party shall, in its sole discretion, have the right to select and employ separate counsel with respect to any action or claim brought or asserted against it, and the reasonable fees of such counsel shall be paid upon demand by the Purchaser and Sellers jointly and severally. The obligations of Purchaser and Sellers under this Section 2(h) shall survive any termination of this Escrow Agreement and the resignation or removal of Escrow Agent. As between Purchaser and Sellers, each shall be responsible for the payment of fifty (50%) percent of such fees.

     The parties agree that neither the payment by Purchaser and Sellers of any claim by Escrow Agent for indemnification hereunder nor the disbursement of any amounts to Escrow Agent from the Escrow Funds in respect of a claim by Escrow Agent for indemnification shall impair, limit, modify, or affect, as between Purchaser and Sellers, the respective rights and obligations of Sellers, on the one hand, and Purchaser, on the other hand, under the Asset Purchase Agreement. The parties further agree that as between the Purchaser and Sellers, each shall be responsible for the payment of fifty (50%) percent of the amount of indemnification sought by the Escrow Agent.

     (j) Fees and Expenses of Escrow Agent. Purchaser and Sellers shall compensate Escrow Agent for its services hereunder in accordance with Schedule A attached hereto and, in addition, shall reimburse Escrow Agent for all of its reasonable out-of-pocket expenses, including attorneys' fees, travel expenses, telephone and facsimile transmission costs, postage (including express mail and overnight delivery charges), copying charges and the like. The additional provisions and information set forth on Schedule A are hereby incorporated by this reference, and form a part of this Escrow Agreement. All of the compensation and reimbursement obligations set forth in this Section 10 shall be payable by Purchaser and Sellers, jointly and severally, upon demand by Escrow Agent. As between the Purchaser and Sellers, each shall be responsible for the payment of fifty (50%) percent of such fees and costs. The obligations of Purchaser and Sellers under this Section 2(i) shall survive any termination of this Escrow Agreement and the resignation or removal of Escrow Agent. Purchaser and Sellers shall promptly pay such compensation and reimbursement amounts to Escrow Agent or any Indemnified Party upon receipt of an itemized invoice.

     3. Indemnification; Limits of Liability. Sellers shall indemnify, defend and hold the Purchaser and Purchaser shall indemnify, defend and hold Sellers harmless from and against any and all claims, liabilities, losses, damages or costs, foreseen or unforeseen, including without limitation, counsel (including, without limitation, to enforce this indemnity), engineering and other professional or expert fees, which the individual party may incur by reason of the breach of indemnifying party's obligations under this Escrow Agreement.

     4. Notices. All notices, approvals, consents, requests, and other communications hereunder shall be in writing and shall be deemed to have been given when the writing is delivered if given or delivered by hand, overnight delivery service or facsimile transmitter (with confirmed receipt) to the address or facsimile number set forth on Schedule A hereto, or to such other address as each party may designate for itself by like notice, and shall be deemed to have been given on the date deposited in the mail, if mailed, by first-class, registered or certified mail, postage prepaid, addressed as set forth on Schedule A hereto, or to such other address as each party may designate for itself by like notice.

     5. Entire Agreement; Amendments. This Escrow Agreement, the Asset Purchase Agreement, and the Schedules and any other writings referred to herein or delivered pursuant hereto which form a part hereof, contain the entire understanding of the parties with respect to its subject matter. This Escrow Agreement may be amended only by written instrument executed by all parties. Any condition to a party's obligations hereunder shall only be waived if made in writing by such party.

     6. Authority to Execute and Deliver. Each signatory to this Escrow Agreement which executes this Escrow Agreement on behalf of a corporation is authorized to execute and deliver this document on behalf of such corporation.

     7. Headings. The headings contained in this Escrow Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Escrow Agreement.

     8. Counterparts. This Escrow Agreement may be executed simultaneously in identical counterparts, each of which will be deemed an original, but which together will constitute one in the same Escrow Agreement.

     9. Governing Law. This Escrow Agreement shall be governed by, and construed and enforced in accordance with the internal laws of the State of New York, without giving effect to the conflicts of laws principles thereof.

     10. Binding Agreement. This Escrow Agreement shall be binding on the parties hereto, their heirs, successors and assigns.

     11. Waiver of Jury Trial. Each party to this Escrow Agreement waives any right to trial by jury in any action, matter or proceeding regarding this Escrow Agreement or any provision thereof.

     12. Dispute Resolution. Any dispute, controversy, or claim between Sellers and Purchaser arising out of or relating to this Escrow Agreement (a "Dispute"), whether arising during the term of this Escrow Agreement or after its termination, shall be resolved in accordance with the procedures specified in this Section 12, which shall be the sole and exclusive procedures for the binding resolution of any Dispute.

     (i) Sellers and Purchaser may give the other party written notice of any Dispute (a "Dispute Notice"). Unless otherwise agreed among Sellers and Purchaser, within fifteen (15) Business Days after delivery of a Dispute Notice, the receiving party shall submit to the other a written response (a "Dispute Response"), not to be longer than five (5) type-written pages. The Dispute Notice and the Dispute Response shall include (a) a statement of each party's position and a summary of arguments supporting that position, and (b) the name and title of the representative who will represent that party and of any other person who will accompany the party to a meeting to discuss the dispute. Within five (5) Business Days after delivery of the disputing party's notice, the representatives of both parties shall meet at a mutually acceptable time and place to attempt to resolve the Dispute.

     (ii) If the Dispute has not been resolved by negotiation within thirty (30) Business Days after the delivery of the Dispute Notice, or if the parties fail to meet within ten (10) Business Days unless otherwise agreed by both parties in writing, an arbitrator, to be mutually agreed upon by Sellers and Purchaser, shall be chosen. If no such agreement is reached, Purchaser shall name five (5) potential arbitrators who shall be environmental lawyers with at least ten (10) years experience in overseeing matters relevant to the Dispute, and Sellers shall select one of the potential arbitrators selected by Purchaser to arbitrate the Dispute. The arbitrator so chosen shall then arbitrate the Dispute in accordance with the standards of the American Arbitration Association and his or her decision shall be binding on Purchaser and Sellers.

     (iii) The arbitrator(s) shall determine the location of any arbitration proceedings and the rules governing such proceedings.

     (iv) The non-prevailing party to an arbitrated Dispute shall pay the costs incurred by the prevailing party as a result of either party initiating the dispute resolutions procedures as established in this section 12, including reasonable legal expenses.

     13. Survival of Terms. The representations, warranties and agreements contained herein shall survive the closing referenced in the Asset Purchase Agreement and delivery of the documents contemplated therein.

     14. Enforcement. The parties hereby agree that any breach of the provisions of this Escrow Agreement shall be enforceable by injunction.

     15. Identifying Information. Purchaser and Sellers acknowledge that a portion of the identifying information set forth on Schedule A is being requested by the Escrow Agent in connection with the USA Patriot Act, Pub.L.107-56 (the "Act"), and Purchaser and Sellers agree to provide any additional information requested by the Escrow Agent which is required under the Act or any similar legislation or regulation to which Escrow Agent is subject, in a timely manner. The Purchasers and Sellers each represent that all identifying information set forth on Schedule A, including without limitation, its Taxpayer Identification Number assigned by the Internal Revenue Service or any other taxing authority, is true and complete on the date hereof and will be true and complete at the time of any disbursement of the Escrow Fund. ]]

     16. Intentionally Deleted.

     17. Suspension of Performance; Disbursement Into Court. If, at any time,
(i) Escrow Agent is unable to determine, to Escrow Agent's sole satisfaction, the proper disposition of all or any portion of the Escrow Funds or Escrow Agent's proper actions with respect to its obligations hereunder, including, without limitation, arising from adverse or conflicting claims made to any portion of the Escrow Funds, or (ii) the Purchasers and Sellers have not within thirty (30) days of the furnishing by Escrow Agent of a notice of resignation pursuant to Section 2(f) hereof, appointed a successor Escrow Agent to act hereunder, then Escrow Agent may, in its sole discretion, take either or both of the following actions:

     a. Suspend the performance of any of its obligations (including without limitation any disbursement obligations) under this Escrow Agreement until such uncertainty shall be resolved to the sole satisfaction of Escrow Agent or until a successor Escrow Agent shall have been appointed (as the case may be).

     b. Petition (by means of an interpleader action or any other appropriate method) any court of competent jurisdiction in any venue convenient to Escrow Agent, for instructions with respect to such uncertainty, and to the extent required or permitted by law, pay into such court, for holding and disposition in accordance with the instructions of such court, the Escrow Fund, after deduction and payment to Escrow Agent of all fees and expenses (including court costs and attorneys' fees) payable to, incurred by, or expected to be incurred by Escrow Agent in connection with the performance of its duties and the exercise of its rights hereunder. In the event such suit is brought, Sellers and Purchaser shall jointly and severally agree to pay Escrow Agent in excess of the Escrow Funds deducted or paid to Escrow Agent, all costs, expenses and attorney's fees that it may expend or incur in such interpleader suit, the amount thereof to be fixed and a judgment therefore to be rendered by the court in such suit.

     Escrow Agent shall have no liability to Purchaser and Sellers and their respective shareholders, partners or members or any other person with respect to any such suspension of performance or disbursement into court, specifically including any liability or claimed liability that may arise, or be alleged to have arisen, out of or as a result of any delay in the disbursement of the Escrow Fund or any delay in or with respect to any other action required or requested of Escrow Agent. Escrow Agent may obey and comply with any order or process of a court (whether or not such court shall have jurisdiction) commanding it to do or to refrain from some act in relation to the subject matter of this Escrow Agreement. Escrow Agent may rely and continue to rely conclusively upon such orders or process, notwithstanding that it may be found subsequently to be void or voidable, until one of the officers of Escrow Agent, shall have actual knowledge that such order or process shall have been modified, annulled, set aside, vacated or quashed.

     18. Termination. Upon the disbursement of all amounts of the Escrow Fund pursuant to Section 2 hereof or the disbursement of all of the Escrow Fund into court pursuant to Section 2(g) or Section 17 hereof, this Escrow Agreement shall terminate and Escrow Agent shall have no further obligation or liability whatsoever with respect to this Escrow Agreement or the Escrow Fund.

     19. Dealings. The Escrow Agent and any stockholder, director, officer or employee of the Escrow Agent may buy, sell, and deal in any of the securities of the Purchaser or Sellers and become peculiarly interested in any transaction in which the Purchaser or Sellers may be interested, and contract and lend money to the Purchaser or Sellers and otherwise act as fully and freely as though it were not Escrow Agent under this Escrow Agreement. Nothing herein shall preclude the Escrow Agent from acting in any other capacity for the Purchaser or Sellers or for any other entity.

     20. Conflict. In the event of any ambiguity or inconsistency between the terms of the Asset Purchase Agreement and the terms hereof, the terms of the Asset Purchase Agreement shall prevail.

                    [Remainder of Page Intentionally Blank]

         IN WITNESS WHEREOF, the parties to this Environmental Indemnity Escrow Agreement have hereunto set their hands and seals or caused these presents to be signed by their proper officers the day and year first above written.


                           SUBURBAN PROPANE, L.P.

                           By: _______________________

                           Name: ____________________

                           Title: _____________________

                           AGWAY ENERGY PRODUCTS, LLC

                           By: _______________________

                           Name: ____________________

                           Title: _____________________


                           AGWAY ENERGY SERVICES, INC.

                           By: _______________________

                           Name: ____________________

                           Title: _____________________


                           AGWAY ENERGY SERVICES PA, INC.

                           By: _______________________

                           Name: ____________________

                           Title: _____________________

                           Escrow Agent:

                           NATIONAL CITY BANK OF PENNSYLVANIA as Escrow Agent


                           By: _______________________

                           Name: ____________________

                           Title: _____________________

                                   SCHEDULE A



1.   Total Environmental                                          $15,000,000.00

     Indemnity Escrow Funds
     amount:

     Escrow Funds wiring instructions:            National City Bank of
                                                  Pennsylvania
                                                  ABA#
                                                  Account #
                                                  ATTN: Corporate Trust - Bond
                                                  Administration
                                                  Re: [Account Name, NCS #]

2.   Escrow Agent Fees.

     Acceptance Fee:                              $_______________
     Annual Escrow Fee:                           $_______________
     Out-of-Pocket Expenses:                      $_______________
     [Transactional Costs]:                       $_______________
     [Other Fees/Attorney, etc.]:                 $_______________
     TOTAL                                        $_______________

     The Acceptance Fee and the first Annual Escrow Fee are payable upon execution of the escrow documents. In addition to the foregoing, Sellers and Purchaser shall be charged (i) $100 per investment (i.e., purchase, sale, receipt or delivery) that is not an Armada Fund investment and (ii) $25 per disbursement for every disbursement over the first twelve (12) disbursements that occur in any twelve (12)-month period. In the event the escrow is not funded, the Acceptance Fee and all related expenses, including attorneys' fees, remain due and payable, and if paid, will not be refunded. Annual fees cover a full year in advance, or any part thereof, and thus are not pro-rated in the year of termination.

     The fees quoted in this schedule apply to services ordinarily rendered in the administration of an Escrow Account and are subject to reasonable adjustment based on final review of documents, or when the Escrow Agent is called upon to undertake unusual duties or responsibilities, or as changes in law, procedures, or the cost of doing business demand. Services in addition to and not contemplated in this Escrow Agreement, including, but not limited to, document amendments and revisions, non-standard cash and/or investment transactions, calculations, notices and reports, and legal fees, will be billed as extraordinary expenses.

     Unless otherwise indicated, the above fees relate to the establishment of one escrow account. Additional sub-accounts governed by the same Escrow

     Agreement may incur an additional charge. Transaction costs include charges for wire transfers, checks, internal transfers and securities transactions.

3.   Taxpayer Identification Numbers.

        Purchaser:                                                22-3410352
        Seller:                                                   16-1551524

4.   Investment Instructions.

     [List specific investment instructions here. If selecting a money market fund, include fund name, fund number and class, describe any additional transaction fees applicable to the investment and, if applicable, include the following statement relating to sweep fees:

     The minimum fee for sweeping funds into or out of the fund selected is an annualized amount of ________ of _____% (_____ basis points) and is deducted from the interest posted to the account.]

5.   Notice Addresses.

       If to Seller:                c/o Agway, Inc.
                                    PO Box 4933
                                    Syracuse, New York 13221
                                    ATTN: Karen Ohliger
                                    Facsimile: 315-449-6435
                                    Telephone: 315-449-6147
                                    E-mail:  kohliger@agway.com

     With a copy to:                Weil, Gotshal & Manges, LLP
                                    767 Fifth Avenue
                                    New York, New York 10153
                                    Attn::  David E. Zeltner, Esq.
                                    Facsimile:  (212) 310-8007

      If to Purchaser at:           Suburban Propane, L.P.
                                    240 Route 10 West
                                    Whippany, New Jersey 07981
                                    Attn:  Janice Meola, General Counsel
                                    Facsimile: 973-503-9184
                                    Telephone: 973-503-9987
                                    E-mail: jmeola@suburbanpropane.com

     With a copy to:                Cole, Schotz, Meisel, Forman & Leonard, P.A.
                                    Court Plaza North
                                    25 Main Street
                                    Hackensack, New Jersey 07601
                                    Attn:  Michael D. Sirota, Esq.
                                    Facsimile:  (201) 678-6262

     If to the Escrow Agent at:     National City Bank of Pennsylvania,
                                    as Escrow Agent
                                    101 West Washington Street
                                    Suite 655S
                                    Indianapolis, Indiana 46225
                                    Attn:  Karen Franklin
                                    Facsimile:  (317) 267-3685

                                                                       Exhibit K

                      STANDBY IRREVOCABLE POWER OF ATTORNEY



     THIS STANDBY IRREVOCABLE POWER OF ATTORNEY is made on ____________, 2003 between Agway Energy Products, LLC, a Delaware limited liability company, Agway Energy Services, Inc., a Delaware corporation and Agway Energy Services PA, Inc., a Delaware corporation; and Suburban Propane, L.P., a Delaware limited partnership

     WHEREAS, Sellers and Purchaser entered into an ASSET PURCHASE AGREEMENT, dated as of November __, 2003, by and among Agway Energy Products, LLC, a Delaware limited liability company ("Energy LLC"), Agway Energy Services, Inc., a Delaware corporation ("Energy Services, Inc."), and Agway Energy Services PA, Inc., a Delaware corporation ("Services PA") (each a "Seller", collectively, "Sellers"), Suburban Propane, L.P., a Delaware limited partnership ("Purchaser") and Agway, Inc., a Delaware Corporation ("Agway");

     WHEREAS, the parties agreed that Purchaser shall have the right to file claims under Sellers' Policies to recover Environmental Liabilities and shall have the right to pursue any rights, claims and causes of action of any Seller against third parties, other than the Sellers;

     WHEREAS, Sellers agreed to cooperate with Purchaser, with respect to recovery of Environmental Liabilities pursuant to Sellers' Policies and any rights, claims and causes of action against any third party; and

     WHEREAS, the parties agreed that, in the event Sellers fail to continue to diligently cooperate with Purchaser after thirty (30) days written notice and opportunity to cure, Purchaser shall be deemed to be granted an irrevocable power of attorney to pursue such insurance and any rights, claims and causes of action;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:


     Definitions. The following terms shall have the following meanings:

     "Environmental Laws" means any foreign, federal, state or local statute, regulation, ordinance, or rule of common law relating to the protection of human health and safety or the environment including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C.ss. 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App.ss. 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C.ss. 6901 et seq.), the Clean Water Act (33 U.S.C.ss. 1251 et seq.), the Clean Air Act (42 U.S.C.ss. 7401 et seq.) the Toxic Substances Control Act (15 U.S.C.ss. 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C.ss. 136 et seq.), and the

Occupational Safety and Health Act (29 U.S.C. ss. 651 et seq.), and the regulations promulgated pursuant thereto

     "Environmental Liabilities" means any and all losses, liabilities, obligations, damages, costs and expenses ("Losses") of Purchaser arising from:
(i) the presence of Pre-Existing Hazardous Materials on, at, under or migrating from the Property, including, without limitation, all costs of Remediation of Hazardous Materials on, at, under or migrating from any Property pursuant to Environmental Laws including Remediation of Sellers' Properties to standards under Environmental Laws applicable to non-residential use, whether such Remediation is voluntary or involuntary; (ii) any violation of Environmental Laws that occurred prior to the date hereof by any Seller or for which any Seller has Liability; (iii) compliance with Environmental Laws at any property to which any Seller sent materials for disposal or for which Seller has Liability under Environmental Laws arising from an occurrence prior to the date hereof; and (iv) any and all Losses based upon, attributed to, or resulting from a breach of Sections 5.17 or 7.16 of the Asset Purchase Agreement by and between Agway, Inc. Sellers and Purchasers executed simultaneously herewith.

     "Hazardous Material" means any substance, material or waste which is regulated by any Government Body including, without limitation, petroleum and its by-products, asbestos, and any material or substance which is defined as a "hazardous waste," "hazardous substance," "hazardous material," "restricted hazardous waste," "industrial waste," "solid waste," "contaminant," "pollutant," "toxic waste" or "toxic substance" under any provision of Environmental Law.

     "Liability" means any debt, liability or obligation (whether direct or indirect, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due), and including all costs and expenses relating thereto.

     "Pre-Existing Hazardous Materials" means Hazardous Materials Released prior to the date hereof, including any migration or dispersal of such Hazardous Materials.

     "Property" means any property currently or formerly owned, leased or used by any Seller.

     "Remediation" means all reasonably necessary actions to investigate, monitor and/or cleanup, including, without limitation, the preliminary assessment, site investigation, remedial investigation, remedial selection and remedial action, in accordance with Environmental Laws.

     "Sellers' Policies" means general liability insurance policies, excess liability insurance policies and environmental liability policies that were in effect at any time prior to the date hereof.

     "Sellers' Properties" means all real property and interests in real property owned in fee by Sellers and all real property and interests in real property leased by Sellers as of the date hereof.

     Grant of Authority. Sellers appoint Purchaser to act as Sellers' agent (attorney-in-fact) to do each and every act Sellers are empowered to do for the following purpose:

     Powers. In accordance with Section 10.10 of the Asset Purchase Agreement, Sellers give Purchaser all power and authority Sellers can legally give to Purchaser to recover all of Purchaser's costs arising from the Environmental Liabilities by pursuing claims against Sellers' Policies and by pursuing all rights, claims and causes of action of Sellers or any Seller against any other party.

     Signatures. By signing below the parties acknowledge that they have received a copy of this power of attorney and agree to its terms.


WITNESS:                                      SUBURBAN PROPANE, L.P.


______________________________                By:________________________
                                              Name:
                                              Title:

______________________________



WITNESS:                                      AGWAY ENERGY PRODUCTS, LLC


______________________________                By:________________________
                                              Name:
                                              Title:

______________________________

WITNESS:                                      AGWAY ENERGY SERVICES, INC.


______________________________                By:________________________
                                              Name:
                                              Title:

______________________________

WITNESS:                                      AGWAY ENERGY SERVICES PA, INC.


______________________________                By:________________________
                                              Name:
                                              Title:

______________________________

STATE OF                   )
                           ) SS.:
COUNTY OF                  )

     BE IT REMEMBERED, that on this _____ day of ___________, 2003, before me, the subscriber, a of , personally appeared ________________, a representative of SUBURBAN PROPANE, L.P., who stated that he is authorized to execute this Power of Attorney on behalf of SUBURBAN PROPANE, L.P., and thereupon he acknowledged that he executed, sealed and delivered the same on behalf of SUBURBAN PROPANE, L.P. for the uses and purposes therein expressed.

                                                 ______________________________

STATE OF                   )
                           ) SS.:
COUNTY OF                  )

     BE IT REMEMBERED, that on this _____ day of ___________, 2003, before me, the subscriber, a of , personally appeared ________________, a representative of AGWAY ENERGY PRODUCTS, LLC, who stated that he is authorized to execute this Power of Attorney on behalf of AGWAY ENERGY PRODUCTS, LLC, and thereupon he acknowledged that he executed, sealed and delivered the same on behalf of AGWAY ENERGY PRODUCTS, LLC for the uses and purposes therein expressed.

                                                 ______________________________

STATE OF                   )
                           ) SS.:
COUNTY OF                  )

     BE IT REMEMBERED, that on this _____ day of ___________, 2003, before me, the subscriber, a of , personally appeared ________________, a representative of AGWAY ENERGY SERVICES, INC., who stated that he is authorized to execute this Power of Attorney on behalf of AGWAY ENERGY SERVICES, INC., and thereupon he acknowledged that he executed, sealed and delivered the same on behalf of AGWAY ENERGY SERVICES, INC. for the uses and purposes therein expressed.

                                                ______________________________

STATE OF                   )
                           ) SS.:
COUNTY OF                  )

     BE IT REMEMBERED, that on this _____ day of ___________, 2003, before me, the subscriber, a of , personally appeared ________________, a representative of AGWAY ENERGY SERVICES PA, INC., who stated that he is authorized to execute this Power of Attorney on behalf of AGWAY ENERGY SERVICES PA, INC., and thereupon he acknowledged that he executed, sealed and delivered the same on behalf of AGWAY ENERGY SERVICES PA, INC. for the uses and purposes therein expressed.

                                                ______________________________



                                       6
                                  --------